As filed with the Securities and Exchange Commission on June___, 2008
Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

BEST ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1389	02-0789714
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1010 Lamar St.
Suite 1200
Houston Texas  77002
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James W. Carroll, Executive Vice President and Chief Financial Officer
1010 Lamar, Suite 1200
Houston, Texas 77002
(713) 933-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Steven R. Jacobs
Jackson Walker L.L.P.
112 East Pecan Street, Suite 2400
San Antonio, Texas 78205
Telephone: (210) 978-7700
Facsimile: (210) 978-7790

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

   Large Accelerated filer  ☐                                                                                             Accelerated filer ☐

Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share(1)	21,907,166	$1.775 (3)	$ 38,885,220	$1,528.19
Series A Preferred Stock(2)	1,581,570	$10.00_(4)	$ 15,815,700	$621.56
____________________
(1)
Pursuant to Rule 416 of the Securities Act, this registration statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.  Also includes: 3,614,850 shares of common stock issuable upon conversion of the outstanding Series A Preferred Stock;  339,075 shares of common stock issuable upon the conversion of Series A Preferred Stock issuable upon exercise of warrants;  an indeterminate number of shares of common stock issuable upon conversion of the Series A Preferred Stock issuable as a dividend on the Series A Preferred Stock; and 1,141,875 shares issuable upon exercise of warrants.  No additional consideration will be received upon the issuance of any shares of common stock upon conversion of the Series A Preferred Stock.

(2)
Pursuant to Rule 416 of the Securities Act, this registration statement also registers such additional shares of Series A Preferred Stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.  Also includes an indeterminate number of shares of Series A Preferred Stock issuable as a dividend on the Series A Preferred Stock and 135,630 shares issuable upon exercise of warrants.  No additional consideration will be received upon the issuance of any shares of Series A Preferred Stock as a dividend on the Series A Preferred Stock.

(3)
Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of registration fee based on the average of the high and low prices of the registrant's Common Stock as reported on the OTC Bulletin Board on June 4, 2008

(4)	Estimated in accordance with Rule 457(i) based upon the stated value of $10.00 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to completion, dated June ___, 2008

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

BEST ENERGY SERVICES, INC.

21,907,166 Shares

Common Stock

1,581,570 Shares

Series A Preferred Stock

This prospectus relates to resales of up to (i) 21,907,166 shares of our common stock consisting of 16,811,366 shares of common stock, 3,953,925 shares of common stock issuable upon conversion of the Series A Preferred Stock, 200,000 shares issuable upon exercise of warrants to purchase shares of common stock, and 941,875 shares issuable upon exercise of warrants to purchase 135,630 Series A Preferred Stock and conversion of such shares into common stock, and (ii) 1,581,570 shares of Series A Preferred Stock consisting of 1,445,940 shares of Series A Preferred Stock and 135,630 shares of Series A Preferred Stock issuable upon exercise of warrants to purchase shares of Series A Preferred Stock.  The shares of common stock and Series A Preferred Stock were sold to the Selling Stockholders in the following transactions:

-	8,478,750 shares of common stock and 1,220,940 shares of Series A Preferred Stock were issued in a private placement completed in March 2008;

-	6,200,000 shares of common stock were issued pursuant to the Asset Purchase Agreement between Best Energy Services, Inc. as buyer and American Rig Housing, Inc. as seller dated February 27, 2008;

-
1,562,500 shares of common stock and 225,000 shares of Series A Preferred Stock were issued to certain individuals in consideration of providing credit enhancement for our credit agreement with PNC Bank, N.A.;

-	46,744 shares of common stock were issued pursuant to the Stock Purchase Agreement between Best Energy Services, Inc. as buyer and Tony Bruce as seller dated February 14, 2008;

-
23,372 shares of common stock were issued pursuant to the Asset Purchase Agreement between Best Energy Services, Inc. as buyer and Drill Site Services & Investments, LLC as seller dated February 27, 2008;

-	500,000 shares of common stock which were originally issued upon our formation on October 31, 2006 to our former chief executive officer;

-	Warrants to purchase 200,000 shares of common stock were issued to Elite Financial Communications Group, LLC which provided services to us; and

-
1,507 unit warrants to purchase 135,630 shares of Series A Preferred Stock and 941,875 shares of common stock were issued to Andrew Garrett, Inc. and selling agents under their agreements with Andrew Garrett, Inc. in consideration of its acting as placement agent in the private placement.

Dividends on the Series A Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of 7% per share on the stated value of $10.00 per share.  We will pay dividends in cash or in additional shares of Series A Preferred Stock within 30 days of the end of each calendar quarter to the record holders as of the last day of the preceding calendar quarter beginning with the quarter ended June 30, 2008.

The Series A Preferred Stock has a stated face value of $10 per share.  Subject to certain limitations in our credit facility, until all of the shares of the Series A Preferred Stock have been redeemed, we are required to redeem the number of shares that 25% of our net after tax income each year would redeem at the applicable redemption price.  The redemption price per share at any given time will equal $10.00 plus all accrued and unpaid dividends on the Series A Preferred Stock. The unredeemed face value of the Series A Preferred Stock may be converted into common stock (i) by the holder thereof at a conversion price of $4.00 per share or (ii) by us at a conversion price of $4.00 per share in the event our common stock closes at a market price of $9.60 per share or higher for more than twenty consecutive trading days.

The shares of common stock and Series A Preferred Stock to which this prospectus relates may be sold from time to time by and for the account of the Selling Stockholders named in this prospectus or in supplements to this prospectus. The Selling Stockholders may sell all or a portion of these shares from time to time in market transactions, in negotiated transactions or otherwise. See "Plan of Distribution" on page 1 for additional information on the methods of sale.

We will not receive any of the proceeds from the sale of the shares of common stock and Series A Preferred Stock offered by the Selling Stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol "BEYS.OB." On June 4, 2008, the last reported sales price of our common stock on the OTC Bulletin Board was $1.70 per share.  The Series A Preferred Stock is not listed or traded on any securities exchange or trading market.

Investing in these securities involves risks. You should carefully review the information contained in this prospectus under the heading "Risk Factors" beginning on page 1.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ____________, 2008.

TABLE OF CONTENTS
SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	10
Market for Our Common Stock	10
DIVIDEND POLICY	10
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	11
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET	12
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS	13
Management's Discussion and Analysis of Financial Condition and Results of Operation	15
BUSINESS	20
MANAGEMENT	27
Executive Compensation	29
Security Ownership of Certain Beneficial Owners and Management	31
Certain Relationships and Related Transactions	32
SELLING STOCKHOLDERS	32
PLAN OF DISTRIBUTION	38
DESCRIPTION OF CAPITAL STOCK	39
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS	43
SHARES ELIGIBLE FOR FUTURE SALE	47
LEGAL MATTERS	48
EXPERTS	48
WHERE YOU CAN FIND MORE INFORMATION	48
FINANCIAL STATEMENTS	F-1

Forward Looking Information

From time to time, our management or persons acting on our behalf make forward-looking statements to inform existing and potential security holders about our company. These statements may include projections and estimates concerning the timing and success of specific projects and our future backlog, revenues, income and capital spending. Forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "plan," "intend," "seek," "will," "should," "goal" or other words that convey the uncertainty of future events or outcomes. These forward-looking statements speak only as of the date on which they are first made, which in the case of forward-looking statements made in this prospectus is the date of this prospectus. Sometimes we will specifically describe a statement as being a forward-looking statement and refer to this cautionary statement.

In addition, various statements that this prospectus contains, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. Those forward-looking statements appear in "Summary" "Business" "Risk Factors" "Market for Our Common Stock" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Notes to the Consolidated Financial Statements and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We disclaim any obligation to update these statements, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following:

-	general economic and business conditions and industry trends;

-	the continued strength of the contract land drilling industry in the geographic areas where we operate;

-	levels and volatility of oil and gas prices;

-	decisions about onshore exploration and development projects to be made by oil and gas companies;

-	the highly competitive nature of our business;

-	the supply of marketable drilling rigs within the industry;

-	the success or failure of our acquisition strategy, including our ability to finance acquisitions and manage growth;

-	the continued availability of drilling rig components;

-	our future financial performance, including availability, terms and deployment of capital;

-	the continued availability of qualified personnel; and

-	changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment.

We believe the items we have outlined above are important factors that could cause our actual results to differ materially from those expressed in a forward-looking statement contained in this prospectus. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this prospectus could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. We do not intend to update our description of important factors each time a potential important factor arises, except as required by applicable securities laws and regulations.

SUMMARY

This is only a summary and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section.

Best Energy Services, Inc.

We are an energy services company engaged in well service, drilling services and related, complementary services.  We own a total of 25 workover rigs and 12 drilling rigs, and we conduct our well services and drilling services in the Rocky Mountain and Mid-Continent regions of the United States.  We also provide housing accommodations to the oil and gas drilling industry principally in Texas.

We were incorporated on October 31, 2006 as Hybrook Resources Corp. under the laws of the state of Nevada.  On December 7, 2006, we formed a wholly-owned subsidiary known as HRE Exploration Ltd. ("HRE" a British Columbia corporation.  HRE was formed to conduct our originally planned mineral exploration within the Province of British Columbia.  In February 2008, we acquired two companies and certain assets from three other companies all of which are engaged in drilling, well service, and related, complementary services for the oil and gas, water, and minerals industries.  Concurrent with these acquisitions, we abandoned our prior business plan.

Subsequent to January 31, 2008, we relocated our principal executive offices to 1010 Lamar St., Suite 1200, Houston, Texas 77002, and our telephone number is now 713-933-2600.  We also changed our name from Hybrook Resources Corp. to Best Energy Services, Inc., and have discontinued all prior business operations in favor of the business plan and operations of the acquired operations which will be our only significant operations going forward

Business Plan

We intend to build a company that integrates drilling services, well service and related, complementary services under a single branded offering platform to our customers. In executing this plan, we are particularly mindful not only of our customer's needs, but also our employees and their safety, the communities we operate in, and our stockholders.

The implementation of our business plan has begun with our three recent acquisitions that now offer us a footprint in:

-	The Well Service sector (Best Well Service);

-	The Drilling Services sector (Bob Beeman Drilling); and

-	The Housing Accommodations sector (American Rig Housing).

Our three initial operating divisions have been organized and aligned within these three sectors.

In the Well Service Division, our acquisition of Best Well Service, Inc., or BWS, brings us a strong footprint in the hydrocarbon rich Hugoton basin. BWS operates 25 well service rigs in the Mid-Continent region of the United States.  BWS has distinguished itself over the years in its service to both major oil companies and large independents, as well as an employee retention history that we believe is among the best in the industry. We intend to further expand BWS's workover rig fleet during the balance of this year.  In addition, we are pursuing growth opportunities in offering ancillary equipment rentals that would compliment its existing business. A portion of the equipment we would use for this ancillary services build-out may be relocated equipment from the Bob Beeman Drilling Company, where it remains largely idle.

In the Drilling Services Division, our acquisition of Bob Beeman Drilling Company, which we refer to as Beeman or BBD, and the assets of certain of its affiliates established us in three separate markets in the Rocky Mountain region:

-	Core hole drilling for delineating mineral deposits;

-	Water well drilling in five states; and

-	Oil and gas drilling capability.

BBD operates 12 drilling and core rigs in the Rocky Mountain region of the United States.  We believe that the Beeman acquisition helps establish our presence with these three customer bases, but we also have a large surplus of underutilized equipment which we believe can be redeployed to the Mid-continent region which would increase utilization rates and cash flows to us.

In the Housing Accommodations Division, our acquisition of the assets of American Rig Housing, Inc., or ARH, established our presence in the fabrication and/or rental of crew quarters for the drilling sector. ARH provides living quarters, field offices and ancillary equipment to support remote field operations.  Our operations in this division are located near our corporate headquarters in Houston, Texas.

Strategy

In order to execute on our business plan, we are executing on a strategy that we believe will quickly move us forward. This strategy is summarized briefly below:

Marketing and Branding Strategy. Each of our initial acquisitions had several common marketing attributes: strong reputations and customer base in their local markets; no active marketing efforts and no web presence. We have begun to embark on a branding strategy for each or our divisions that builds on the excellent reputations of each business unit in its local area, while moving those units under the brand of Best Energy Services. A key element of the implementation of this strategy will be a strong web presence, the site for which will be launched in the next sixty days.

Integration Strategy.  Upon completion of our initial acquisitions, we have moved to integrate our accounting systems under our corporate control. We are working towards establishing common management information systems and procedures under which we will manage each division's customer relations, personnel, equipment utilization, employee safety and workflow. By establishing these systems and protocols early on in this effort, we believe we will be well prepared to rapidly and efficiently act on opportunities to add other companies and/or business lines grown organically that add to our range of offerings to our customers.

Employee Retention Strategy.  We are exceptionally proud of our group of over 200 employees. Their hard work is apparent in the historical growth of each of the acquired companies. We believe particularly notable is the high level of employee retention at our largest area of operations, Best Well Services. Employee turnover in that group is under 5%, a figure that compares very favorably with our largest competitor, whose turnover rate is 40%. We are actively developing additional retention strategies, some of which focus on stock ownership by all employees. An integral part of employee retention is a strong safety record, which all the acquired companies have. Our safety protocols for all employees will be of the highest standard in the industry.

Growth Strategies.  We believe that our growth in the coming years will likely come from a combination of three distinct models.

-
Organic Growth.  The redeployment of idle drilling rigs acquired in the Beeman acquisition will commence in the second quarter of 2008.  Three rigs are planned to be moved to Liberal, Kansas, over a three-month period; the two smallest rigs will be moved to Cleveland, Texas; and we are working to receive drilling commitments to move two rigs into the Raton Basin of northeast New Mexico by November 2008.  In addition, we are planning to add additional workover rigs to our Well Services Division during the current year.

-
Incubated Business Lines.  We are actively investigating the launch of a fourth operating division in Geologic Services.  We have outfitted three units from American Rig Housing with equipment to perform mudlogging services to begin evaluating the best approach to penetrate this market in a significant way.

-
Acquisition Growth.  We believe our early success in concluding our initial acquisitions, together with our management's extensive industry contacts and our "Best" branding and marketing effort will result in new and complimentary acquisition opportunities for our company.

Formation Transactions

In February and March 2008, we entered into the following transactions, which we refer to as the Formation Transactions:

-	We acquired BWS for $20.6 million;

-	We acquired BBD for $4.75 million;

-	We acquired certain assets from ARH for 6,200,000 shares of our common stock;

-	We acquired drilling rigs, motor vehicles, rolling stock, pumps and related tools and equipment for a total of $3.05 million;

-	We borrowed $19.2 million under our credit facility; and

-	We issued 8.5 million shares of our common stock and 1.2 million shares of our Series A Preferred Stock for total gross proceeds of $13.6 million in a private placement.

The gross proceeds from these transactions were $32.8 million.  These proceeds were used as follows:

-	$20.5 million was used to pay the cash purchase price of the BWS acquisition;

-	$4.75 million was used to pay the cash purchase price of the BBD acquisition;

-	$3.0 million was used to pay for the drilling rigs and other assets; and

-	$4.55 million was used to pay fees and expenses, including placement fees to Andrew Garrett, Inc. of $2.3 million and legal, bank and accounting fees of $1.1 million.

In addition, we issued 46,744 shares of our common stock in the BWS acquisition and 23,372 shares of our common stock in the acquisition of certain equipment.

The Offering

Common Stock
Common Stock offered by Selling Stockholders	21,907,166 shares
OTC Bulletin Board Symbol for Common Stock	BEYS.OB
Series A Preferred Stock
Preferred Stock offered by Selling Stockholders	1,581,570 shares
Dividends
Dividends on the Series A Preferred Stock will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of 7% per share on the liquidation preference of $10.00 per share.  We will pay dividends in cash or in additional shares of Series A Preferred Stock within 30 days of the end of each calendar quarter to the record holders as of the last day of the preceding calendar quarter beginning with the quarter ended June 30, 2008.

Dividend Payment Dates	January 30, April 30, July 30 and October 30 of each year.
Redemption
The Series A Preferred Stock has a stated face value of $10 per share.  Subject to certain limitations in our credit facility, until all of the shares of the Series A Preferred Stock have been redeemed, we are required to redeem the number of shares that 25% of our net after tax income each year would redeem at the applicable redemption price.  The redemption price per share at any given time will equal $10.00 plus all accrued and unpaid dividends on the Series A Preferred Stock.

Conversion
The unredeemed face value of the Series A Preferred Stock may be converted into common stock (i) by the holder thereof at a conversion price of $4.00 per share or (ii) by us at a conversion price of $4.00 per share in the event our common stock closes at a market price of $9.60 per share or higher for more than twenty consecutive trading days.

Liquidation Rights	$10.00 per share plus all accrued, cumulative and unpaid dividends.
Voting Rights	None, except as provided by law.
Anti-Dilution Adjustments
The conversion price is subject to adjustment in the event of (1) subdivisions or combinations of our common stock, (2) certain dividends and distributions of shares of our common stock, (3) dividends or distributions on our common stock payable in our securities or other property, (4) a reorganization, recapitalization, consolidation or merger involving us in which the common stock is converted or exchanged for securities, cash or other property, or (5) issuances of shares of preferred stock that entitles the holders thereof to convert their shares into shares of our common stock at a conversion price less than the conversion price of the Series A Preferred Stock.

Certain U.S. Federal Income Tax Considerations
For a discussion of certain U.S. federal income tax considerations of purchasing, owning, converting of the Series A Preferred Stock and of purchasing, owning and disposing of our common stock, see "Certain U.S. Federal Income Tax Considerations"

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Series A Preferred Stock and common stock see "Risk Factors" beginning on page 6.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should consider carefully the following risk factors in addition to the other information contained in this prospectus before making a decision to invest in our common stock.

Risks Related to Our Business

Because much of our revenue is derived through our client's oil and gas drilling activity, any reduction in the demand for oil or natural gas or other declines in the industry may cause our business to fail.

Our business depends on domestic drilling activity and spending by the oil and natural gas industry in the United States and specifically in the geographic areas we service. Our business may be adversely affected by industry conditions that are beyond our control. We depend on our customers' willingness to make expenditures to explore for and to develop and produce oil and natural gas in the United States. The willingness of our customers to undertake these activities depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

-	the supply of and demand for oil and natural gas;

-	long lead times associated with acquiring equipment and shortages of qualified personnel;

-	the level of prices, and expectations about future prices, of oil and natural gas;

-	the expected rates of declining current production;

-	the discovery rates of new oil and natural gas reserves;

-	available pipeline, storage and other transportation capacity;

-	weather conditions, including hurricanes that can affect oil and natural gas operations over a wide area;

-	domestic and worldwide economic conditions;

-	political instability in oil and natural gas producing countries;

-	technical advances affecting energy consumption;

-	the ability of oil and natural gas producers to raise equity capital and debt financing; and

-	merger and divestiture activity among oil and natural gas producers.

The level of oil and natural gas exploration and production activity in the United States is volatile. Expected trends in oil and natural gas production activities may not continue and demand for our services may not reflect the level of activity then existing in the industry. Any prolonged substantial reduction in oil and natural gas prices would likely affect oil and natural gas production levels and, therefore, affect demand for the services we provide. A material decline in oil and natural gas prices or drilling activity levels could have a material adverse effect on the Company's business, financial condition, results of operations and cash flow. In addition, a decrease in the development rate of oil and natural gas reserves in our market areas may also have an adverse impact on our business, even in an environment of stronger oil and natural gas prices.

Reduced demand for or excess capacity of drilling or workover rigs can adversely affect our profitability.

Our profitability in the future will depend on many factors, but largely on utilization rates and dayrates for our drilling and workover rigs. A reduction in the demand for drilling or workover rigs or an increase in the supply of drilling or workover rigs, whether through new construction or refurbishment, could decrease our dayrates and utilization rates, which would adversely affect our revenues and profitability.

Our acquisition strategy exposes us to various risks, including those relating to difficulties in identifying suitable acquisition opportunities and integrating businesses, assets and personnel, as well as difficulties in obtaining financing for targeted acquisitions and the potential for increased leverage or debt service requirements.

As a key component of our business strategy, we have pursued and intend to continue to pursue acquisitions of complementary assets and businesses. Acquisitions involve numerous inherent risks, including:

-	unanticipated costs and assumption of liabilities and exposure to unforeseen liabilities of acquired businesses, including environmental liabilities;

-	difficulties in integrating the operations and assets of the acquired business and the acquired personnel;

-	limitations on our ability to properly assess and maintain an effective internal control environment over an acquired business, in order to comply with applicable periodic reporting requirements;

-	potential losses of key employees and customers of the acquired business;

-	risks of entering markets in which we have limited prior experience; and

-	increases in our expenses and working capital requirements.

The process of integrating an acquired business may involve unforeseen costs and delays or other operational, technical and financial difficulties that may require a disproportionate amount of management attention and financial and other resources. Possible future acquisitions may be for purchase prices significantly higher than those we paid for previous acquisitions. We may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to incorporate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

In addition, we may not have sufficient capital resources to complete additional acquisitions. We funded the initial acquisitions through a combination of debt and equity financing. We may incur substantial additional indebtedness to finance future acquisitions and also may issue equity securities or convertible securities in connection with such acquisitions. Debt service requirements could represent a significant burden on our results of operations and financial condition and the issuance of additional equity or convertible securities could be dilutive to our existing stockholders. Furthermore, we may not be able to obtain additional financing on satisfactory terms.

Even if we have access to the necessary capital, we may be unable to continue to identify additional suitable acquisition opportunities, negotiate acceptable terms or successfully acquire identified targets.

We operate in a highly competitive, fragmented industry in which price competition could reduce our profitability.

We encounter substantial competition from other drilling and well service contractors. Our primary market areas are highly fragmented and competitive. The fact that drilling and workover rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

The drilling contracts we compete for are usually awarded on the basis of competitive bids. In addition to pricing and rig availability, we believe the following factors are also important to our customers in determining which drilling contractor to select:

-	the type and condition of each of the competing drilling rigs;

-	the mobility and efficiency of the rigs;

-	the quality of service and experience of the rig crews;

-	the safety records of the rigs;

-	the offering of ancillary services; and

-	the ability to provide drilling equipment adaptable to, and personnel familiar with, new technologies and drilling techniques.

While we must be competitive in our pricing, our competitive strategy generally emphasizes the quality of our equipment, the safety record of our rigs and the quality of service and experience of our rig crews to differentiate us from our competitors. This strategy is less effective as lower demand for drilling services or an oversupply of drilling rigs intensifies price competition and makes it more difficult for us to compete on the basis of factors other than price. In all of the markets in which we compete, an oversupply of rigs can cause greater price competition, which can reduce our profitability.

Contract drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and reduce profitability and make any improvement in demand for drilling rigs short-lived.

Our operations involve operating hazards, which, if not insured or indemnified against, could adversely affect our results of operations and financial condition.

Our operations are subject to the many hazards inherent in the contract land drilling business, including the risks of:

-	blowouts;

-	fires and explosions;

loss of well control;

-	collapse of the borehole;

-	lost or stuck drill strings; and

-	damage or loss from natural disasters.

Any of these hazards can result in substantial liabilities or losses to us from, among other things:

-	suspension of drilling operations;

-	damage to, or destruction of, our property and equipment and that of others;

-	personal injury and loss of life;

-	damage to producing or potentially productive oil and gas formations through which we drill; and

-	environmental damage.

We seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance to support their indemnification obligations. Our insurance or indemnification arrangements may not adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may be unable to maintain adequate insurance in the future at rates we consider reasonable.

We could be adversely affected if shortages of equipment, supplies or personnel occur.

From time to time there have been shortages of drilling and well service equipment and supplies during periods of high demand which we believe could reoccur. Shortages could result in increased prices for drilling equipment or supplies that we may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining drilling equipment or supplies could limit drilling operations and jeopardize our relations with customers. In addition, shortages of drilling equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.

Our operations require the services of employees having the technical training and experience necessary to obtain the proper operational results. As a result, our operations depend, to a considerable extent, on the continuing availability of such personnel. Shortages of qualified personnel are occurring in our industry. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our equipment, our operations could be materially and adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. The occurrence of either of these events for a significant period of time could have a material and adverse effect on our financial condition and results of operations.

Because we are dependent up on certain key personnel, the departure of those personnel would have a materially negative impact upon our business.

Our success will be dependent to a significant degree on the contributions of Larry Hargrave, Chuck Daniels and Tony Bruce, as well as other key employees. We have no written agreements in place with any employees as of the date of this report, except for Larry Hargrave, Chuck Daniels, Jim Carroll, Tony Bruce and Todd Beeman, who have entered into one or two year employment agreements with us.  The loss of one or more of the key personnel could have an adverse material impact on our operating results.

Because we have a limited operating history related to our current business strategy, we are subject to the risks of failure associated with any new business ventures.

We have a limited operating history related to our current business strategy on which potential investors can assess our performance and prospects. Potential investors should be aware that there is a substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with their commencement of new operations. These include, but are not limited to, the entry of new competition, unknown or unexpected additional costs, and expenses that may exceed estimates.

If we are unable to satisfy the capital requirements necessary to implement our strategic initiatives, our business strategies will fail

The capital required for growing our business, possible acquisitions, and/or other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our stockholders.

If our board of directors changes operating policies and strategies, it will not need to provide any prior notice or obtain stockholder approval.

Our board of directors has the authority to modify or waive certain of our operating policies and strategies at any time without prior notice and without stockholder approval.  We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be to negatively affect our operating results.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors and others, stockholders may have no recourse for acts that harm our business performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of its officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Our operations are subject to various laws and governmental regulations that could restrict our future operations and increase our operating costs.

Many aspects of our operations are subject to various federal, state and local laws and governmental regulations, including laws and regulations governing:

-	environmental quality;

-	pollution control;

-	remediation of contamination;

-	preservation of natural resources; and

-	worker safety.

Our operations are subject to stringent federal, state and local laws and regulations governing the protection of the environment and human health and safety. Some of those laws and regulations relate to the disposal of hazardous oilfield waste substances and restrict the types, quantities and concentrations of those substances that can be released into the environment. Several of those laws also require removal and remedial action and other cleanup under certain circumstances, commonly regardless of fault. Planning, implementation and maintenance of protective measures are required to prevent accidental discharges. Spills of oil, natural gas liquids, drilling fluids and other substances may subject us to penalties and cleanup requirements. Handling, storage and disposal of both hazardous and non-hazardous wastes are also subject to these regulatory requirements. In addition, our operations are often conducted in or near ecologically sensitive areas, such as wetlands, which are subject to special protective measures and which may expose us to additional operating costs and liabilities for accidental discharges of oil, gas, drilling fluids, contaminated water or other substances, or for noncompliance with other aspects of applicable laws and regulations.

The federal Clean Water Act, as amended by the Oil Pollution Act, the federal Clean Air Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, the Safe Drinking Water Act, the Occupational Safety and Health Act, or OSHA, and their state counterparts and similar statutes are the primary statutes that impose those requirements and provide for civil, criminal and administrative penalties and other sanctions for violation of their requirements. The OSHA hazard communication standard, the Environmental Protection Agency "community right-to-know" regulations under Title III of the federal Superfund Amendment and Reauthorization Act and comparable state statutes require us to organize and report information about the hazardous materials we use in our operations to employees, state and local government authorities and local citizens. In addition, CERCLA, also known as the "Superfund" law, and similar state statutes impose strict liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered responsible for the release or threatened release of hazardous substances into the environment. These persons include the current owner or operator of a facility where a release has occurred, the owner or operator of a facility at the time a release occurred, and companies that disposed of or arranged for the disposal of hazardous substances found at a particular site. This liability may be joint and several. Such liability, which may be imposed for the conduct of others and for conditions others have caused, includes the cost of removal and remedial action as well as damages to natural resources. Few defenses exist to the liability imposed by environmental laws and regulations. It is also common for third parties to file claims for personal injury and property damage caused by substances released into the environment.

Environmental laws and regulations are complex and subject to frequent change. Failure to comply with governmental requirements or inadequate cooperation with governmental authorities could subject a responsible party to administrative, civil or criminal action. We may also be exposed to environmental or other liabilities originating from businesses and assets which we acquired from others. Our compliance with amended, new or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination or regulatory noncompliance may require us to make material expenditures or subject us to liabilities that we currently do not anticipate.

In addition, our business depends on the demand for land drilling services from the oil and gas industry and, therefore, is affected by tax, environmental and other laws relating to the oil and gas industry generally, by changes in those laws and by changes in related administrative regulations. It is possible that these laws and regulations may in the future add significantly to our operating costs or those of our customers, or otherwise directly or indirectly affect our operations.

Risks Related to our Common Stock and Series A Preferred Stock

Because the payment of dividends on our common stock is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

We have never declared or paid any cash dividends on our common stock. The payment of any future dividends on common stock will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to recover their initial investment.

Because we intend to issue more shares of our common stock in future acquisitions, existing stockholders will be subject to substantial dilution.

We intend to issue more shares of our common stock in future acquisitions.  This may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of common stock held by our then existing stockholders. Moreover, the common stock issued in any such acquisition transaction may be valued on an arbitrary or non-arm's-length basis by management, resulting in an additional reduction in the percentage of common stock held by the existing stockholders. Our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval and to make a deal with regard to the acquisition on any terms it deems reasonable.  To the extent that additional shares of common stock are issued or the terms turn out to be different or unreasonable stockholders may be hurt in connection with an acquisition transaction, experience substantial dilution to their interests or have their rights materially adversely affected.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our articles of incorporation authorize us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Our stock is a penny stock, which makes it more difficult to sell.

A "penny stock" is any stock which is not traded on a stock market or exchange and which falls below a selling price of $5.00 per share in the public market. Our common stock is quoted on the OTC Bulletin Board and not on a stock market or exchange, and it has traded from $2.85 to $1.30 since it began trading in February 2008. The SEC's penny stock rules require brokers and dealers to take certain steps before trading in a penny stock, making it more difficult to sell a penny stock than other stock. A sale of penny stock does not usually take place as quickly as a sale of other stock. You may decide to sell your stock when the market price is desirable to you, but by the time the sale is complete, the price of the stock may have fallen to the point that the sale is no longer desirable. The price of penny stocks is typically more volatile than other stocks, exacerbating this problem. Also, some brokers are unwilling to trade in shares of penny stocks.

The market price of the Series A Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent there is a secondary market for the Series A Preferred Stock, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how our common stock will trade. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. In addition, the stock markets in general experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of securities that could be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the Series A Preferred Stock and our common stock.

Purchasers of the Series A Preferred Stock may suffer dilution of the Series A Preferred Stock upon the issuance of a new series of preferred stock ranking equally with the Series A Preferred Stock.

The terms of the Series A Preferred Stock do not restrict our ability to offer a new series of preferred stock that ranks equally with the Series A Preferred Stock. We have no obligation to consider the interest of the holders of the Series A Preferred Stock in engaging in any such offering or transaction.

The issuance of shares of the Series A Preferred Stock could adversely affect holders of common stock which may negatively impact your investment.

The market price of our common stock is likely to be influenced by the Series A Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

-	investors' anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Series A Preferred Stock;

-	possible sales of our common stock by investors who view the Series A Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock;

-	hedging or arbitrage trading activity that may develop involving the Series A Preferred Stock and our common stock; and

-	our failure to pay dividends on our currently outstanding Series A Preferred Stock, which would prevent us from paying dividends to holders of our common stock.

The Series A Preferred Stock has never been publicly traded and there can be no assurance that an active trading market will develop.

Prior to this offering, there has been no public market for the Series A Preferred Stock. The Series A Preferred Stock is not expected to be listed or quoted on any securities exchange or market. There can be no assurance that an active trading market will develop, or if developed, that an active trading market will be maintained.

The Series A Preferred Stock will rank junior to all of our liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors. As of June 5, 2008, we had outstanding bank debt of $20.6 million under our credit facility. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries' liabilities, to pay amounts due on any or all of the Series A Preferred Stock then outstanding.

The Series A Preferred Stock provides limited conversion rate adjustments.

The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of a share of Series A Preferred Stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and specified other transactions. See "Description of the Series A Preferred Stock- Anti-Dilution Adjustments." However, other events, such as employee stock option grants and other grants to employees under any equity compensation plans, offerings of our common stock for cash or issuances of common stock in connection with acquisitions will not give rise to such an adjustment. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur.

You may have to pay taxes with respect to distributions on the common stock that you do not receive.

The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of the Series A Preferred Stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us or a third party that modify the capital structure. See "Description of Our Series A Preferred Stock - Anti-dilution Adjustments." Under certain circumstances, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you would have to include in income is generally the fair market value of the additional common stock to which you would be entitled by reason of the adjustment. In addition, non-U.S. holders of the Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

USE OF PROCEEDS

The Selling Stockholders will receive all proceeds from the sale of the shares of common stock and Series A Preferred Stock offered by this prospectus.  We will not receive any proceeds from the sale of the shares of common stock and Series A Preferred Stock offered by this prospectus. We did receive $13.566 million of gross proceeds, before expenses, from the sale of 8,478,750 shares of common stock and 1,220,940 shares of Series A Preferred Stock which we used to complete the acquisitions described under "Business ¡¡¨¬C 2008 Acquisitions"

MARKET FOR OUR COMMON STOCK

As of June 4, 2008, there were 20,216,366 shares of our common stock outstanding, held by 149 stockholders of record.

Our common stock was first quoted under the symbol "HYBK" on the OTC Bulletin Board sponsored by the NASD during 2007, but there had been no trades made in our stock as of January 31, 2008.  On February 27, 2008, our symbol became "BEYS." The first trade of our common stock on the OTC Bulletin Board occurred on March 18, 2008.  The last reported sales price for our common stock on the OTC Bulletin Board as of June 4, 2008 was $1.70 per share.

We have not paid or declared any dividends on our common stock and currently intend to retain earnings to fund our working capital needs and growth opportunities. Any future dividends on common stock will be at the discretion of our board of directors after taking into account various factors it deems relevant, including our financial condition and performance, cash needs, income tax consequences and the restrictions Nevada and other applicable laws and our credit facilities then impose. Our debt arrangements include provisions that generally prohibit us from paying dividends, other than dividends in kind, on our preferred stock. As of January 31, 2008, we had no preferred stock outstanding; as a result of our private placement, as of June 4, 2008, we had 1,445,940 shares of Series A Preferred Stock outstanding.

DIVIDEND POLICY

We have never paid a cash dividend, and do not expect to do so in the foreseeable future.  The terms of our Credit Facility prohibit the payment of cash dividends.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated statements of operations and related notes are presented to show the pro forma effects of the acquisition of Best Well Services, Inc. ("BWS" and Bob Beeman Drilling Company ("BBD" The pro forma condensed consolidated statement of operations for the year ended January 31, 2008 is presented to show income from continuing operations as if the BWS and BBD acquisitions occurred as of the beginning of the period. The pro forma condensed consolidated balance sheet as of January 31, 2008 is presented to show the financial position as if the BWS and BBD acquisitions occurred as of January 31, 2008.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the acquisition of BWS and BBD occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with notes thereto and the financial statements as of and for the year ended January 31, 2008 for Best Energy Services and the financial statements as of and for the year ended December 31, 2007 for BWS and BBD included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial statements have been restated to show the effect of management's reassessment of the amount of deferred tax liabilities and goodwill associated with these transactions.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Best			Pro Forma		Pro Forma
	Energy	BWS	BBD	Adjustments		Consolidated
Assets						(Restated)
Cash	$5	$1,869,542	$53,898	$7,603,200	(a) **	$8,205
				15,135,000	(c)
				2,850,000	(e)
				(22,369,542)	(g)
				(4,603,898)	(h)
				(530,000)	(i)
Trading securities	-	772,765	8,895,754	(772,765)	(g)	-
				(8,895,754)	(h)
Accounts receivable and other current assets	-	2,532,909	722,193	(2,032,909)	(g)	500,000
				(722,193)	(h)
Total current assets	5	5,175,216	9,671,845			508,205
Deferred financing cost	-	-	-	2,500,000	(a)	2,750,000
				250,000	(c)
Property and equipment, net	-	4,563,400	977,959	16,147,271	(g)	27,822,403
				6,133,773	(h)
Goodwill	-	-	-	5,162,943	(g)	5,692,943
				530,000	(i)
Total assets	5	9,738,616	10,649,804			36,773,551

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued expenses	10,141	390,460	351,733	(390,460)	(g)	10,141
				(351,733)	(h)
Due to related party	22	-	55,210	(55,210)	(h)	22
Due to American Rig Housing	-	-	-	200,000	(h)	200,000
Deferred income taxes	-	-	1,774,342	5,773,614	(g)	8,135,346
				587,390	(h)
Current portion of notes payable	-	267,040	202,554	(267,040)	(g)	-
				(202,554)	(h)
Total current liabilities	10,163	657,500	2,383,839			8,345,509
Revolving note payable	-	-	-	15,385,000	(c) **	15,385,000
Term note payable	-	-	-	2,850,000	(e)	2,850,000
Notes payable	-	201,942	-	(201,942)	(g)	-
Deferred income taxes	-	520,592	-	(520,592)	(g)	-
Redeemable Convertible Series A Preferred Stock	-	-	-	10,026,000	(a)	10,026,000
Total liabilities	10,163	1,380,034	2,383,839			36,606,509

Stockholders' equity (deficit)
Common stock	9,685	30,000	100,000	6,963	(a)	17,273
				(29,375)	(g)
				(100,000)	(h)
Additional paid-in capital	98,109	41,540	-	70,237	(a)	267,721
				57,835	(g)
Retained earnings (deficit)	(117,952)	8,287,042	8,165,965	(8,287,042)	(g)	(117,952)
				(8,165,965)	(h)
Total stockholders' equity	(10,158)	8,358,582	8,265,965			167,042
Total liabilities and stockholders' equity	5	9,738,616	10,649,804	7,949,780		36,773,551

** Unused available borrowing capacity of $2,500,000

See notes to unaudited pro forma condensed consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Actual				Pro Forma		Pro Forma
	Best Energy	BWS	BBD		Adjustments		Consolidated
Revenues	$-	$17,746,048	$4,650,567				$22,396,615
Cost of revenues	-	8,624,319	2,447,087		(79,557)	(l)	10,991,849
Cost of revenues-depreciation	-	1,094,645	220,733		1,414,411	(j)**	2,729,789
Gross margin on drilling operations	-	8,027,084	1,982,747				8,674,977
Operating expenses:
General and administrative	97,826	4,279,082	2,013,129		(1,778,000)	(l)	4,612,037
General and administrative-depreciation			5,647				5,647
General and administrative - related party	-	39,365	325,000		(364,365)	(l)	-
Total operating expenses	97,826	4,318,447	2,343,776				4,617,684
Operating income (loss)	(97,826)	3,708,637	(361,029)				4,057,293
Other income (expense):
Investment income (loss)	-	66,960	2,985,420		(3,052,380)	(k)	-
Amortization of deferred financing cost	-	-	-		(2,262,500)	(d)	(2,262,500)
Interest expense	-	106,539	(21,759	)-	(701,820)	(b)	(1,893,490)
					(199,500)	(f)
					(1,076,950)	(d)
Total other income (expense)	-	173,499	2,963,661				(4,155,990)
Income (loss) before income taxes	(97,826)	3,882,136	2,602,632				(98,697)
Income tax (expense) recovery	-	(1,430,374)	(1,063,596)		2,528,514	(m)	34,544
Net income (loss)	(97,826)	2,451,762	1,539,036				(64,153)+

Net income per share:
Basic and diluted	$(0.01)						$(0.01)
Weighted average shares outstanding:
Basic and diluted	9,685,000				882,500		10,567,500

Total Depreciation is $2,735,436

See notes to unaudited pro forma condensed consolidated financial statements.

BEST ENERGY SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.Pro Forma Adjustments:

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:

(a)
Record the net proceeds from the $8,640,000 private offering of units, net of cash placement agent fees of $1,036,800.  The Company also issued an additional 2,500 Units valued at $2,500,000 in consideration of the counterparty's providing additional cash collateral for the revolving portion of the credit facility.  The value of these units, net of cash placement agent fees of $300,000, has been recorded as deferred financing costs and will be amortized over the period in which the cash collateral is available.

(b)	Record redemption of preferred stock interest on redeemable convertible preferred stock.

(c)	Record borrowing $15,135,000, net of fees, under Revolving Credit Agreement to fund acquisitions.

(d)	Record interest expense on Revolving Credit Agreement and amortization of deferred financing costs.

(e)	Record borrowing $2,850,000 under Term Loan Agreement.

(f)	Record interest expense on Term Loan Agreement.

(g)	Record acquisition of BWS and allocation of purchase price.

(h)	Record acquisition of BBD and allocation of purchase price.

(i)	Record transaction costs associated with acquisition and financing.

(j)	Record incremental depreciation on property and equipment as a result of the acquisition of BWS and BBD.

(k)	Reverse investment income (loss) as trading securities will not be included in acquisition of BWS and BBD.

(l)	Eliminate related party expenses incurred by BWS and BBD which will not be incurred acquisitions.

(m)	Adjust tax expense based on income statement adjustments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Company Overview

Since inception on October 31, 2006 through our year end January 31, 2008, as Hybrook Resources Corp., we were a development stage company with an option to purchase an 85% interest in a mineral claim in British Columbia.  We did not exercise our option and no minerals have been discovered.  Since inception through January 31, 2008, we earned no revenues and incurred expenses totaling $107,879.

In February and March 2008, we entered into the following transactions which we refer to as the Formation Transactions:

-	We acquired BWS for $20.6 million;

-	We acquired BBD for $4.75 million;

-	We acquired certain assets from ARH for 6,200,000 shares of our common stock;

-	We acquired drilling rigs, motor vehicles, rolling stock, pumps and related tools and equipment for a total of $3.05 million;

-	We borrowed $19.2 million under our credit facility; and

-	We issued 8.5 million shares of our common stock and 1.2 million shares of our Series A Preferred Stock for total gross proceeds of $13.6 million in a private placement.

The gross proceeds from these transactions were $32.8 million.  These proceeds were used as follows:

-	$20.5 million was used to pay the cash purchase price of the BWS acquisition;

-	$4.75 million was used to pay the cash purchase price of the BBD acquisition;

-	$3.0 million was used to pay for the drilling rigs and other assets; and

-	$4.55 million was used to pay fees and expenses, including placement fees to Andrew Garrett, Inc. of $2.3 million and legal, bank and accounting fees of $1.1 million.

In addition, we issued 46,744 shares of our common stock in the BWS acquisition and 23,372 shares of our common stock in the acquisition of certain equipment.

As a result of these acquisitions, we operate in the well service, drilling services and the housing accommodations sectors of the energy services industry.

In the Well Service Division, our acquisition of Best Well Service, Inc., or BWS, brings us a strong footprint in the hydrocarbon rich Hugoton basin. BWS operates 25 well service rigs in the Mid-Continent region of the United States.  BWS has distinguished itself over the years in its service to both major oil companies and large independents, as well as an employee retention history that is among the best in the industry. We intend to further expand BWS's workover rig fleet during the balance of this year to satisfy a growing backlog of work from existing and new customers. In addition, we are pursuing growth opportunities in offering ancillary equipment rentals that would compliment its existing business. A portion of the equipment we would use for this ancillary services build-out may be relocated equipment from Beeman where it remains largely idle.

In the Drilling Services Division, our acquisition of Bob Beeman Drilling Company, which we refer to as Beeman or BBD, and the assets of its affiliates established us in three separate markets, which for the moment are in the Rocky Mountain region:

-	Core hole drilling for delineating mineral deposits;

-	Water well drilling in five states; and

-	Oil and gas drilling capability.

BBD operates 12 drilling and core rigs in the Rocky Mountain region of the United States.  We believe that the Beeman acquisition helps establish our presence with these three customer bases, but we also have a large surplus of underutilized equipment which we believe can be redeployed which would increase utilization rates and cash flows to us.

In the Housing Accommodations Division, our acquisition of the assets of American Rig Housing, Inc., or ARH, established our presence in the fabrication and/or rental of crew quarters for the drilling sector. ARH provides living quarters, field officers and ancillary equipment to support remote field operations.  Our operations in this division are located near our corporate headquarters in Houston, Texas.

Market Conditions in Our Industry

The United States contract land drilling services industry is highly cyclical. Volatility in oil and natural gas prices can produce wide swings in the levels of overall drilling activity in the markets we now serve and affect the demand for our drilling services and the dayrates we can charge for our rigs. The availability of financing sources, past trends in oil and natural gas prices and the outlook for future oil and natural gas prices strongly influence the number of wells oil and natural gas exploration and production companies decide to drill.

The following table depicts the prices for near month delivery contracts for crude oil and natural gas as traded on the NYMEX, as well as the most recent Baker Hughes domestic land rig count, on the dates indicated:

	At December 31,
	2007	2006	2005
Crude Oil (Bbl)	$95.98	$61.05	$61.04
Natural gas (Mmbtu)	$7.48	$6.30	$11.23
U.S. Land Rig Count	1,719	1,626	1,391

On June 6, 2008, the closing prices for near month delivery contracts for crude oil and natural gas as traded on the NYMEX were $137.90 per barrel and $12.68 per MMbtu, respectively. The Baker Hughes domestic land drilling rig count as of May 16, 2008 was 1,769. Baker Hughes is a large oil field services firm that has issued the rotary rig counts as a service to the petroleum industry since 1944.

Natural gas accounts for over 80% of the drilling rig activity in the U.S.  We believe capital spent on incremental natural gas production will be driven by an increase in hydrocarbon demand as well as changes in supply of natural gas. The Energy Information Administration estimated that U.S. consumption of natural gas exceeded domestic production by 16% in 2005 and forecasts that U.S. consumption of natural gas will exceed U.S. domestic production by 24% in 2010. In addition, a study published by the National Petroleum Council in September 2003 concluded from drilling and production data over the preceding ten years that average "initial production rates from new wells have been sustained through the use of advanced technology; however, production declines from these initial rates have increased significantly; and recoverable volumes from new wells drilled in mature producing basins have declined over time." The report went on to state that "without the benefit of new drilling, indigenous supplies have reached a point at which U.S. production declines by 25% to 30% each year" and predicted that in ten years eighty percent of natural gas production "will be from wells yet to be drilled." We believe all of these factors tend to support a higher natural gas price environment, which should create strong incentives for natural gas exploration and production companies to increase drilling activity in the U.S. Sustained high oil prices have increased oil drilling activity as well.  Consequently, these factors may result in higher rig dayrates and rig utilization.

Our drilling activities are not solely dependent on oil and natural gas.  Most of the wells drilled by Beeman in the last two years have been for mineral exploration companies.  The level of drilling activity for these wells is influenced by price expectations for the underlying mineral commodity, e.g., uranium, copper, and molybdenum.  Also, Beeman has drilled and expects to continue to drill large diameter municipal water source wells in Utah, Nevada, Arizona, New Mexico, and Colorado.

Our well service operations at BWS are less sensitive to oil and gas commodity prices.  BWS operates workover rigs that are used to restore production from existing wells when they develop a mechanical problem.  Prices would have to drop severely to cause a change in a production company's willingness to workover an existing well to repair a production problem.  In addition, Kansas has more permitted wells than any other state for wells to be drilled to depths of 5000 feet or shallower.  As these wells are drilled, the BWS rigs can be used for completion work and subsequent well repair work on these additional wells.

Critical Accounting Policies and Estimates

Going concern ¡¡¨¬C At year-end, prior to our private placement and acquisitions, the critical accounting policy for us was the assumption of our being a going concern as a basis for the preparation of our financial statements.  With the completion of our private placement and credit agreement, and the acquisition of operations generating substantial positive cash flow, the significant uncertainty of whether we are a going concern has been alleviated.

Liquidity and Capital Resources

At year end, our sources of capital resources were virtually non-existent.  However, as of February 14, 2008, we completed the initial closing of a private placement producing gross proceeds to us of $8,640,000.  Units consisting of 625 shares of our common stock and 90 shares of our Series A Preferred Stock, were purchased by 64 purchasers at a purchase price of $1,000 per Unit.  In total, as reported on April 14, 2008, we sold a total of 13,566 Units, consisting of 8,478,750 shares of our common stock and 1,220,940 shares of Series A Preferred Stock, for a total gross proceeds of $13.566 million.  The issuance and sale of these securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act and certain private placements under the state securities laws.

The Series A Preferred Stock has a stated face value of $10 per share, which shall be redeemed by us using not less than 25% of our net after tax income each year.  The unredeemed face value of the Series A Preferred may be converted into common stock (i) by the holder thereof at a conversion price of $4.00 per share or (ii) by us at a conversion price of $4.00 per share in the event the common stock closes at a market price of $9.60 per share or higher for more than twenty consecutive trading days.

On February 14, 2008, we also entered into a Revolving Credit, Term Loan and Security Agreement with PNC Bank, N.A., or credit facility, pursuant to which we may borrow up to a maximum amount of $25,000,000 at an interest rate to be determined at the time of the particular draws, but generally equal to the PNC Base Rate plus 1% over the Alternate Base Rate or 3% over the Eurodollar Rate, as those terms are defined in the credit facility.  The revolving credit portion of the debt, equal to $19,150,000, may be borrowed and re-borrowed until maturity on February 14, 2012.  Monies borrowed against the term loan portion of the total debt agreement, equal to $5,850,000, are amortized and must be repaid over 60 months, with an annual 25% recapture of Excess Cash Flow applied to the principal balance. Excess Cash Flow is defined as EBIDTA less principal and interest payments made against the credit facility, cash tax payments, non-financed capital expenditures and payments to our holders of Series A Preferred Stock.

We drew upon a substantial portion of our credit facility in order to close our acquisitions of BWS and BBD, and our acquisitions of assets from BB Drilling and DSS.  Draws against the credit facility are secured by all of our assets and equipment and by all of the assets and equipment of BWS and BBD, and the assets acquired from BB Drilling, DSS, and ARH.

We made further draws against the credit facility for general working capital purposes.  Any equipment and assets purchased in the future will, once acquired, also be subject to the security interest in favor of PNC Bank, N.A, and may be used to increase our available funds under the terms of the Revolving Credit facility.

We do not anticipate the need for any additional capital to implement our business plan and grow our acquired operations.  However, additional capital, if available, could be useful in acquiring additional assets for our company and accelerating our growth under our business plan.

Under our credit facility, we are subject to customary covenants, including certain financial covenants and reporting requirements. We are required to maintain a fixed charge coverage ratio (defined as the ratio of EBITDA minus capital expenditures (except capital expenditures financed by lenders other than under the Credit Facility) made during such period minus cash taxes paid during such period minus all dividends and distributions paid during such period (including, without limitation, all payments to the holders of the Series A Preferred Stock), to all senior debt payments during such period, of not less than 1.10 to 1.00 and a leverage ratio of funded debt to EBITDA of not greater than the amount set forth in the table below for such period:

Fiscal Quarter Ending:	Leverage Ratio:
March 31, 2008	3.5 to 1.0
June 30, 2008	3.5 to 1.0
September 30, 2008	3.5 to 1.0
December 31, 2008	3.5 to 1.0
March 31, 2009	3.0 to 1.0
June 30, 2009	3.0 to 1.0
September 30, 2009	3.0 to 1.0
December 31, 2009	3.0 to 1.0
March 30, 2010 and each fiscal quarter ending thereafter	2.50 to 1.0

Under the terms of our credit facility, we may not pay cash dividends on our common stock or our preferred stock or redeem any shares of our common stock or preferred stock except that we may make payments (i) utilizing up to 25% of our after tax net income for payments to the holders of the Series A Preferred Stock, so long as after giving effect to such payment (x) we have at least $1,500,000 of undrawn availability and (y) we demonstrate to PNC's reasonable satisfaction pro forma compliance with financial covenants set forth above.

In addition to the foregoing and other customary covenants, our credit facility contains a number of covenants that, among other things, will restrict our ability to:

-	incur or guarantee additional indebtedness;

-	transfer or sell assets;

-	create liens on assets;

-	engage in transactions with affiliates other than on an "arm's-length" basis; and

-	make any change in the principal nature of our business; and

Our credit facility also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross default and cross acceleration to certain other indebtedness, bankruptcy, a change of control and material judgments and liabilities.

Long-term Debt

We had no long-term debt outstanding at January 31, 2008.

Contractual Obligations

We had no contractual obligations outstanding at January 31, 2008.

Off-Balance Sheet Arrangement.

We had no off-balance sheet arrangements at January 31, 2008.

Results of Operations

The unaudited pro-forma financial statements for the two companies (BWS and BBD) that we purchased on February 14, 2008, are disclosed in Note 6 in our audited financial statements included in Item 8 to this report on Form 10-K.  These pro-forma statements show that for calendar years 2007 and 2006, the combined companies had revenues of $22,396,615 and $ $22,869,457, respectively, with net income of $124,565 and $2,015,733, respectively.

Best Well Service

BWS is currently operating at close to capacity given its current levels of equipment and staff.  We anticipate that its market is expected to expand over the next several years with the increase in permitted field drilling density.  Internal growth opportunities for BWS reside in reinvestment of cash flow into new equipment to support rising localized demand; possible utilization of under-utilized BBD equipment; and through the offering of ancillary services not presently offered by BWS in the area of equipment rentals typical for well completion operations.

BWS generated $17,746,048 in revenue for the calendar year ended December 31, 2007, compared to $17,182,055 for the same period the previous year.  During 2007 and 2006, BWS incurred expenses of $14,037,411 and $13,011,183, respectively.  These expenses and corresponding revenues led to income from operations of $3,708,637 and net income of $2,451,762 for 2007. BWS generated income from operations of $4,170,872 and net income of $2,458,371 for 2006.

Bob Beeman Drilling

We believe there are growth opportunities through higher utilization rates of BBD's equipment. Increasing BBD's utilization rates would have a significant impact on our earnings and future results of operations.  BBD has been operating at a utilization rate of less than 20%.  Our business plan for BBD includes implementing conventional oil service marketing programs.  Our broad goal through these marketing and other efforts is to increase our utilization rates to 45% within twelve months.  Because equipment utilization rates for the industry as a whole are in excess of 90%, we feel that this is viable goal given our planned marketing program.  Also impacting our utilization rate is our intention to transfer some of BBD's surplus ancillary equipment to BWS, which currently does not offer such services to its customers even though their customer base is generally in need of such services.

Currently, most of BBD's revenues are generated through core drilling for minerals within 150 miles of Moab, Utah.  We intend to initiate a focused conventional marketing effort and an expansion of BBD's customer radius, allowing us to increase BBD's equipment utilization by expanding their customer base and broadening their equipment utilization beyond mineral exploration alone.  BBD's equipment is designed to accommodate either conventional mud-based drilling or air drilling.  We plan to take advantage of the equipment's versatility and expand BBD's core drilling activities to include coal, coal bed methane, oil shale, and traditional oil and gas drilling, all of which are active in the geographic region where the equipment already resides.

BBD's equipment is generally in excellent condition and is aggressively maintained by BBD's in-house mechanics.  Moreover, there is a substantial inventory of ancillary equipment.  This inventory includes: trucks, trailers, compressors, drill bits, drill pipe, casing, mud units and the like.  Part of our business plan for BBD is an immediate high-grading of BBD's inventory into assets that can either be redeployed to BWS, or used pursuant to a focused marketing campaign to both minerals and oil and gas company customers.  Equipment that cannot be used for those functions will be sold on an orderly basis and the funds applied to working capital.

BBD generated $4,600,567 in revenue for the calendar year ended December 31, 2007, compared to $5,687,402 for the previous year.  During 2007 and 2006, BBD incurred operating expenses of $3,507,335 and $2,667,079, respectively.  These expenses and corresponding revenues led to a loss from operations of $(411,029) and a net income of $1,858,966 for 2007.  BBD generated income from operations of $649,734 and a net loss of $321,251 for 2006.

Inflation

Due to the increased oilfield activity, availability of personnel to operate our rigs is limited. Further, we are experiencing increases in costs for rig repairs and maintenance and costs of rig upgrades and new rig construction, due to the increased industry-wide demand for equipment, supplies and service.  We expect continuing cost increases during 2008 as rig counts are expected to remain at historically high levels.

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with SFAS No. 109.  FIN No. 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The new FASB standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted the provisions of FIN No. 48 effective for our 12 months ended January 31, 2008.  The adoption of FIN No. 48 had no material impact on our financial position or results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. SFAS No. 157, as issued, was effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. However, on February 12, 2008, the FASB issued FSP FAS No. 157-2, Effective Dates of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for fiscal years beginning after November 15, 2008 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We do not expect the adoption of SFAS No. 157 to have a material impact on our financial position or results of operations and financial condition.

In December 2006, the FASB issued FASB Staff Position No. EITF 00-19-2, "Accounting for Registration Payment Arrangements" ("FSP EITF 00-19-2").  FSP EITF 00-19-2 addresses accounting for Registration Payment Arrangements ("RPAs"), which are provisions within financial instruments such as equity shares, warrants or debt instruments in which the issuer agrees to file a registration statement and to have that registration statement declared effective by the SEC within a specified grace period.  If the registration statement is not declared effective within the grace period or its effectiveness is not maintained for the period of time specified in the RPA, the issuer must compensate its counterparty.  The FASB Staff concluded that the contingent obligation to make future payments or otherwise transfer consideration under a RPA should be recognized as a liability and measured in accordance with SFAS 5 and FASB Interpretation No. 14, "Reasonable Estimation of the Amount of a Loss," and that the RPA should be recognized and measured separately from the instrument to which the RPA is attached.

In connection with our private placement in February and March 2008, we agreed with the purchasers of the Units that we would use our best efforts to file a resale registration statement with the SEC covering all shares of Common Stock and Series A Preferred Stock included in the Units sold in the private placement ("Registrable Securities" within 60 days after closing the private placement.  We have also agreed to use our reasonable best efforts to have such "resale" registration statement declared effective by the SEC within 180 days of its initial filing and to use all commercially reasonable efforts to have it declared effective as soon as possible after the initial filing date. Under this Registration Rights Agreement, once the registration statement is declared effective, we will maintain the effectiveness of the "resale" registration statement from the effective date until the earlier of (i) the date on which all of the Registrable Securities have been sold or (ii) the date on which all of the Registrable Securities held by an investor may be sold without restriction pursuant to Rule 144 under the Securities Act, subject to our right to suspend or defer the use of such registration statement in certain events.  Liquidated damages, up to a maximum of 6% of the stockholders' investment, only occur if the registration statement is not filed within 90 days or we fail to use our best efforts to have it declared effective.  We consider the occurrence of either of these conditions to be unlikely, and therefore have not accrued any estimated costs for this contingency.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS No. 159 to have a material impact on our financial position or results of operations and financial condition.

In December 2007, the FASB issued SFAS No. 141R (revised 2007) which replaces SFAS No. 141, Business Combinations ("SFAS No. 141R").  SFAS No. 141R applies to all transactions and other events in which one entity obtains control over one or more other businesses. SFAS No. 141R requires an acquirer, upon initially obtaining control of another entity, to recognize the assets, liabilities and any non-controlling interest in the acquiree at fair value as of the acquisition date. Contingent consideration is required to be recognized and measured at fair value on the date of acquisition rather than at a later date when the amount of that consideration may be determinable beyond a reasonable doubt. This fair value approach replaces the cost-allocation process required under SFAS No. 141 whereby the cost of an acquisition was allocated to the individual assets acquired and liabilities assumed based on their estimated fair value. SFAS No. 141R requires acquirers to expense acquisition-related costs as incurred rather than allocating such costs to the assets acquired and liabilities assumed, as was previously the case under SFAS No. 141. Under SFAS No. 141R, the requirements of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met in order to accrue for a restructuring plan in purchase accounting. Pre-acquisition contingencies are to be recognized at fair value, unless it is a non-contractual contingency that is not likely to materialize, in which case, nothing should be recognized in purchase accounting and, instead, that contingency would be subject to the recognition criteria of SFAS No. 5, Accounting for Contingencies. SFAS No. 141R is expected to have a significant impact on our accounting for business combinations closing on or after January 1, 2009.

BUSINESS

General

We are an energy services company engaged in well service, drilling services and related complimentary activities.   We own a total of 25 workover rigs and 12 drilling rigs, and we conduct our well services and drilling services in the Rocky Mountain and Mid-Continent regions of the United States.  We also provide housing accommodations to the oil and gas drilling industry principally in Texas.

We were incorporated on October 31, 2006 as Hybrook Resources Corp. in Nevada.  On December 7, 2006, we formed a wholly-owned subsidiary known as HRE Exploration Ltd., (HRE) to conduct our originally planned mineral exploration in British Columbia.

In February 2008, subsequent to our year-end, we acquired BWS and Beeman and certain assets from ARH, Robert L. Beeman d/b/a BB Drilling Co. and Drill Site Services & Investments, LLC, all of which are engaged in drilling services and well service for the oil and gas, water, and minerals industries.  Concurrent with these acquisitions, we abandoned our prior business plan to develop the Nor 1 claim, in order to pursue what we perceive to be the superior opportunity presented by the acquired companies.  Consequently, we transferred the rights to the Nor 1 claim to our former officer and Director Les Scott. These acquisitions are described under 2008 Acquisitions, below.

Subsequent to January 31, 2008, we relocated our principal executive offices to 1010 Lamar St., Suite 1200, Houston, Texas 77002, and our telephone number is now 713-933-2600.  We also changed our name from Hybrook Resources Corp. to Best Energy Services, Inc., and have discontinued all prior business operations in favor of the business plan and operations of the acquired operations which will be our only significant operations going forward

Business Plan

We intend to build an energy services company that integrates drilling services, well service and related complimentary services under a single branded offering platform to our customers. In executing this plan, we are particularly mindful not only of our customer's needs, but also our employees and their safety, the communities we operate in, and our stockholders.

The implementation of our business plan has begun with our three recent acquisitions that now offer us a footprint in:

-	the Well Service sector (Best Well Service);

-	the Drilling Services sector (Bob Beeman Drilling); and

-	complimentary to both, the Housing Accommodations sector (American Rig Housing).

Our three initial operating divisions have been organized and aligned within these three sectors.

In the Well Service Division, our acquisition of Best Well Service, Inc., or BWS, brings us a strong footprint in the hydrocarbon rich Hugoton basin. BWS operates 25 well service rigs in the Mid-Continent region of the United States.  BWS has distinguished itself over the years in its service to both major oil companies and large independents, as well as an employee retention history that we believe is among the lowest in the industry. We intend to further expand BWS's workover rig fleet during the balance of this year.  In addition, we are pursuing growth opportunities in offering ancillary equipment rentals that would compliment its existing business. A portion of the equipment we would use for this ancillary services build-out may be relocated equipment from the Bob Beeman Drilling Company, where it remains largely idle.

In the Drilling Services Division, our acquisition of Bob Beeman Drilling Company, which we refer to as Beeman or BBD, and the assets of its affiliates established us in three separate markets, which for the moment are in the Rocky Mountain region:

-	Core hole drilling for delineating mineral deposits;

-	Water well drilling in five states; and

-	Oil and gas drilling capability.

BBD operates 12 drilling and core rigs in the Rocky Mountain region of the United States.  We believe that the Beeman acquisition helps establish our presence with these three customer bases, but we also have a large surplus of underutilized equipment which we believe can be redeployed which would increase utilization rates and cash flows to us.

In the Housing Accommodations Division, our acquisition of the assets of American Rig Housing, Inc., or ARH, established our presence in the fabrication and/or rental of crew quarters for the drilling sector. ARH provides living quarters, field offices and ancillary equipment to support remote field operations.  Our operations in this division are located near our corporate headquarters in Houston, Texas.

Strategy

In order to execute on our business plan, we are rapidly executing on a strategy that we believe will quickly move us forward. This strategy is summarized briefly below:

Marketing and Branding Strategy. Each of our initial acquisitions had several common marketing attributes: strong reputations and customer base in their local markets; no active marketing efforts and no web presence. We have begun to embark on a branding strategy for each or our divisions that builds on the excellent reputations of each business unit in its local area, while moving those units under the brand of Best Energy Services. A key element of the implementation of this strategy will be a strong web presence, the site for which will be launched in the next sixty days.

Integration Strategy.  Upon completion of our initial acquisitions, we have moved to integrate our accounting systems under our corporate control. We are working towards establishing common management information systems and procedures under which we will manage each division's customer relations, personnel, equipment utilization, employee safety and workflow. By establishing these systems and protocols early on in this effort, we believe we will be well prepared to rapidly and efficiently act on opportunities to add other companies and/or business lines grown organically that add to our range of offerings to our customers.

Employee Retention Strategy.  We are exceptionally proud of our group of over 200 employees. Their hard work is apparent in the historical growth of each of the acquired companies. We believe particularly notable is the high level of employee retention at our largest area of operations, Best Well Services. Employee turnover in that group is under 5%, a figure that compares very favorably with our largest competitor, whose turnover rate is 40%. We are actively developing additional retention strategies, some of which focus on stock ownership by all employees. An integral part of employee retention is a strong safety record, which all the acquired companies have. Our safety protocols for all employees will be of the highest standard in the industry.

Growth Strategies.  We believe that our growth in the coming years will likely come from a combination of three distinct models.

Organic Growth.  The redeployment of idle drilling rigs acquired in the Beeman acquisition, will commence in the second quarter of 2008.  Three rigs are planned to be moved to Liberal, Kansas, over a three-month period; the two smallest rigs will be moved to Cleveland, Texas; and we are working to receive drilling commitments to move two rigs into the Raton Basin of northeast New Mexico by November 2008.  In addition, we are planning to add additional workover rigs to our Well Services Division during the current year.

Incubated Business Lines.  We are actively investigating the launch of a fourth operating division in Geologic Services. We have outfitted three units from American Rig Housing with equipment to perform mudlogging services to begin evaluating the best approach to penetrate this market in a significant way.

Acquisition Growth.  We believe our early success in concluding our initial acquisitions, together with our management's extensive industry contacts and our "Best" branding and marketing effort will result in new and complimentary acquisition opportunities for our company.

Business During 12 Months Ended January 31, 2008

Prior to the completion of the February 2008 Acquisitions, we were in the business of mineral exploration and owned an option to the rights to explore property on which no minerals have yet been discovered.  On April 4, 2007, we entered into a Property Option Agreement and paid approximately $1,720 to acquire an option to purchase an 85% interest in the Nor 1 Mineral Claim.  We referred to the Nor 1 Mineral Claim as the Nor Claim.  We did not have any ownership interest in the property that is covered by the Nor claim.  Our mineral claim option covered an area of approximately 1,301 acres or approximately 2.03 square miles.  We did not exercise our option on this property; instead, in February 2008, subsequent to our year-end, we abandoned our business plan to develop the Nor 1 Claim, in order to pursue the 2008 Acquisitions.  Consequently, in February 2008 we transferred the rights to the Nor 1 claim to our former officer and Director Les Scott.  Under the terms of the Property Option Agreement, we were able to exercise our option if we made aggregate payments of $18,900 to the optionor on or before March 31, 2009 and an additional $282,000 in aggregate exploration expenses on or before March 31, 2011.  We could have exercised our option at any time prior to March 31, 2011 if we pay $18,900 to the optionor and incur $282,000 in exploration expenses on the Nor mineral claim.

During our fiscal year ended January 31, 2008, we were a development stage company.

Since we were a development stage company, as of our year-end we had not earned any revenues.  As of January 31, 2008, we had $5 cash on hand and liabilities in the amount of $90.  Accordingly, our working capital position as of January 31, 2008 was a negative $85.

Since our inception through January 31, 2008, we have incurred a net loss of $107,879.  We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business.  As of year-end, our working capital was insufficient to carry out the existing business plan.  However, on February 14, 2008, we received gross proceeds of $8,640,000 from the initial closing of the private placement described below.  We also entered into a credit facility with PNC Bank, National Association and certain other lenders pursuant to which we may borrow up to a maximum amount of $25,000,000.  Also on February 14, 2008, we completed the acquisition of BWS and Beeman, as described below.  On February 27, 2008, we acquired certain assets from three other companies, also described below.  The acquired operations generate substantial cash flow and represent a change of our business plan going forward.

2008 Acquisitions

On February 14, 2008, we completed the acquisition of two companies, Best Well Service, Inc., which we refer to as BWS, and Bob Beeman Drilling Company, which we refer to as Beeman or BBD.  On February 27, 2008, we acquired certain assets from American Rig Housing, Inc., which we refer to as ARH, Robert L. Beeman d/b/a BB Drilling Co., which we refer to as BB Drilling, and Drill Site Services & Investments, LLC, which we refer to as DSS.

We acquired BWS by purchasing all of its issued and outstanding stock from its sole stockholder, Tony Bruce, for a total purchase price of $20,600,000, payable as follows: (i) a note for $20,000,000 was issued to the seller at closing which was paid off shortly thereafter through funding provided by our credit facility; (ii) funds in the amount of $500,000 were delivered to an escrow agent to be held as security for seller's indemnification obligations under the acquisition agreement for a period of six months; and (iii) we agreed to issue to Mr. Bruce common stock valued at $100,000 based on a 10-day volume weighted average price, commencing with the first day of trading which was March 18, 2008.  A total of 46,744 shares have been issued to Mr. Bruce.  As part of this transaction, we entered into a three year lease with Mr. Bruce for an equipment yard located in Liberal, Kansas at $3,500 per month plus related expenses that we anticipate will cost an additional approximately $1,500 per month over the term of the lease.  BWS continues to operate as our wholly-owned subsidiary.  In addition, as part of the acquisition agreement, we also entered into a one year employment agreement with Mr. Bruce under which he will serve as a Vice President of our Central Division for an annual salary of $150,000.  Mr. Bruce also agreed to join our board of directors.  Prior to the execution of the foregoing agreements with Mr. Bruce, there was no material relationship between us and Mr. Bruce.

We acquired BBD by acquiring all of its issued and outstanding stock from its sole stockholder, Robert L. Beeman, for a total purchase price of $4,750,000, payable as follows: (i) a note for $4,050,000 was issued to Mr. Beeman at closing which was paid off shortly thereafter through funding provided by our credit facility; (ii) $200,000 in a previously paid deposit; and (iii) funds in the amount of $500,000 were delivered to an escrow agent to be held as security for Mr. Beeman's indemnification obligations under the acquisition agreement for a period of six months.   As part of this transaction, we entered into a three-year lease with Mr. Beeman for an equipment yard located in Moab, Utah at $6,000 per month plus related expenses that we anticipate will cost an additional approximately $1,500 per month over the term of the lease.  BBD continues to operate as our wholly-owned subsidiary.  Prior to the execution of the foregoing agreements with Mr. Beeman, there was no material relationship between us and Mr. Beeman.

On February 27, 2008, we acquired certain assets of ARH in exchange for 6,200,000 shares of our common stock.  These assets consist of oil field rig houses, motor vehicles, rolling stock and related tools and equipment.  We assumed no liabilities of ARH in connection with this transaction.  We have valued this transaction at $2,271,500.  ARH was owned and controlled by Mr. Larry Hargrave, our chief executive officer and a director.  As part of this transaction, we entered into a three year lease with Mr. Hargrave for an equipment yard located in Cleveland, Texas at $6,000 per month plus related expenses that we anticipate will cost an additional approximately $1,500 per month over the term of the lease.  We intend to continue the operations as a division, using the name American Rig Housing.  In addition, ARH has agreed to not compete with us for a period of five years and to not solicit our customers, suppliers, or employees for a period of three years.

Also on February 27, 2008, we acquired certain assets of BB Drilling from its owner, Robert L. Beeman, for a cash purchase price of $2,000,000, and certain assets of DSS from its owner, Todd Beeman, for a total purchase price of $1,050,000 paid in cash except for common stock valued at $50,000 based on a 10 day volume weighted average price, commencing with the first day of trading which was March 18, 2008.  A total of 23,372 shares of common stock have been issued in payment thereof.  These assets consist of drilling rigs, motor vehicles, rolling stock, pumps and related tools and equipment. We assumed no liabilities of BB Drilling or DSS in connection with this transaction.  We contributed the assets acquired from BB Drilling and DSS into BBD which will utilize them in its operations.  As part of the transaction, the former owners have agreed to restrict the disclosure of confidential information pertaining to our business, and will not compete with our business or solicit our customers, suppliers or employees for a period of five years.  We entered into an employment agreement with Todd Beeman to act as our General Manager of Western Operations for an annual salary of $150,000.

2008 Financing

In order to finance the acquisitions described above and to provide us with working capital, on  February 14, 2008, we completed the initial closing of a private placement resulting in gross proceeds to us of $8,640,000.  Units consisting of 625 shares of our common stock and 90 shares of our Series A Preferred Stock, were purchased by accredited investors at a purchase price of $1,000 per Unit.  In total, as reported on April 14, 2008, we had sold a total of 13,566 Units, consisting of 8,478,750 shares of our common stock and 1,220,940 shares of Series A Preferred Stock, for total gross proceeds of $13.566 million.  The issuance and sale of these securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act and certain private placement exemptions under applicable state securities laws.

We retained Andrew Garrett, Inc. of New York as our exclusive placement agent.  Pursuant to our agreement, we paid Andrew Garrett a cash commission of 10% of the gross proceeds of the Offering, plus a non-allocable expense allowance of 2%, and warrants to purchase 10% of the Units sold at any time over the next five years at an exercise price of $1,000 per Unit.  The shares of common stock and Series A Preferred Stock that may be purchased upon exercise of the Warrants are included in this offering.  Andrew Garrett shared commissions and warrants with certain qualified selling agents under separate agreements between Andrew Garrett and the respective selling agents.

On February 14, 2008, we also entered into a Revolving Credit, Term Loan and Security Agreement with PNC Bank, N.A., or credit facility, pursuant to which we may borrow up to a maximum amount of $25,000,000 at an interest rate to be determined at the time of the particular draws, but generally equal to the PNC Base Rate plus 1% over the Alternate Base Rate or 3% over the Eurodollar Rate, as those terms are defined in the credit facility.  The revolving credit portion of the debt, equal to $19,150,000, may be borrowed and re-borrowed until maturity on February 14, 2012.  Monies borrowed against the term loan portion of the total debt agreement, equal to $5,850,000, are amortized and must be repaid over 60 months, with an annual 25% recapture of Excess Cash Flow applied to the principal balance. Excess Cash Flow is defined as EBIDTA less principal and interest payments made against the credit facility, cash tax payments, non-financed capital expenditures and payments to holders of Series A Preferred Stock.

We drew upon a substantial portion of our credit facility in order to close our acquisitions.  Draws against the credit facility are secured by all of our assets and equipment and by all of the assets and equipment of BWS and BBD, and the assets acquired from BB Drilling, DSS, and ARH.

We made further draws against the credit facility for general working capital purposes.  Any equipment and assets purchased in the future will, once acquired, also be subject to the security interest in favor of PNC Bank, N.A, and may be used to increase our available funds under the terms of the credit facility.

Operations

As of May 31, 2008, our rig fleet consisted of 25 workover rigs and 12 drilling rigs. We own all the rigs in our fleet. We believe that our rigs and other related equipment are in good operating condition. Our employees perform periodic maintenance and minor repair work on our drilling rigs. We rely on various oilfield service companies for major repair work and overhaul of our drilling equipment when needed. We also engage in periodic improvement of our drilling equipment. In the event of major breakdowns or mechanical problems, our rigs could be subject to significant idle time and a resulting loss of revenue if the necessary repair services are not immediately available.

The following table sets forth information regarding utilization of the BWS' and BBD's drilling rigs:

	Years ended December 31,
	2007	2006
Average number of operating rigs:
BWS	23	23
BBD	12	11
Total	35	34
Average utilization rate:
BWS	100%	100%
BBD	19%	27%
Total	72%	76%

As of May 31, 2008, we owned a fleet of 49 trucks and related transportation equipment that we use to transport our drilling rigs and equipment to and from drilling sites. By owning our own trucks, we reduce the cost of rig moves and reduce downtime between rig moves.

Drilling Contracts

As a provider of contract land drilling services, our business and the profitability of our drilling services division depend on the level of drilling activity by oil and gas exploration and production companies, by mineral exploration companies, and by municipalities operating in the geographic markets where we operate. The oil and gas exploration and production, and mineral exploration industries are historically cyclical industries characterized by significant changes in the levels of exploration and development activities. During periods of lower levels of drilling activity or excess rig capacity, price competition tends to increase and results in decreases in the profitability of daywork contracts. In this competitive price environment, we may be more inclined to enter into turnkey and footage contracts that expose us to greater risk of loss without commensurate increases in potential contract profitability.

We obtain our contracts for drilling oil and gas wells, mineral core holes, and municipal water wells either through competitive bidding or through direct negotiations with customers. Our drilling contracts generally provide for compensation on either a daywork, turnkey or footage basis. The contract terms we offer generally depend on the complexity and risk of operations, the on-site drilling conditions, the type of equipment used and the anticipated duration of the work to be performed. Generally, our contracts provide for the drilling of a single well and typically permit the customer to terminate on short notice.  However, our contracts with mineral companies often provide for a multi-well evaluation program.

Daywork Contracts.  Under daywork drilling contracts, we provide a drilling rig with required personnel to our customer who supervises the drilling of the well. We are paid based on a negotiated fixed rate per day while the rig is used. Daywork drilling contracts specify the equipment to be used, the size of the hole and the depth of the well. Under a daywork drilling contract, the customer bears a large portion of the out-of-pocket drilling costs and we generally bear no part of the usual risks associated with drilling, such as time delays and unanticipated costs.

Turnkey Contracts.  Under a turnkey contract, we agree to drill a well for our customer to a specified depth and under specified conditions for a fixed price, regardless of the time required or the problems encountered in drilling the well. We provide technical expertise and engineering services, as well as most of the equipment and drilling supplies required to drill the well. We often subcontract for related services, such as the provision of casing crews, cementing and well logging. Under typical turnkey drilling arrangements, we do not receive progress payments and are paid by our customer only after we have performed the terms of the drilling contract in full.

The risks to us under a turnkey contract are substantially greater than on a well drilled on a daywork basis. This is primarily because under a turnkey contract we assume most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including the risk of blowout, loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalations and personnel. When needed, we employ or contract for engineering expertise to analyze seismic, geologic and drilling data to identify and reduce some of the drilling risks we assume. We use the results of this analysis to evaluate the risks of a proposed contract and seek to account for such risks in our bid preparation. We believe that our operating experience, qualified drilling personnel, risk management program, internal engineering expertise and access to proficient third-party engineering contractors have allowed us to reduce some of the risks inherent in turnkey drilling operations. We also maintain insurance coverage against some, but not all, drilling hazards. However, the occurrence of uninsured or under-insured losses or operating cost overruns on our turnkey jobs could have a material adverse effect on our financial position and results of operations.

Footage Contracts.  Under footage contracts, we are paid a fixed amount for each foot drilled, regardless of the time required or the problems encountered in drilling the well. We typically pay more of the out-of-pocket costs associated with footage contracts as compared to daywork contracts. Similar to a turnkey contract, the risks to us on a footage contract are greater because we assume most of the risks associated with drilling operations generally assumed by the operator in a daywork contract, including loss of hole, stuck drill pipe, machinery breakdowns, abnormal drilling conditions and risks associated with subcontractors' services, supplies, cost escalation and personnel. As with turnkey contracts, we manage this additional risk through the use of engineering expertise and bid the footage contracts accordingly, and we maintain insurance coverage against some, but not all, drilling hazards. However, the occurrence of uninsured or under-insured losses or operating cost overruns on our footage jobs could have a material adverse effect on our financial position and results of operations.

Workover Contracts

Well service generally involves a much shorter duration operation, performed on an existing wellbore.  Workover rigs are typically on location for three to four days for a well repair, or workover, operation.  We also contract with customers to use our workover rigs for well completions on wells that have been drilled by a drilling rig and evaluated to be potentially productive.  Our customers save money by contracting for our workover rig to conduct the completion operations rather than to keep the drilling rig on location while the completion work is performed.  Workover rigs can be on location for a completion job for a period of time from a few days to several weeks, mostly depending on the availability of third party vendors to perform their part of the completion.  Contract terms for workover rigs provide for an hourly rate for the rig while on location.

Customers and Marketing

We market our rigs to a number of customers. During the fiscal year ended January 31, 2008 , we conducted well service work for 156 different customers and drilled wells for 16 different customers on a pro forma basis.  Oxy USA, Inc., and Anadarko Petroleum Company accounted for 33% and 16% of our well service revenues, respectively;  Mesa Uranium and the City of Blanding accounted for 30% and 22% of our drilling revenues, respectively.  Not other customers provided more than 10% of our revenues.

We primarily market our workover and drilling services through senior employee contacts. These senior employees use personal contacts and industry periodicals and publications to determine which operators are planning to drill oil and gas wells in the near future in our market areas.  Once we have been placed on the "bid list" for an operator, we will typically be given the opportunity to bid on most future wells for that operator in the areas in which we operate. Our rigs are typically contracted on a well-by-well basis.  In addition, we have established relationships with many operators in the Hugoton field area by which we have become the vendor of choice for workover operations in that area.  We currently have a backlog of several weeks or more for each of our workover rigs.  In the Kansas market where we are sending three of our Beeman drilling rigs, potential customers have indicated to us that they have been quoted wait times of over four months by other drilling companies in the area in order to get a drilling rig to their locations.

Competition

We encounter substantial competition from other drilling and well service contractors. Our primary market areas are highly fragmented and competitive. The fact that drilling rigs are mobile and can be moved from one market to another in response to market conditions heightens the competition in the industry.

The drilling and well service contracts we compete for are usually awarded on the basis of competitive bids.  The principal drilling services companies such as Helmerich & Payne, Inc., Grey Wolf, Inc., Patterson-UTI Energy, Inc., Nabors Industries, Inc. and Unit Corp generally have larger drilling rigs than we have, and focus primarily on deeper wells. In the market for wells less than 5,500 feet deep, which is the effective limit for our rigs, there are no dominant competitors.  Companies that service this market typically have two to ten rigs in their fleet.  The primary well service competitor is Key Energy Services, a large public company.  However, in our market in southwest Kansas, we have 25 workover rigs and Key has 5 workover rigs.  We believe that BWS has been very effective in establishing a strong reputation among its customers.  In addition to pricing and rig availability, we believe the following factors are also important to our customers in determining which drilling and well service contractors to select:

-	the type and condition of each of the competing rigs;

-	the mobility and efficiency of the rigs;

-	the quality of service and experience of the rig crews;

-	the safety records of the rigs; and

-	the offering of ancillary services.

We currently use all of the factors -- pricing, availability, quality of our equipment, the safety record of our rigs and the experience of our rig crews -- to differentiate us from our competitors.

Well service and drilling companies compete primarily on a regional basis, and the intensity of competition may vary significantly from region to region at any particular time. If demand for well service or drilling services improves in a region where we operate, our competitors might respond by moving in suitable rigs from other regions. An influx of rigs from other regions could rapidly intensify competition and make any improvement in demand for drilling rigs in a particular region short-lived.

Many of our competitors have greater financial, technical and other resources than we do. Their greater capabilities in these areas may enable them to:

-	better withstand industry downturns;

-	compete more effectively on the basis of price and technology;

-	better retain skilled rig personnel; and

-	build new rigs or acquire and refurbish existing rigs so as to be able to place rigs into service more quickly than us in periods of high drilling demand.

Raw Materials

The materials and supplies we use in our well service and drilling operations include fuels to operate our well service and drilling equipment, drilling mud, kill water, drill pipe, tubing, drill collars, drill bits and cement. We do not rely on a single source of supply for any of these items. While we are not currently experiencing any shortages, from time to time there have been shortages of drilling equipment and supplies during periods of high demand. Shortages could result in increased prices for equipment or supplies that we may be unable to pass on to customers. In addition, during periods of shortages, the delivery times for equipment and supplies can be substantially longer. Any significant delays in our obtaining equipment or supplies could limit well service or drilling operations and jeopardize our relations with customers. In addition, shortages of equipment or supplies could delay and adversely affect our ability to obtain new contracts for our rigs, which could have a material adverse effect on our financial condition and results of operations.

Operating Risks and Insurance

Our operations are subject to the many hazards inherent in the contract land drilling and well service business, including the risks of:

-	blowouts;

-	fires and explosions;

-	loss of well control;

-	collapse of the borehole;

-	lost or stuck drill strings; and

-	damage or loss from natural disasters.

Any of these hazards can result in substantial liabilities or losses to us from, among other things:

-	suspension of drilling operations;

-	damage to, or destruction of, our property and equipment and that of others;

-	personal injury and loss of life;

-	damage to producing or potentially productive oil and gas formations through which we drill; and

-	environmental damage.

We seek to protect ourselves from some but not all operating hazards through insurance coverage. However, some risks are either not insurable or insurance is available only at rates that we consider uneconomical. Those risks include pollution liability in excess of relatively low limits. Depending on competitive conditions and other factors, we attempt to obtain contractual protection against uninsured operating risks from our customers. However, customers who provide contractual indemnification protection may not in all cases maintain adequate insurance to support their indemnification obligations. We can offer no assurance that our insurance or indemnification arrangements will adequately protect us against liability or loss from all the hazards of our operations. The occurrence of a significant event that we have not fully insured or indemnified against or the failure of a customer to meet its indemnification obligations to us could materially and adversely affect our results of operations and financial condition. Furthermore, we may not be able to maintain adequate insurance in the future at rates we consider reasonable.

Our current insurance coverage includes property insurance on our rigs, equipment and real property. Our insurance coverage for property damage to our rigs and to our drilling equipment is based on our estimates of the cost of comparable used equipment to replace the insured property. The policy provides for a deductible on rigs of the greater of 3.5% of value or $25,000 per occurrence. Our third-party liability insurance coverage is $10 million per occurrence and in the aggregate, with a deductible of $25,000 per occurrence. We believe that we are adequately insured for public liability and property damage to others with respect to our operations. However, such insurance may not be sufficient to protect us against liability for all consequences of well disasters, extensive fire damage or damage to the environment.

Housing Accommodations Division

Our acquisition of the assets of ARH, established our presence in the fabrication and/or rental of crew quarters for the drilling sector.  ARH provides living quarters, field officers and ancillary equipment to support remote field operations.  Currently, our rig houses serve drilling operations in eastern and southern Texas.  We expect to deploy rig houses to accompany our own drilling rigs as we redeploy them from Utah.  We have 65 rig houses in various configurations for lease, and we also fabricate new rig houses to fill purchase orders from third parties.  In the past, ARH rig houses have also been used outside of the drilling business for such markets as temporary school housing, construction sites, and disaster recovery operations.  On a pro forma basis in 2007, this business represented about 6% of our consolidated pro forma revenues.

Regulations

There have been, and continue to be, numerous federal and state laws and regulations governing the oil and gas industry that are often changed in response to the current political or economic environment. Compliance with this regulatory burden is often difficult and costly and may carry substantial penalties for noncompliance. We cannot predict the impact of these or future legislative or regulatory initiatives on our new operations.  The following is a general discussion of certain regulatory efforts that affect our business, many indirectly as they effect customers' use of drilling equipment.

Regulation of Natural Gas and Oil Exploration and Production

Our business activities are indirectly subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring customers to obtain permits for drilling wells, maintaining bonding requirements in order to drill or operate wells, regulating the location of wells, the method of drilling and casing of wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. These operations are also subject to various conservation laws and regulations. The effect of these regulations may limit the amount of oil and gas that can be produced from wells we are engaged to drill and may limit the number of wells or the locations at which we can drill. The regulatory burden on the oil and gas industry can increase our costs of doing business and, consequently, affect our profitability. In as much as such laws and regulations are frequently expanded, amended and reinterpreted, we are unable to predict the future cost or impact of our compliance with such regulations.

Environmental Regulation

The oil and gas industry is subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. To the extent laws are enacted or other governmental action is taken that prohibits or imposes environmental protection requirements that result in increased costs to the natural gas and oil industry in general, our expected business could be adversely affected.

Our operations will be subject to various federal, state and local environmental laws and regulations. Our domestic activities are subject to a variety of environmental laws and regulations, including but not limited to, the Oil Pollution Act of 1990, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Safe Drinking Water Act, as well as state regulations promulgated under comparable state statutes. Civil and criminal fines and penalties may be imposed for non-compliance with these environmental laws and regulations which may be extended to apply to our operations. Additionally, these laws and regulations require the acquisition of permits or other governmental authorizations before undertaking certain activities, limit or prohibit other activities because of protected areas or species, and impose substantial liabilities for cleanup of pollution.

Employees

As of May 31, 2008, we had 130 field personnel and 12 office and yard staff associated with our BWS business operations and we have 30 full-time employees, including management and work force, associated with our BBD business operations.  We also have 20 employees in our rig housing operation in Texas and 12 employees at our main offices in Houston, Texas.  None of our employees are covered by a collective bargaining agreement.

Properties

At year-end, we owned no properties.  Our mineral claim option covered an area of approximately 1,301 acres or approximately 2.03 square miles.  The Nor mineral claim in which we held an option is located approximately 15 miles north-east of the city of Mission which is located in the Fraser River valley in southwestern British Columbia.

 At year-end our principal offices were located at 401 - 1917 West 4th Avenue, Vancouver, B.C., V6T 1M7, Canada.

 As a result of the 2008 Acquisitions, our executive offices are located at 1010 Lamar St., Suite 1200, Houston, Texas 77002.  We occupy approximately 8,000 square feet pursuant to 3 year office lease, currently requiring $13,000 per month plus CAM charges in rent.

 In connection with our acquisition of BWS, we executed an agreement to lease certain real property owned by Tony Bruce for a period of three (3) years at a rate of $3,500 per month, plus related expenses that we anticipate will additionally cost approximately $1,500 per month over the term of the lease.  The leased property consists of approximately 5 acres in Liberal, Kansas.  We anticipate using the leased property to house the equipment necessary to run BWS's business over the term of the lease.

 In connection with our acquisition of BBD, we executed a lease agreement to lease two parcels of real property owned by  Robert Beeman for a period of one year at a rate of $6,000 per month plus related expenses that we anticipate will additionally cost approximately $1,500 per month over the term of the lease.  The first leased property consists of approximately 7 acres in Moab, Utah.  The second leased property consists of approximately 10 acres in Wellington, Utah.  We anticipate using the leased properties to house the equipment necessary to run BBD's business over the term of the lease.

 In connection with our acquisition of assets from ARH, we executed an agreement to lease certain real property owned by Larry Hargrave, our CEO and owner of ARH, for a period of three (3) years at a rate of $6,000 per month, plus related expenses that we anticipate will cost approximately an additional $1,500 per month over the term of the lease.  The leased property consists of approximately 11 acres in Cleveland, Texas.  We anticipate using the leased property to house the equipment and perform the fabrication necessary to run our rig housing operation over the term of the lease.

Legal Proceedings

We are subject to litigation in the normal course of our business.  However, there are no pending proceedings which are currently anticipated to have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees.  All of our officers and directors were appointed February 14, 2008 except James Byrd who was appointed on March 17, 2008 and Charles Daniels, who was appointed on April 1, 2008.  All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify.  Executive officers serve at the request of the board of directors.

Name	Age	Office(s) Held
Larry W. Hargrave	57	Director, Chairman of the Board, Chief Executive Officer and President
Charles Daniels	53	Executive Vice President and Chief Operating Officer
James W. Carroll	52	Director, Executive Vice President and Chief Financial Officer
Tony Bruce	54	Director and Vice President of Central Operations
James Byrd	49	Director
David Gad	23	Director
Joel Gold	66	Director
Mark Harrington	54	Director

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Larry W. Hargrave, Director, Chairman of the Board, Chief Executive Officer and President - Mr. Hargrave is a multi-degreed petroleum geologist with over 30 years industry experience as an operator, explorer, and exploitation specialist.  Mr. Hargrave began his career with Xlog in 1973 and in 1975 joined then NYSE listed Damson Oil Company where he served as that company's Northern Regional Manager. In that capacity he was also responsible for in excess of 130 employees, including drilling rig hands and office support personnel for that company's drilling program. He followed a fellow Damson employee in 1979 in forming Lomax Exploration and in 1985 was asked by Lomax's key investor group to head their own exploration effort. In 1991/1992 Mr. Hargrave served the E&P subsidiary of NYSE listed Global Marine as Senior Geologist. He is personally responsible for the discovery and development of 14 significant domestic and international oil and gas fields. In 1991, he founded and served as President of NGL Industries, which installed and operated low-pressure natural gas gathering systems in South Texas and profitably monetized in 1996. In 1992, Mr. Hargrave founded Arctic Gas Processors in conjunction with the World Bank. AGP's mission was to develop processing opportunities in the Soviet Union, Africa and Trinidad. Also in 1996 that company was profitably sold to Singapore based Agio Counter Trade. Mr. Hargrave acquired sole control and has been the President of ARH from 1996 to the present.

Charles Daniels, Executive Vice President and Chief Operating Officer ¡¡¨¬C On April 1, 2008, Mr. Daniels was appointed Chief Operating Officer.  Reporting to Best Energy's Chief Executive Officer, Larry Hargrave, Mr. Daniels is charged with overseeing the Company's day-to-day operational activities, employee and customer relations and execution of tactical business development programs and corporate growth initiatives.

Prior to joining the executive leadership team at Best Energy, Mr. Daniels served as Contracts Manager for Patterson UTI Energy, Inc., one of the nation's largest drilling services companies with approximately 350 marketable land-based drilling rigs in operation.  During his seven year tenure at Patterson UTI (and two years with UTI prior to its merger with Patterson in 2001), Mr. Daniels focused primarily on optimizing contracting services, increasing service levels across all drilling operations and managing key customer and supplier relationships.  As Sales and Operations Manager at Knight Oil Tools, the largest privately held rental tool company in the oil and gas industry, he managed all operational activities relating to the sales and rental of tools, equipment and services for customers engaged in drilling, completion and well control in Texas and South America.  Prior industry experience also included management roles with McCrimmon Drilling Company; Drilling Tools, Inc., J3 Drilling Company, and Mid-Continent Supply Company, where he first began his career.

James W. Carroll, Director, Executive Vice President and Chief Financial Officer - Mr. Carroll has 28 years of experience in the oil and gas business. He learned the business by working for fifteen years with the Cullen Family in Houston, Texas. For his last seven years there, he was the chief financial officer of Quintana Petroleum Corporation, the Cullens' primary operating company which operated over 1,400 wells.  In 1995, Mr. Carroll formed Bright Hawk Resources, Inc., purchasing working and royalty interests in over 400 wells domestically and assembling a 650,000-acre frontier exploration block in Central America.  In 2000, he broadened his public-company experience by joining a new public internet/media company as their CFO. After successfully leading that company through its first year of SEC reporting, during which it closed ten small acquisitions, he co-founded Goldbridge Capital, LLC, a Houston investment banking and business advisory firm. He had started his career in the management consulting division of Ernst & Young in 1977, prior to joining the Cullens in 1980.  Mr. Carroll holds a Bachelor's degree, summa cum laude, from Rice University with a double major in economics and management and a Master's degree in accounting, also from Rice. In addition, he was an Adjunct Assistant Professor for five years in the graduate business school at Rice in the early 1990's. He is a Certified Public Accountant and a Certified Management Accountant.

Tony Bruce, Director and Vice President of Central Operations ¡¡¨¬C Mr. Bruce was the Founder and Chairman of Best Well Services, Inc, or BWS, which was acquired by the Company in February 2008. Mr. Bruce's family has been in the drilling business since the 1940's and moved to Kansas in the 1950's. Mr. Bruce has worked in the family business and purchased his father's company in 1980 which he subsequently sold. In 1989, Mr. Bruce returned to the oil business taking a position with National Oil Well. In 1991, Mr. Bruce started BWS with one workover rig and today the company is operating 24 rigs within a 100 mile radius of Liberal, Kansas in the Hugoton Embayment, the Texas Panhandle field and the Anadarko Basin.

James Byrd, Director - Mr. Byrd is the designated Board appointee of CoreFund, L.P., a Company stockholder and lender who nominated Byrd in accordance with the terms and conditions of its debt and equity investments in the Company.  Mr. Byrd has spent his career focused on building businesses in a wide range of industries, from start-ups to mature companies, both publicly traded and privately held.  From 1987 through 1993, he was the founding and managing partner of Schoene, Byrd, Piercefield and Heinkel, an Orlando, Florida-based, full service commercial law firm specializing in corporate and securities, real estate and general business law.  In 1993, Byrd founded and served as CEO of Sobik's Subs, Inc., a 32-unit franchise chain of sandwich shops that he took public through reverse merger and grew to 80 units within 30 months.  In 1996, he served as CEO of Fortune Financial Systems, Inc., a company he founded and subsequently took public, which saw annual sales climb from $50,000 to nearly $100 million in just one year.

In 1998, Mr. Byrd formed Vanguard Capital, LLC, a privately held equity firm that he continues to manage today.  Vanguard has acted as a consultant to several highly successful public merger deals, including World Commerce Online, Inc., a public stock that grew from a private placement of $0.50 per share to over $30 per share; and Parts.com, a publicly traded online auto parts provider that went from a private placement of $0.50 per share to over $50 per share in the span of 12 months.  In 2004, he founded OE Source, LC, an auto parts importer and distributor, and as a Managing Director, oversaw the growth of the company from $3 million in sales in 2004 to over $15 million in sales in 2007.  The company went public by way of reverse merger in January 2008 under the name General Automotive Company.

Mr. Byrd attended Florida State University (FSU) where he earned a B.S. degree in Communications and subsequently earned a JD with High Honors from the FSU College of Law.  He has been a member in good standing of the Florida Bar since 1986.

David Gad, Director ¡¡¨¬C From October 2007 to the present, Mr. Gad is VP of Marketing in Almod Diamonds Ltd.  From 2003 until October 2007, Mr. Gad worked as a retail manager of various diamond store locations in St. Thomas, Aruba, and Cozumel for Almod Diamonds Ltd.  Mr. Gad has a Bachelors of Science in Business Administration from American University in Washington, D.C.

Joel Gold, Director - Mr. Gold is Director of Investment Banking of Andrew Garrett, Inc., an investment-banking firm located in New York City. From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment-banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm also located in New York City. From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, Managing Director of Fechtor Detwiler & Co., Inc. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns") For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director, and serves on the Audit and Compensation Committees, of Geneva Financial Corp., a publicly held specialty, consumer finance company, Emerging Vision, a retail eye care company, BlastGard International, a developer of blast mitigation materials, and Food Innovations, a specialty food company. Joel has a B.S. in accounting from Brooklyn College, an M.B.A. from Columbia Graduate School of Business, and a Juris Doctorate from NYU Law School. Joel is the President and Founder of Just One Life, a charitable organization that assists women with difficult childbirth conditions.

Mark G. Harrington, Director - Mr. Harrington has served in various professional capacities as Chairman, President, Chief Executive Officer or Chief Operating Officer of six separate emerging energy companies and private investment groups. These companies are: Chipco Energy, Inc. (1982-1985) President and Chief Operating Officer of the privately held concern that focused on private equity investments and exploratory drilling projects; Harrington and Company (1986-Present) Founder and Chief Executive Officer of the privately held concern which formed Energy Vulture Funds in 1986/1987 and continues to provide advisory service to select energy companies; HCO Canada, Ltd. (1986-1997) Founder, Chairman and CEO of the privately held concern which subsequently incubated Calgary-based and TSE listed HCO Energy that was later sold in 1997; HarCor Energy, Inc. (1986-1998) Chairman and CEO of the NASDAQ NMS listed company incubated through the Energy Vulture funds that was placed for sale in March, 1997; Dune Energy, Inc. (2003-2004) President and COO of the AMEX listed company; he resigned after successful launch of the Company to pursue other business ventures; and Quinduno Energy, Inc. (2004-2006) President and CEO of the privately held company, Quinduno sold it assets to Petrosearch Energy in 2005. Mr. Harrington is also currently director of energy finance at Andrew Garrett, Inc.

He began his career in 1977 as an energy analyst at the U.S. Trust Company and in 1978 joined Carl H. Pforzheimer & Co. in the same capacity. Mr. Harrington became a partner in that firm in 1980 as well as President of the in-house investment arm, Chipco Energy. Mr. Harrington resigned in 1985 to form Harrington and Company and create the Energy Vulture funds to pursue distressed opportunities in energy out of which were incubated both HCO Energy in Calgary and the Houston-based HarCor Energy. Mr. Harrington has been featured in or authored in excess of 20 publications and made guest appearances on CNBC, Canada AM, Dow Jones News and Bloomberg. Mr. Harrington is a resident of Houston, Texas and holds both a BBA and MBA in Finance from the University of Texas.

All directors hold office for one-year terms or until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships among our directors and executive officers.

Director Independence

The Board of Directors has determined that each of the following members of the Board of Directors is independent as determined in accordance with the listing standards of the American Stock Exchange and Item 7(c) of Schedule 14A of the Exchange Act:  James Byrd, Mark Harrington and David Gad.  In making this determination, the Company considered the fact that Mr. Harrington was affiliated with Andrew Garrett, Inc. which acted as the Company's placement agent in a private placement completed in March 2008.  Mr. Harrington was not a partner, controlling stockholder or executive officer of Andrew Garrett at any time, and Mr. Harrington has received no compensation to-date for his service as a consultant to Andrew Garrett in the transaction.  Mr. Harrington terminated his affiliation with Andrew Garrett in April 2008.

Audit Committee

The entire Board of Directors is currently acting as the audit committee as specified in Section 3(a)(58)(B) of the Exchange Act.

Code of Ethics

In May 2008, the Board of Directors unanimously approved our Code of Ethics.  This Code is a statement of our high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers, and employees.  A copy of the Code of Ethics can be found in its entirety on our website at www.BEYSinc.com.  Additionally, should there be any changes to, or waivers from, our Code of Ethics, those changes or waivers will be posted immediately on our website at the address noted above.

Stockholder Communications with Board

The Board of Directors has implemented a process by which stockholders may communicate with the Board of Directors.  Any stockholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to The Board of Directors, c/o The Corporate Secretary.  The Corporate Secretary has been instructed by the Board to promptly forward communications so received to the members of the Board of Directors.

Director Nominations

We currently do not have a nominating committee and have not adopted any procedures by which security holders may recommend nominees to the Board of Directors.  The current members of the Board of Directors were all appointed in February and March 2008 and the Board has only organized the Compensation Committee to-date.

EXECUTIVE COMPENSATION

Summary Compensation Table

We were formed in October 2006 and at January 31, 2008, we had only one officer, Les Scott.  The table below summarizes all compensation awarded to, earned by, or paid to our officers for all services rendered in all capacities to the Company, ARH, BWS, and Beeman for the two years ended January 31, 2008.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Les D. Scott, former President	2008(1)	--	--	--	--	--	--	--	--
	2007(1)	--	--	--	--	--	--	--	--
Larry W. Hargrave, Chief Executive Officer and President(2)	2007	-	--	--	--	--	$150,000	--	$150,000
	2006	--	--	--	--	--	$150,000	--	$150,000
Charles Daniels, Executive Vice President and Chief Operating Officer	2007	--	--	--	--	--	--	--	--
	2006	--	--	--	--	--	--	--	--
James W. Carroll, Executive Vice President and Chief Financial Officer	2007	--	--	--	--	--	--	--	--
	2006	--	--	--	--	--	--	--	--
Tony Bruce, Vice President of Central Operations (3)	2007	$59,250	$400,000	--	--	--	--	--	$459,250
	2006	$58,500	$400,000	--	--	--	--	--	$458,500
__________________

(1)	Fiscal year ended January 31.
(2)	Represents amounts paid by ARH for the two years ended December 31, 2006 and 2007.
(3)	Represents amounts paid by BWS for the two years ended December 31, 2006 and 2007.

Subsequent to January 31, 2008, we have elected the following four executive officers:

Name                                                     Position

Larry W. Hargrave                                                     Chief Executive Officer and President

Charles Daniels                                          Executive Vice President and Chief Operating Officer

James W. Carroll                                                     Executive Vice President and Chief Financial Officer

Tony Bruce                                                     Vice President of Central Operations

Employment Agreements

On March 5, 2008, the Company entered into an employment agreement with its chief executive officer, Larry W. Hargrave (the ¡¡ãHargrave Employment Agreement" The Hargrave Employment Agreement provides that Mr. Hargrave will serve as the Company's chairman of the board, president and chief executive officer, and has an initial term beginning March 5, 2008 and ending on December 31, 2009.  Under the terms of the Hargrave Employment Agreement, Mr. Hargrave's employment may be terminated at any time, with or without cause, by either Mr. Hargrave or the Company.  Mr. Hargrave will receive an initial annual base salary of $150,000, which will be increased to a rate of $192,000 per annum as of the first month beginning after a Form S-1 registration statement of the Company for the resale of shares of common stock sold by the Company in its 2008 private placement becomes effective.  Mr. Hargrave also will receive certain other employee benefits available generally to all employees or specifically to executives of the Company.  Mr. Hargrave is also entitled to receive a discretionary performance bonus beginning in 2008 and a $500 per month automobile allowance.  The Hargrave Employment Agreement provides that the Board of Directors of the Company shall determine whether to award a bonus to Mr. Hargrave and that Mr. Hargrave's discretionary performance bonus will be no less than 50% of the greatest bonus paid to any other executive officer of the Company.  Under the terms of the Hargrave Employment Agreement, if Mr. Hargrave's employment terminates for any reason, he is entitled to continued payment of his then base salary for six months and reimbursement of reimbursable expenses.  In addition, if his employment is terminated by the Company without ¡¡ãcause" (as defined in the Hargrave Employment Agreement), he will be entitled to (i) continued payment of his then base salary and provision of benefits for an additional period of six months and (ii) a pro rata share of any performance bonus that he would have otherwise been eligible to receive.  The six-month period specified in clause (i) of the foregoing sentence will be increased by one month for each full year of Mr. Hargrave's employment up to a maximum of 12 months.  Mr. Hargrave also received (i) options to purchase 300,000 shares of the Company's common stock that vest as of the date of grant at a purchase price per share equal to $0.16; and (ii) options to purchase 300,000 shares of the Company's common stock that will vest on December 31, 2008 at a price per share equal to $0.50.  Mr. Hargrave is also entitled to receive additional equity awards at the sole discretion of the Board of Directors but in no event less than 50% of the largest grant made to any other executive officer.

On May 5, 2008, the Board of Directors voted to approve a compensation bonus of $1,000,000 to Larry W. Hargrave earned with the successful completion of the acquisitions.  The payment of this deferred compensation will be made over time at a rate of $15,000 per month plus annual amounts equal to 20% of after-tax net income in excess of $4.9 million.

On April 1, 2008, Mr. Daniels and the Company executed and delivered an employment agreement (the "Daniels Employment Agreement") The Daniels Employment Agreement provides that Mr. Daniels will serve as the Company's executive vice president and chief operating officer, and has an initial term beginning March 5, 2008 and ending on December 31, 2009.  Under the terms of the Daniels Employment Agreement, Mr. Daniels's employment may be terminated at any time, with or without cause, by either Mr. Daniels or the Company.  Mr. Daniels will receive an initial annual base salary of $175,000, which will be increased to a rate of $192,000 per annum as of the first month beginning after a Form S-1 registration statement of the Company for the resale of shares of common stock sold by the Company in its 2008 private placement becomes effective.  Mr. Daniels also will receive certain other employee benefits available generally to all employees or specifically to executives of the Company.  Mr. Daniels is also entitled to receive a discretionary performance bonus beginning in 2008 and a Chevrolet Tahoe or similar vehicle.  The Daniels Employment Agreement provides that the Board of Directors of the Company shall determine whether to award a bonus to Mr. Daniels and that Mr. Daniels's discretionary performance bonus will be no less than 50% of the greatest bonus paid to any other executive officer of the Company.  Under the terms of the Daniels Employment Agreement, if Mr. Daniels' employment terminates for any reason, he is entitled to continued payment of his then base salary for six months and reimbursement of reimbursable expenses.  In addition, if his employment is terminated by the Company without ¡¡ãcause" (as defined in the Daniels Employment Agreement), he will be entitled to (i) continued payment of his then base salary and provision of benefits for an additional period of six months and (ii) a pro rata share of any performance bonus that he would have otherwise been eligible to receive.  The six-month period specified in clause (i) of the foregoing sentence will be increased by one month for each full year of Mr. Daniels's employment up to a maximum of 12 months. As an inducement to join the Company, on February 22, 2008, he had been awarded 150,000 unregistered common shares of the Company and 150,000 five-year warrants to purchase Best's common stock at an exercise price of $0.50.  The warrants will vest on December 31, 2008.  Mr. Daniels is also entitled to receive additional equity awards at the sole discretion of the Board of Directors but in no event less than 50% of the largest grant made to any other executive officer.

On March 5, 2008, Mr. Carroll and the Company executed and delivered an employment agreement (the "Carroll Employment Agreement"). The Carroll Employment Agreement has an initial term beginning March 5, 2008 and ending on December 31, 2009.  Under the terms of the Carroll Employment Agreement, Mr. Carroll's employment may be terminated at any time, with or without cause, by either Mr. Carroll or the Company.  Mr. Carroll will receive an initial annual base salary of $150,000, which will be increased to a rate of $192,000 per annum as of the first month beginning after a Form S-1 registration statement of the Company for the resale of shares of common stock sold by the Company in its 2008 private placement becomes effective.  Mr. Carroll also will receive certain other employee benefits available generally to all employees or specifically to executives of the Company.  Mr. Carroll is also entitled to receive a discretionary performance bonus beginning in 2008 and a $500 per month automobile allowance.  The Carroll Employment Agreement provides that the Board of Directors of the Company shall determine whether to award a bonus to Mr. Carroll and that Mr. Carroll's discretionary performance bonus will be no less than 50% of the greatest bonus paid to any other executive officer of the Company.  Under the terms of the Carroll Employment Agreement, if Mr. Carroll's employment terminates for any reason, he is entitled to continued payment of his then base salary for six months and reimbursement of reimbursable expenses.  In addition, if his employment is terminated by the Company without "cause" (as defined in the Carroll Employment Agreement), he will be entitled to (i) continued payment of his then base salary and provision of benefits for an additional period of six months and (ii) a pro rata share of any performance bonus that he would have otherwise been eligible to receive.  The six-month period specified in clause (i) of the foregoing sentence will be increased by one month for each full year of Mr. Carroll's employment up to a maximum of 12 months.  Mr. Carroll also received (i) a grant of 150,000 restricted shares of the Company's common stock; and (ii) options to purchase 150,000 shares of the Company's common stock that will vest on December 31, 2008 at a price per share equal to $0.50.  Mr. Carroll is also entitled to receive additional equity awards at the sole discretion of the Board of Directors but in no event less than 50% of the largest grant made to any other executive officer.

On February 14, 2008, Mr. Bruce and the Company executed and delivered an employment agreement (the "Bruce Employment Agreement"). The Bruce Employment Agreement has an initial term of one year and may be terminated by either the Company or Mr. Bruce by mutual agreement, by the Company for "cause" or upon Mr. Bruce's death or disability. Mr. Bruce will receive an annual salary of $150,000 and may also receive a discretionary bonus and he is eligible to receive certain other employee benefits available generally to all employees or specifically to executives of the Company.

Stock Option Grants

We had not granted any stock options or other equity awards at January 31, 2008 to any of the executive officers or directors.

Subsequent to January 31, 2008, we made grants of restricted stock, stock options and warrants to our executive officers as follows:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (3)($/Sh)
Larry W. Hargrave	03/05/08	--	300,000(1)	0.16
	03/05/08	--	300,000(2)	0.50
Charles Daniels	02/22/08	150,000	--	--
	02/22/08	--	150,000(2)	0.50
James W. Carroll	03/05/08	150,000	--	--
	03/05/08	--	150,000(2)	0.50
Tony Bruce	03/05/08	--	25,000(1)(4)	0.16
	03/05/08	--	50,000(2)(4)	0.50
__________________

(1)	Immediately vested.
(2)	Vested on December 31, 2008.
(3)
Options vesting immediately were priced at the same price as common stock was being sold under our private placement which closed on March 31, 2008, since trading on the OTCBB had not yet commenced.  Options vesting on December 31, 2008 were priced at a price greater than the price that investors paid for shares of the common stock in a private placement completed in March 2008.

(4)	Awarded in his capacity as a director

Outstanding Equity Awards at Fiscal Year-End

At January 31, 2008, we had no outstanding equity awards to any of our named executive officers.

Compensation of Directors

We did not compensate any of our directors during the year ended January 31, 2008.

On March 5, 2008, the Board of Directors awarded options to the following Directors: Mark Harrington, Joel Gold, David Gad, and Tony Bruce.  They each were awarded options to purchase a total of 75,000 shares of our common stock, 25,000 at an exercise price of $0.16 per share and 50,000 at an exercise price of $0.50 per share.  The $0.16 options vested immediately and the $0.50 options vest on March 5, 2009.  The Board of Directors also established a schedule of fees to be paid to Mr. Harrington, Mr. Gold, Mr. Gad, and Mr. Bruce for their service as Directors, as follows:

Annual Retainer                                          $10,000
Meeting Fees                                              $1,000 (in person)
        $500 (telephonic)
Committee Meeting Fees                           $2,000 (in person)
        $1,000 (telephonic)

James Byrd was awarded identical options when he joined the Board on March 17, 2008 and is eligible for fees under the same schedule.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based upon information received from the persons concerned, each person known to Best to be the beneficial owner of more than five percent of the outstanding shares of our Series A Preferred Stock, and our common stock, each director, each of the named executive officers and all directors and officers of Best as a group, owned beneficially as of May 30, 2008, the number and percentage of outstanding shares of Series A Preferred Stock, common stock and voting stock indicated in the following table.  Best has not adopted stock ownership guidelines; consequently, there are no minimum requirements for ownership of Best's common stock.

	Series A Preferred Stock		Common Stock		Voting Stock
Name and Address of Beneficial Owner(1)	Number of Shares	Percentage (%)(2)	Number of Shares	Percentage (%)(2)	Percentage (%)(3)
Larry W. Hargrave	--	--	3,437,500	14.1	14.1
Charles Daniels	--	--	150,000	*	*
James W. Carroll	--	--	150,000	*	*
Tony Bruce	--	--	71,744	*	*
James Byrd	--	--	25,000	*	*
David Gad(4)	--	--	25,000	*	*
Joel Gold	--	--	25,000	*	*
Mark Harrington	--	--	62,125	*	*
Directors and Officers as a group (8 persons)	--	--	3,946,369	16.2	16.2
Other owners greater than 5%:
Morris Gad(5)	279,000	19.3	3,135,000	12.8	12.8
Bristol Investment Fund, Ltd.(6)	90,000	6.2	1,269,500	5.2	5.2
Paul Kessler(6)	90,000	6.2	1,269,500	5.2	5.2
Enable Growth Partners LP(7)	90,000	6.2	1,162,500	4.8	4.8
Mitch Levine(7)	90,000	6.2	1,162,500	4.8	4.8
__________________

*	Less than one percent.

(1)	The address of all officers and directors is c/o Best Energy Services, Inc., 1010 Lamar Street, Suite 1200, Houston, Texas 77002.

(2)
Beneficial ownership is calculated in accordance with SEC rules and regulations.  For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3)	Except as required by law, the Series A Preferred Stock has no voting rights.

(4)	David Gad is the son of Morris Gad.

(5)	Morris Gad is the father of David Gad. The mailing address of Morris Gad is c/o Andrew Garrett, Inc., 380 Lexington Avenue, Suite 2135, New York, NY 10168.

(6)
Paul Kessler in his capacity as the Manager of Bristol Capital Advisors, LLC, investment advisor to Bristol Investment Fund, Ltd., has voting and investment control over the shares held by Bristol Investment Fund, Ltd.   Mr. Kessler disclaims beneficial ownership of all of such shares.  The mailing address of Bristol Investment Fund, Ltd. is c/o Bristol Capital Advisors, LLC, 10990 Wilshire Boulevard, Suite 1410, Los Angeles, CA 90024, Attn: Amy Wang, Esq.

(7)
Mitch Levine, in his capacity as the Managing Partner of Enable Growth Partners, L.P has voting and investment control over the shares held by Enable Growth Partners, L.P.  Mr. Levine disclaims beneficial ownership of all of such shares.  The address of Enable Growth Partners, L.P. is:  One Ferry Building, Suite 255, San Francisco, CA 94111.

Equity Compensation Plan Information

At January 31, 2008, there had been no grants under any equity compensation plans. The following table gives aggregate information regarding grants under all of Best's equity compensation plans through May 30, 2008.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	--	--	--
Equity compensation plans not approved by security holders	1,275,000(1)	$0.387	0
__________________

(1)	Grants made to Directors and Officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

With the exception of the persons and transactions disclosed below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us.

On February 14, 2008, we purchased all of the issued and outstanding stock of BWS from Mr. Tony Bruce for $20,600,000.  Simultaneously, we further agreed to lease real property necessary to run BWS' operations from Mr. Bruce for a period of three years for $3,500 per month in base rent. Immediately after the share purchase and lease transactions closed, we entered into a one year employment agreement with Mr. Bruce at an annual salary of $150,000 and Mr. Bruce joined our board of directors.

On February 27, 2008, we acquired all of the equipment, assets and operations of ARH and issued 6,200,000 shares of our common stock.  Mr. Hargrave was the sole beneficial owner of ARH and is our CEO and President.  Simultaneously, we further agreed to lease real property necessary to run our rig housing operations from Mr. Hargrave for a period of three years for $6,000 per month in base rent.  On March 5, 2008, we entered into an employment agreement as described above with Mr. Hargrave at an initial base salary of $150,000.

On February 14, 2008, we issued 1,562,500 shares of common stock and 225,000 shares of Series A Preferred Stock to Morris Gad in conjunction with his pledge of assets made pursuant to a cash collateral agreement between Morris Gad, the Company and PNC Bank.  David Gad, our director, is the son of Morris Gad.

One of our directors, Mark Harrington, was formerly affiliated with Andrew Garrett, Inc. which acted as our placement agent in the private placement completed in March 2008.  Mr. Harrington acted as a consultant to Andrew Garrett in the transaction.  As part of his compensation arrangement with Andrew Garrett, Mr. Harrington was to receive 33% of the amount of Andrew Garrett's compensation.  We paid Andrew Garrett as placement agent a total of $2,330,420 in commissions, management fees, and unaccountable expenses for all financings, both equity and debt, related to our acquisitions.  We also issued 112,500 common shares as placement agent shares and 1,507 Unit Warrants.  To-date, Mr. Harrington has not received any compensation.  In addition, Joel Gold, one of our directors, is Director of Investment Banking of Andrew Garrett.

SELLING STOCKHOLDERS

We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate.  The following table sets forth:

-	the name of each Selling Stockholder;

-	the number of shares of our common stock and Series A Preferred Stock that each Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

-	the number of shares of our common stock and Series A Preferred Stock that may be offered for resale for the account of each Selling Stockholder under this prospectus; and

-
the number and percent of shares of our common stock and Series A Preferred Stock to be beneficially owned by each Selling Stockholder after the offering of the resale shares (assuming all of the offered resale shares are sold by each Selling Stockholder).

The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each Selling Stockholder may offer under this prospectus.  We do not know how long each Selling Stockholder will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by each Selling Stockholder listed below.

This table is prepared solely based on information supplied to us by the listed Selling Stockholder, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares.

	Shares beneficially owned prior to the offering		Shares offered hereby		Number and percent of shares beneficially owned after the offering
	Common Stock	Series A Preferred Stock	Common Stock	Series A Preferred Stock	Common Stock		Series A Preferred Stock

Issued and outstanding
Alvin L. Thomas	15,625	2,250	15,625	2,250	-	-	-	-
Andrew Garrett, Inc.	112,500	-	112,500	-	-	-	-	-
Andrew Jacobson	15,625	2,250	15,625	2,250	-	-	-	-
Anthony B. Petrelli and Shonya M. Petrelli JTWROS	31,250	4,500	31,250	4,500	-	-	-	-
Ariana M. McFadyen & John L. McFadyen	15,625	2,250	15,625	2,250	-	-	-	-
Arlene James Rev Trust U/A DTD 06/28/95	15,625	2,250	15,625	2,250	-	-	-	-
Atit Diamond Corporation	250,000	36,000	250,000	36,000	-	-	-	-
Barry Shemaria	9,375	1,350	9,375	1,350	-	-	-	-
Bernard and Sandra Orsi	62,500	9,000	62,500	9,000	-	-	-	-
Blue Indigo Investment Club	62,500	9,000	62,500	9,000	-	-	-	-
Bob Boucher	46,875	6,750	46,875	6,750	-	-	-	-
Bristol Investment Fund, Ltd.	1,044,500	90,000	812,500	90,000	232,000	0.9%	-	-
Bruce Nickel	46,875	6,750	46,875	6,750	-	-	-	-
Burcham Family Revocable Living Trust	93,750	13,500	93,750	13,500	-	-	-	-
Butera Family Trust	187,500	27,000	187,500	27,000	-	-	-	-
Chandrasekhar Polepalle and Suseela Polepalle JTWROS	62,500	9,000	62,500	9,000	-	-	-	-
Charles P. Medows	15,625	2,250	15,625	2,250	-	-	-	-
Charles R. and Janet B. Jackson	62,500	9,000	62,500	9,000	-	-	-	-
Charles Schwab & Co Inc Custodian FBO Tom R Smith IRA Rollover	31,250	4,500	31,250	4,500	-	-	-	-
Chestnut Ridge Partners, LP	250,000	36,000	250,000	36,000	-	-	-	-
Core Fund, L.P.	893,750	69,750	706,250	69,750	187,500	0.8%	-	-
Craig Jarrett	15,625	2,250	15,625	2,250	-	-	-	-
Cranshire Capital, L.P.	156,250	22,500	156,250	22,500	-	-	-	-
D. Carl Lustig	65,000	4,680	65,000	4,680	-	-	-	-
D. Carl Lustig III	15,625	2,250	15,625	2,250	-	-	-	-
Daniel David Tompkins Separate Property Trust	31,250	4,500	31,250	4,500	-	-	-	-
David B. Perkins	93,750	13,500	93,750	13,500	-	-	-	-
David Baker	1,004,357	-	261,228	-	743,129	3.0%	-	-
David C. Shatzer	93,750	13,500	93,750	13,500	-	-	-	-
David W. Franke	31,250	4,500	31,250	4,500	-	-	-	-
Daybreak Special Situations Master Fund, Ltd.	187,500	27,000	187,500	27,000	-	-	-	-
DeLuna Family Trust	62,500	9,000	62,500	9,000	-	-	-	-
Donald G. Drapkin	93,750	13,500	93,750	13,500	-	-	-	-
Donald Tuck	15,625	2,250	15,625	2,250	-	-	-	-
Drill Site Services & Investments, LLC	23,372	-	23,372	-	-	-	-	-
E. Ward Merrell SEG Rollover IRA	31,250	4,500	31,250	4,500	-	-	-	-
Enable Growth Partners LP	937,500	90,000	937,500	90,000	-	-	-	-
Gary Boreham	15,625	2,250	15,625	2,250	-	-	-	-
Gary W. Boening	187,500	27,000	187,500	27,000	-	-	-	-
George D. Macormic	21,875	3,150	21,875	3,150	-	-	-	-
Gerald Yanowitz	15,625	2,250	15,625	2,250	-	-	-	-
Guy Clemente, IRA	55,000	3,960	55,000	3,960	-	-	-	-
Harry Fox	46,875	6,750	46,875	6,750	-	-	-	-
Helen M. Kreisler Revoc Trust U/A DTD 6/1/2001	31,250	4,500	31,250	4,500	-	-	-	-
J. Paul Withrow	46,875	6,750	46,875	6,750	-	-	-	-
JAM Capital Associates LLC	31,250	4,500	31,250	4,500	-	-	-	-
James Jensen	93,750	6,750	93,750	6,750	-	-	-	-
James R. Sowers Refreshments International Inc.	15,625	2,250	15,625	2,250	-	-	-	-
Jeff Tepera	62,500	9,000	62,500	9,000	-	-	-	-
Jeffrey L. Roberson Rev Trust U/A DTD 11/15/1999	31,250	4,500	31,250	4,500	-	-	-	-
Jerry L. Gilmore Living Trust U/A DTD 7/21/2004	178,125	18,450	178,125	18,450	-	-	-	-

Jhackleen Sujballi	62,500	4,500	62,500	4,500	-	-	-	-
Jill M Schreck	15,625	2,250	15,625	2,250	-	-	-	-
Joe B. Stephens & Sherri M. Stephens	31,250	2,250	31,250	2,250	-	-	-	-
Joe S. Coonrod & Connis S. Coonrod	12,500	900	12,500	900	-	-	-	-
John G. Korman	31,250	4,500	31,250	4,500	-	-	-	-
John Korman	65,000	4,680	65,000	4,680	-	-	-	-
John P. deLangre	9,375	1,350	9,375	1,350	-	-	-	-
John W Prather & Connie J Prather	15,625	2,250	15,625	2,250	-	-	-	-
Jonathan W. Mayo	31,250	2,250	31,250	2,250	-	-	-	-
Joseph W. & Patricia G. Abrams Family Trust	692,032	9,000	62,500	9,000	629,532	2.6%	-	-
Joseph W. & Patricia G. Abrams Trust	150,000	-	150,000	-	-	-	-	-
Joyce Sycoff	100,000	-	100,000	-	-	-	-	-
Kent D. Schnakenberg	31,250	4,500	31,250	4,500	-	-	-	-
Kent Dinsdale	15,625	2,250	15,625	2,250	-	-	-	-
Kevin Bass	37,500	5,400	37,500	5,400	-	-	-	-
Kevin Boyles	31,250	4,500	31,250	4,500	-	-	-	-
Lanman-Bailey Revocable Trust	15,625	2,250	15,625	2,250	-	-	-	-
Larry D Hobbs & Amber G Hobbs	15,625	2,250	15,625	2,250	-	-	-	-
Larry W. Hargrave	3,137,500	-	3,137,500	-	-	-	-	-
Leslie L. Lane & Alhesha M. Lane, JTWROS	6,250	900	6,250	900	-	-	-	-
Mara Gateway Associates, LP	93,750	13,500	93,750	13,500	-	-	-	-
Martha E Dinsdale IRA	15,625	2,250	15,625	2,250	-	-	-	-
Maurice Alfermann Trust U/A DTD 9/24/2002	15,625	2,250	15,625	2,250	-	-	-	-
Max Duncan Family Investments, Ltd.	62,500	9,000	62,500	9,000	-	-	-	-
MDNH Partners LP	31,250	4,500	31,250	4,500	-	-	-	-
Meadowbrook Opportunity Fund LLC	125,000	18,000	125,000	18,000	-	-	-	-
Michael & Terri Schnakenberg	62,500	9,000	62,500	9,000	-	-	-	-
Michael Katz	62,500	9,000	62,500	9,000	-	-	-	-
Michael W. Engmann	31,250	4,500	31,250	4,500	-	-	-	-
Minhua Shen	25,000	1,800	25,000	1,800	-	-	-	-
Mitchell J. Sassower	31,250	4,500	31,250	4,500	-	-	-	-
Mitchell Sassower	65,000	4,680	65,000	4,680	-	-	-	-
Morris Gad	2,437,500	279,000	2,437,500	279,000	-	-	-	-
Mr. Bracelet Inc. DBA Jack Baguette Co.	187,500	27,000	187,500	27,000	-	-	-	-
Mundon Anticline Investment, LLC	62,500	9,000	62,500	9,000	-	-	-	-
New Horizon Exploration, Inc.	31,250	4,500	31,250	4,500	-	-	-	-
Patrick A. Toohey	31,250	4,500	31,250	4,500	-	-	-	-
Peter E. Ludyjar & Rita M. Ludyjar JTWROS	31,250	4,500	31,250	4,500	-	-	-	-
Pharaoh Limited	125,000	18,000	125,000	18,000	-	-	-	-
RBC Capital Markets Corp. Custodian FBO Guy G. Clemente IRA	3,750	540	3,750	540	-	-	-	-
RBC DAIN Cust Billie Jean Patel (IRA)	25,000	1,800	25,000	1,800	-	-	-	-
RBC DAIN Cust for Robert B. Sykes (IRA)	25,000	1,800	25,000	1,800	-	-	-	-
RBC Dan Rauscher Custodian FBO Jonathan Meyers IRA	62,500	9,000	62,500	9,000	-	-	-	-
Remington Partners	93,750	6,750	93,750	6,750	-	-	-	-
Richard Friedman	62,500	9,000	62,500	9,000	-	-	-	-
Richard Moro	46,875	6,750	46,875	6,750	-	-	-	-
Richard Noffsinger	31,250	4,500	31,250	4,500	-	-	-	-
Rick A. Zimmer & Donna S. Zimmer	62,500	9,000	62,500	9,000	-	-	-	-
Robert M. Sterling Jr	18,750	2,700	18,750	2,700	-	-	-	-
Rocky V. Emery & Julie K. Emery	156,250	22,500	156,250	22,500	-	-	-	-
Roland and Cynthia Gentner	62,500	9,000	62,500	9,000	-	-	-	-
Ronald Allen Sauvageau	6,250	900	6,250	900	-	-	-	-
Roy Mittman	31,250	4,500	31,250	4,500	-	-	-	-
Sauder Family LLC	187,500	27,000	187,500	27,000	-	-	-	-
Stephen Lockwood Sauder Revocable Trust 3/1/76	62,500	9,000	62,500	9,000	-	-	-	-

Steven Shum	609,291	-	88,772	-	520,519	2.1%	-	-
Terry E. Harris & Ivana J. Harris	31,250	2,250	31,250	2,250	-	-	-	-
The Burns Partnership	312,500	45,000	312,500	45,000	-	-	-	-
The Earl W. Sauder LLC	250,000	36,000	250,000	36,000	-	-	-	-
The Royal W. Ranney Rev Trust U/A DTD 3/22/1999	6,250	900	6,250	900	-	-	-	-
Thomas R. Smith	31,250	4,500	31,250	4,500	-	-	-	-
Thomas Smith	31,250	2,250	31,250	2,250	-	-	-	-
Tommy Mann	93,750	13,500	93,750	13,500	-	-	-	-
Tony Bruce	46,744	-	46,744	-	-	-	-	-
Walt Bilofsky	62,500	4,500	62,500	4,500	-	-	-	-
Weekley Energy Holdings, LLC	1,075,000	-	1,075,000	-	-	-	-	-
Weekley Energy Holdings, LLC escrow account	100,000	-	100,000	-	-	-	-	-
Whalehaven Capital Fund Limited	187,500	27,000	187,500	27,000	-	-	-	-
William & Cheryl Hughes Family Trust	125,000	18,000	125,000	18,000	-	-	-	-
William A Stoltz	15,625	2,250	15,625	2,250	-	-	-	-
William and Cheryl Hughes 1997 Family Trust	62,500	9,000	62,500	9,000	-	-	-	-
William Lipkind	56,250	2,250	31,250	2,250	25,000	0.1%	-	-
William Max Duncan & Kathleen A Duncan	62,500	9,000	62,500	9,000	-	-	-	-

	19,149,046	1,445,940	16,811,366	1,445,940	2,337,680	9.6%	-	0.0%

Issuable pursuant to warrants
Andrew Garrett, Inc.	743,437	107,055	743,437	107,055	-	-	-	-
Anthony B. Petrelli	24,063	3,465	24,063	3,465	-	-	-	-
Regina L. Roesener	5,625	810	5,625	810	-	-	-	-
Eugene L. Neidiger	8,750	1,260	8,750	1,260	-	-	-	-
Charles C. Bruner	6,875	990	6,875	990	-	-	-	-
Robert L. Parrish	3,750	540	3,750	540	-	-	-	-
Michael J. Morgan	3,750	540	3,750	540	-	-	-	-
Zenas N Gurley	51,875	7,470	51,875	7,470	-	-	-	-
Bill Corbett	32,500	4,680	32,500	4,680	-	-	-	-
Mike Jacks	32,500	4,680	32,500	4,680	-	-	-	-
Empire Financial	28,125	4,050	28,125	4,050	-	-	-	-
Veronica McCarthy	625	90	625	90	-	-	-	-
Elite Financial Communications Group, LLC	200,000	-	200,000	-	-	-	-	-

	1,141,875	135,630	1,141,875	135,630	-	0.0%	-	0.0%

Issuable upon conversion of Series A Preferred Stock
Alvin L. Thomas	5,625	-	5,625	-	-	-	-	-
Andrew Jacobson	5,625	-	5,625	-	-	-	-	-
Anthony B. Petrelli and Shonya M. Petrelli JTWROS	11,250	-	11,250	-	-	-	-	-
Ariana M. McFadyen & John L. McFadyen	5,625	-	5,625	-	-	-	-	-
Arlene James Rev Trust U/A DTD 06/28/95	5,625	-	5,625	-	-	-	-	-
Atit Diamond Corporation	90,000	-	90,000	-	-	-	-	-
Barry Shemaria	3,375	-	3,375	-	-	-	-	-
Bernard and Sandra Orsi	22,500	-	22,500	-	-	-	-	-
Blue Indigo Investment Club	22,500	-	22,500	-	-	-	-	-
Bob Boucher	16,875	-	16,875	-	-	-	-	-
Bristol Investment Fund, Ltd.	225,000	-	225,000	-	-	-	-	-
Bruce Nickel	16,875	-	16,875	-	-	-	-	-
Burcham Family Revocable Living Trust	33,750	-	33,750	-	-	-	-	-
Butera Family Trust	67,500	-	67,500	-	-	-	-	-
Chandrasekhar Polepalle and Suseela Polepalle JTWROS	22,500	-	22,500	-	-	-	-	-
Charles P. Medows	5,625	-	5,625	-	-	-	-	-
Charles R. and Janet B. Jackson	22,500	-	22,500	-	-	-	-	-
Charles Schwab & Co Inc Custodian FBO Tom R Smith IRA Rollover	11,250	-	11,250	-	-	-	-	-

Chestnut Ridge Partners, LP	90,000	-	90,000	-	-	-	-	-
Core Fund, L.P.	174,375	-	174,375	-	-	-	-	-
Craig Jarrett	5,625	-	5,625	-	-	-	-	-
Cranshire Capital, L.P.	56,250	-	56,250	-	-	-	-	-
D. Carl Lustig	11,700	-	11,700	-	-	-	-	-
D. Carl Lustig III	5,625	-	5,625	-	-	-	-	-
Daniel David Tompkins Separate Property Trust	11,250	-	11,250	-	-	-	-	-
David B. Perkins	33,750	-	33,750	-	-	-	-	-
David C. Shatzer	33,750	-	33,750	-	-	-	-	-
David W. Franke	11,250	-	11,250	-	-	-	-	-
Daybreak Special Situations Master Fund, Ltd.	67,500	-	67,500	-	-	-	-	-
DeLuna Family Trust	22,500	-	22,500	-	-	-	-	-
Donald G. Drapkin	33,750	-	33,750	-	-	-	-	-
Donald Tuck	5,625	-	5,625	-	-	-	-	-
E. Ward Merrell SEG Rollover IRA	11,250	-	11,250	-	-	-	-	-
Enable Growth Partners LP	225,000	-	225,000	-	-	-	-	-
Gary Boreham	5,625	-	5,625	-	-	-	-	-
Gary W. Boening	67,500	-	67,500	-	-	-	-	-
George D. Macormic	7,875	-	7,875	-	-	-	-	-
Gerald Yanowitz	5,625	-	5,625	-	-	-	-	-
Guy Clemente, IRA	9,900	-	9,900	-	-	-	-	-
Harry Fox	16,875	-	16,875	-	-	-	-	-
Helen M. Kreisler Revoc Trust U/A DTD 6/1/2001	11,250	-	11,250	-	-	-	-	-
J. Paul Withrow	16,875	-	16,875	-	-	-	-	-
JAM Capital Associates LLC	11,250	-	11,250	-	-	-	-	-
James Jensen	16,875	-	16,875	-	-	-	-	-
James R. Sowers Refreshments International Inc.	5,625	-	5,625	-	-	-	-	-
Jeff Tepera	22,500	-	22,500	-	-	-	-	-
Jeffrey L. Roberson Rev Trust U/A DTD 11/15/1999	11,250	-	11,250	-	-	-	-	-
Jerry L. Gilmore Living Trust U/A DTD 7/21/2004	46,125	-	46,125	-	-	-	-	-
Jhackleen Sujballi	11,250	-	11,250	-	-	-	-	-
Jill M Schreck	5,625	-	5,625	-	-	-	-	-
Joe B. Stephens & Sherri M. Stephens	5,625	-	5,625	-	-	-	-	-
Joe S. Coonrod & Connis S. Coonrod	2,250	-	2,250	-	-	-	-	-
John G. Korman	11,250	-	11,250	-	-	-	-	-
John Korman	11,700	-	11,700	-	-	-	-	-
John P. deLangre	3,375	-	3,375	-	-	-	-	-
John W Prather & Connie J Prather	5,625	-	5,625	-	-	-	-	-
Jonathan W. Mayo	5,625	-	5,625	-	-	-	-	-
Joseph W. & Patricia G. Abrams Family Trust	22,500	-	22,500	-	-	-	-	-
Kent D. Schnakenberg	11,250	-	11,250	-	-	-	-	-
Kent Dinsdale	5,625	-	5,625	-	-	-	-	-
Kevin Bass	13,500	-	13,500	-	-	-	-	-
Kevin Boyles	11,250	-	11,250	-	-	-	-	-
Lanman-Bailey Revocable Trust	5,625	-	5,625	-	-	-	-	-
Larry D Hobbs & Amber G Hobbs	5,625	-	5,625	-	-	-	-	-
Leslie L. Lane & Alhesha M. Lane, JTWROS	2,250	-	2,250	-	-	-	-	-
Mara Gateway Associates, LP	33,750	-	33,750	-	-	-	-	-
Martha E Dinsdale IRA	5,625	-	5,625	-	-	-	-	-
Maurice Alfermann Trust U/A DTD 9/24/2002	5,625	-	5,625	-	-	-	-	-
Max Duncan Family Investments, Ltd.	22,500	-	22,500	-	-	-	-	-
MDNH Partners LP	11,250	-	11,250	-	-	-	-	-
Meadowbrook Opportunity Fund LLC	45,000	-	45,000	-	-	-	-	-
Michael & Terri Schnakenberg	22,500	-	22,500	-	-	-	-	-
Michael Katz	22,500	-	22,500	-	-	-	-	-
Michael W. Engmann	11,250	-	11,250	-	-	-	-	-
Minhua Shen	4,500	-	4,500	-	-	-	-	-

Mitchell J. Sassower	11,250	-	11,250	-	-	-	-	-
Mitchell Sassower	11,700	-	11,700	-	-	-	-	-
Morris Gad	697,500	-	697,500	-	-	-	-	-
Mr. Bracelet Inc. DBA Jack Baguette Co.	67,500	-	67,500	-	-	-	-	-
Mundon Anticline Investment, LLC	22,500	-	22,500	-	-	-	-	-
New Horizon Exploration, Inc.	11,250	-	11,250	-	-	-	-	-
Patrick A. Toohey	11,250	-	11,250	-	-	-	-	-
Peter E. Ludyjar & Rita M. Ludyjar JTWROS	11,250	-	11,250	-	-	-	-	-
Pharaoh Limited	45,000	-	45,000	-	-	-	-	-
RBC Capital Markets Corp. Custodian FBO Guy G. Clemente IRA	1,350	-	1,350	-	-	-	-	-
RBC DAIN Cust Billie Jean Patel (IRA)	4,500	-	4,500	-	-	-	-	-
RBC DAIN Cust for Robert B. Sykes (IRA)	4,500	-	4,500	-	-	-	-	-
RBC Dan Rauscher Custodian FBO Jonathan Meyers IRA	22,500	-	22,500	-	-	-	-	-
Remington Partners	16,875	-	16,875	-	-	-	-	-
Richard Friedman	22,500	-	22,500	-	-	-	-	-
Richard Moro	16,875	-	16,875	-	-	-	-	-
Richard Noffsinger	11,250	-	11,250	-	-	-	-	-
Rick A. Zimmer & Donna S. Zimmer	22,500	-	22,500	-	-	-	-	-
Robert M. Sterling Jr	6,750	-	6,750	-	-	-	-	-
Rocky V. Emery & Julie K. Emery	56,250	-	56,250	-	-	-	-	-
Roland and Cynthia Gentner	22,500	-	22,500	-	-	-	-	-
Ronald Allen Sauvageau	2,250	-	2,250	-	-	-	-	-
Roy Mittman	11,250	-	11,250	-	-	-	-	-
Sauder Family LLC	67,500	-	67,500	-	-	-	-	-
Stephen Lockwood Sauder Revocable Trust 3/1/76	22,500	-	22,500	-	-	-	-	-
Terry E. Harris & Ivana J. Harris	5,625	-	5,625	-	-	-	-	-
The Burns Partnership	112,500	-	112,500	-	-	-	-	-
The Earl W. Sauder LLC	90,000	-	90,000	-	-	-	-	-
The Royal W. Ranney Rev Trust U/A DTD 3/22/1999	2,250	-	2,250	-	-	-	-	-
Thomas R. Smith	11,250	-	11,250	-	-	-	-	-
Thomas Smith	5,625	-	5,625	-	-	-	-	-
Tommy Mann	33,750	-	33,750	-	-	-	-	-
Walt Bilofsky	11,250	-	11,250	-	-	-	-	-
Whalehaven Capital Fund Limited	67,500	-	67,500	-	-	-	-	-
William & Cheryl Hughes Family Trust	45,000	-	45,000	-	-	-	-	-
William A Stoltz	5,625	-	5,625	-	-	-	-	-
William and Cheryl Hughes 1997 Family Trust	22,500	-	22,500	-	-	-	-	-
William Lipkind	5,625	-	5,625	-	-	-	-	-
William Max Duncan & Kathleen A Duncan	22,500	-	22,500	-	-	-	-	-
Andrew Garrett, Inc.	267,638	-	267,638	-	-	-	-	-
Anthony B. Petrelli	8,662	-	8,662	-	-	-	-	-
Regina L. Roesener	2,025	-	2,025	-	-	-	-	-
Eugene L. Neidiger	3,150	-	3,150	-	-	-	-	-
Charles C. Bruner	2,475	-	2,475	-	-	-	-	-
Robert L. Parrish	1,350	-	1,350	-	-	-	-	-
Michael J. Morgan	1,350	-	1,350	-	-	-	-	-
Zenas N Gurley	18,675	-	18,675	-	-	-	-	-
Bill Corbett	11,700	-	11,700	-	-	-	-	-
Mike Jacks	11,700	-	11,700	-	-	-	-	-
Empire Financial	10,125	-	10,125	-	-	-	-	-
Veronica McCarthy	225	-	225	-	-	-	-	-

	3,953,925	-	3,953,925	-	-	0.0%	-	0.0%

	24,244,846	1,581,570	21,907,166	1,581,570	2,337,680	9.6%	-	0.0%

Other than as noted above under "Management" and "Certain Relationships and Related Transactions" to the best of our knowledge, none of the Selling Stockholders has had any material relationship with us or our affiliates within the past three years.  The shares of common stock and Series A Preferred Stock were initially issued by us in a series of private transactions starting on February 14, 2008, except for 500,000 shares of common stock included herein that were originally sold upon our formation on October 31, 2006 but had never been registered.  All of such shares were "restricted securities" under the Securities Act prior to this registration.

Information concerning the Selling Stockholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.    We will pay the expenses of registering the common stock and Series A Preferred Stock being offered by this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock and Series A Preferred Stock or interests in shares of common stock and Series A Preferred Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-	an exchange distribution in accordance with the rules of the applicable exchange;

-	privately negotiated transactions;

-	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

-	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock and Series A Preferred Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock and Series A Preferred Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or Series A Preferred Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock or Series A Preferred Stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock or Series A Preferred Stock short and deliver these securities to close out their short positions, or loan or pledge the common stock or Series A Preferred Stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock or Series A Preferred Stock offered by them will be the purchase price of the common stock or Series A Preferred Stock less discounts or commissions, if any.  Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of any warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock or Series A Preferred Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of June 4, 2008, there were 20,216,366 shares of our common stock and 1,445,940 shares of Series A Preferred Stock issued and outstanding.  Each of the outstanding shares of our common stock and Series A Preferred Stock has been duly authorized and validly issued and is fully paid and non-assessable.

Common Stock

Holders of our common stock have the right to cast one vote for each share of stock in his or her own name on the books of the corporation, whether represented in person or by proxy, on all matters submitted to a vote of holders of common stock, including the election of directors. There is no right to cumulative voting in the election of directors. Except where a greater requirement is provided by statute, by the Articles of Incorporation, or by the Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of  one percent of the outstanding shares of the our common voting stock shall constitute a quorum for the transaction of business. The vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our Articles of Incorporation.  The holders of the Series A Preferred Stock do not have any voting rights unless and until converted into common shares.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Statutes, however, do prohibit the declaration of dividends where, after giving effect to the distribution of the dividend:

1.	we would not be able to pay its debts as they become due in the usual course of business; or

2.
our total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. Our payment of any future dividends on common stock will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.

Preferred Stock

Our Board of Directors may, without further action of our stockholders, issue shares of preferred stock in one or more series and fix the designations, powers, preferences and relative, participating, optional or other rights of such series and any qualifications, limitations or restrictions.  Our Board of Directors may, without further action by our stockholders, issue shares of preferred stock which it has designated. The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock.  While the issuance of preferred stock provides flexibility in connection with additional financing, possible acquisitions and other corporate purposes, future issuances may have the effect of delaying, deferring or preventing the change of control in us without further action by our stockholders and may discourage bids for the common stock at a premium over the market price.

Series A Preferred Stock

We created the Series A Preferred Stock that was included in the Units sold through our recent private placement. We accomplished this by filing an appropriate Certificate of Designation with the Nevada Secretary of State on or about February 14, 2008. The following description of the terms of the Series A Preferred Stock is qualified in its entirety by the Certificate of Designation.

Ranking.  The Series A Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks senior to the common stock

Dividends.  Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, on the shares of Series A Preferred Stock not yet redeemed, cumulative dividends at the rate per annum of seven (7%) per share on the liquidation preference thereof of $10 per share of Series A Preferred Stock.  Dividends may be payable in kind in shares of Series A Preferred Stock or in cash, at our option.  No fractional shares shall be issued in payment of dividends in kind.  At the time of the payment of any dividend in kind, we will either pay in cash an amount equal to the Series A market price times the fractional share that would otherwise have been paid as a dividend or round-up or round-down any fractional share.  Dividends on the Series A Preferred Stock will be payable quarterly on January 30, April 30, July 30 and October 30 of each year up to and including the mandatory conversion date, commencing January 30, 2009 (each, a "Dividend Payment Date" at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date of the Series A Preferred Stock.  Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding December 31, March 31, June 30 and September 30 (each, a "Record Date" Dividends payable on the Series A Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.  The initial dividend on the Series A Preferred Stock of $0.0875 per share has been declared on shares outstanding as of April 1, 2008, and is payable on June 30, 2008.  Each subsequent quarterly dividend on the Series A Preferred Stock, when and if declared, will be $0.175 per share, subject to adjustments for stock splits, contributions, reclassifications or other similar events involving our Series A Preferred Stock.  The next dividend is expected to be paid on July 30, and then quarterly thereafter.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A Preferred Stock, is limited by the terms of the Credit Facility.  In addition, our ability to declare and pay dividends may be limited by applicable Nevada law.

Redemption. The Series A Preferred Stock has a stated face value of $10 per share.  Subject to certain limitations set forth in our credit facility, until all of the shares of the Series A Preferred Stock have been redeemed, each year we are required to redeem the number of shares in an amount equal to the greater of: (i) 25% of our net after tax income or (ii) such amount of our net after tax income our Board determines should be utilized to consummate a redemption, at the applicable redemption price.  The redemption price per share at any given time will equal $10.00 plus all accrued and unpaid dividends on the Series A Preferred Stock.

Conversion.  The unredeemed face value of the Series A Preferred Stock may be converted into common stock (i) by the holder thereof at a conversion price of $4.00 per share or (ii) by us at a conversion price of $4.00 per share in the event our common stock closes at a market price of $9.60 per share or higher for more than twenty consecutive trading days.

Liquidation Preference.  In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of common stock a liquidation preference in an amount equal to the greater of: (i) $10 per share of Series A Preferred Stock or (ii) the amount per share such holder would have received had the holder converted such shares of Series A Preferred Stock into common stock immediately prior to the liquidation, winding-up or dissolution.  After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of our remaining assets.  Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The Certificate of Designation does not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Preferred Stock.

Voting Rights.  The holders of the Series A Preferred Stock will have no voting rights except as otherwise required by Nevada law from time to time.

Mandatory Conversion.  Each share of the Series A Preferred Stock, unless previously converted, will convert at any time after the common stock shall have closed at a market price of $9.60 for more than 20 consecutive trading days, upon our election, into 2.5 shares (based upon an initial conversion price of $4.00 per share) of common stock, subject to adjustments as described under "- Anti-dilution Adjustments" below.  In addition to the common stock issuable upon conversion of each share of Series A Preferred Stock, holders will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on the Series A Preferred Stock, whether or not declared prior to that date, for the then-current dividend period until the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the Series A Preferred Stock payable to holders of record as of a prior date), provided that we are legally permitted to pay such dividends at such time.

Conversion at the Option of the Holder.  Holders of the Series A Preferred Stock have the right to convert the Series A Preferred Stock, in whole or in part, at any time and from time to time prior to the mandatory conversion date, into shares of our common stock at the conversion rate of 2.5 shares (based upon an initial conversion price of $4.00 per share) of common stock per share of Series A Preferred Stock, subject to adjustment as described under "- Anti-dilution Adjustments" below.

In addition to the number of shares of common stock issuable upon conversion of each share of Series A Preferred Stock at the option of the holder on the effective date of any early conversion (herein referred to as the early conversion date), each converting holder will have the right to receive an amount equal to all accrued, cumulated and unpaid dividends on such converted share(s) of Series A Preferred Stock, whether or not declared prior to that date, for the portion of the then-current dividend period until the conversion date and all prior dividend periods (other than previously declared dividends on our Series A Preferred Stock payable to holders of record as of a prior date), provided that we are then legally permitted to pay such dividends at such time.

Fractional Shares.  No fractional common shares will be issued to holders of our Series A Preferred Stock upon conversion.  In lieu of any fractional common share otherwise issuable in respect of the aggregate number of shares of our Series A Preferred Stock of any holder that are converted, that holder will be entitled to receive, at our option, either an amount in cash equal to such fraction multiplied by the current common stock market price or we will round such fractional share up (if the fraction is greater than or equal to ½) or down (if the fraction is less than ½).

Anti-dilution Adjustments.  The conversion rate and the number of shares of common stock to be delivered upon conversion will be adjusted upon:

(1)	subdivisions or combinations of our common stock, in which event the conversion price will be proportionately adjusted;

(2)	certain dividends and distributions of shares of our common stock, in which event the conversion price shall be decreased by multiplying the conversion price by a fraction:

(x)	the numerator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such dividend or distribution, and

(y)
the denominator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such dividend or distribution plus the number of shares of common stock issued in payment of such dividend or distribution;

(3)
dividends or distributions on our common stock payable in our securities (other than our common stock) or other property, in which event the holders of the Series A Preferred Stock shall receive a distribution or dividend in an amount equal to the amount that they would have received if they had converted their shares of Series A Preferred Stock;

(4)
a reorganization, recapitalization, consolidation or merger involving us in which the common stock is converted or exchanged for securities, cash or other property, in which event each share of Series A Preferred Stock outstanding immediately prior to such event shall, without the consent of the holders of the Series A Preferred Stock, become convertible into the kind of securities, cash and other property that such holders would have been entitled to receive if such holder had converted its Series A Preferred Stock into common stock immediately prior to such event, or

(5)
issuances of shares of preferred stock that entitles the holders thereof to convert their shares into shares of our common stock at a conversion price less than the conversion price then in effect of the Series A Preferred Stock, in which event the conversion price shall be reduced to the price at which the new shares of preferred stock were issued.

Warrants

Unit Warrants.  We issued warrants to purchase a total of 1,507 Units, each consisting of 90 shares of  Series A Preferred Stock and 625 shares of common stock to Andrew Garrett, Inc., and selling agents as specified by Andrew Garrett, Inc. in connection with our private placement and with obtaining a temporary credit enhancement for our credit facility at PNC Bank.  The warrants expire on December 24, 2013 and are exercisable at a price of $1,000 per unit, subject to certain adjustments.

Common Stock Warrants.  We issued warrants to purchase 200,000 shares of common stock to Elite Financial Communications Group, LLC, in partial payment for the services provided to us.  The warrants expire two years after registration of the underlying shares of common stock and are exercisable in four tranches of 50,000 shares each at a prices of $0.20, $0.24, $0.28, and $0.32 per share, subject to certain adjustments.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes, its articles of incorporation, and our bylaws, which will apply to our officers and directors immediately upon consummation of the Acquisitions.

Under Nevada law, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation.  Our Articles of Incorporation do not specifically limit directors' immunity and provide that we will indemnify its officers, directors, employees and agents to the full extent permitted by the laws of the State of Nevada. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our stockholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify and hold harmless any person who is or was a director of this corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the corporation is empowered. With respect to officers, such bylaws provide that we may, by action of our Board of Directors from time to time, indemnify and hold harmless any person who is or was an officer, employee, or agent of the corporation, and pay expenses in advance of final disposition of a proceeding, to the full extent to which the corporation is empowered, or to any lesser extent which the Board of Directors may determine.

Our bylaws also provide that a director, officer, employee, or agent (¡¡ãclaimant¡¡À) will be presumed to be entitled to indemnification and/or payment of expenses of a written claim and we will have the burden of proof to overcome the presumption that the claimant is so entitled. If a claim is not paid in full by us within sixty (60) days after a written claim has been received, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period will be twenty (20) days, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, to the extent successful in whole or in part the claimant will be entitled to be paid also the expense of prosecuting such claim.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is therefore unenforceable.

Anti-Takeover Statutes

Chapter 78 of the Nevada Revised Statutes, which we refer to as the Nevada GCL, contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make the unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions more difficult.

Restrictions on Certain Combinations between Nevada Resident Corporations and Interested Stockholders

The Nevada GCL includes certain provisions (the "Combination Provisions")  prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock.  There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares.  The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or timely elected against their application in its bylaws no later than October 31, 1991.  Our articles of incorporation currently contain a provision rendering the Combination Provisions inapplicable.

Nevada Control Share Act

Nevada Revised Statutes 78.378 through 78.403, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders.  The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person" purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada GCL) not opting out of the Control Share Act.  In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable.  Our articles of incorporation and bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated company.  Our status at the time of the occurrence of a transaction governed by the Control Share Act (assuming that our articles of incorporation or bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares.  "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date.  A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of all voting power of the corporation.  The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

To obtain voting rights in control shares, the Acquiring Person must file a statement at the registered office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock.  The Offeror's Statement may also request a special meeting of stockholders to determine the voting rights to be accorded to the Acquiring Person.  A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed.  If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise.  Our articles of incorporation do not currently contain a provision allowing for such voting power.

If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a "dissenter's notice" advising them of the fact and of their right to receive "fair value" for their shares.  Our articles of incorporation and bylaws do not provide otherwise.  By the date set in the dissenter's notice, which may not be less than 30 nor more than 60 days after the dissenter's notice is delivered, any such stockholder may demand to receive from the corporation the "fair value" for all or part of his shares.  "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders.  Our articles of incorporation and bylaws do not address this matter.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and the Series A Preferred Stock is Pacific Stock Transfer.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relevant to the ownership, conversion and disposition of the Series A Preferred Stock and common stock received in respect thereof. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to as the "Code," Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Series A Preferred Stock or common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction or integrated transaction, persons whose functional currency is not the U.S. dollar, and Foreign holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or more than 5% of the Series A Preferred Stock. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Series A Preferred Stock and the common stock received in respect thereof as "capital assets" (generally, held for investment) and who purchase the Series A Preferred Stock in the offering at the initial price. Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the Series A Preferred Stock and common stock received in respect thereof.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Series A Preferred Stock or common stock received in respect thereof, the U.S. federal income tax treatment of the partnership and its partners will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding the Series A Preferred Stock or common stock received in respect thereof should consult its own tax advisor with regard to the U.S. federal income tax treatment of an investment therein.

U.S. Holders

The discussion in this section is addressed to a holder of the Series A Preferred Stock and common stock received in respect thereof that is a "U.S. holder" for U.S. federal income tax purposes. A U.S. holder is a beneficial owner of the Series A Preferred Stock or common stock received in respect thereof that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (x) a U.S. court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) the trust has validly elected to be treated as a U.S. domestic trust.

Distributions

Generally.  Pursuant to Section 301 of the Code, distributions with respect to the Series A Preferred Stock or the common stock (other than certain stock distributions) will generally be treated as follows with respect to each U.S. holder:

1)           To the extent the distribution relates to Best's accumulated and current earnings and profits, such amount is treated as a dividend (as defined in Section 316 of the Code) to the holder;

2)           Any amounts in excess of accumulated and current earnings and profits is treated as a return of basis until such time as the holder's basis with respect to the stock subject to the distribution is reduced to zero; and

3)           Any remaining amount is treated as gain from the sale or exchange of property having a basis of zero.

In the event distributions accrue, but are not declared, we do not believe U.S. holders will recognize dividend income until accrued distributions are declared. There is no assurance, however, that the Internal Revenue Service (the "IRS") will not take a different position and, for example, make a determination that U.S. holders should recognize dividend income as distributions accrue instead of when paid.  It is currently contemplated that there will be no accrual of distributions, and instead such amounts shall be paid either in cash or, with respect to holders of Series A Preferred Stock in the form of additional shares of Series A Preferred Stock.  U.S. holders should consult their tax advisors regarding the reporting of distributions that have accrued with respect to their common stock or Series A Preferred Stock.

If distributions in the form of our Series A Preferred Stock are made with respect to the Series A Preferred Stock, such distributions will be taxable for U.S. federal income tax purposes in the same manner as if such distributions were made in cash.  The amount of the distribution shall be equal to the fair market value of such Series A Preferred Stock on the date of its distribution.  A U.S. holder's tax basis in such stock will equal the fair market value of the stock on the distribution date, and the holder's holding period for the distributed stock will begin on the day following the distribution date. It is not contemplated that distributions with respect to common units will be made in any other form than cash. For purposes of the remainder of the discussion under this subheading, it is assumed that distributions paid on the Series A Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes.

Dividends constituting "qualified dividends" (as defined in Section 1(h)(11) of the Code) received by a non-corporate U.S. Holder in respect of the Series A Preferred Stock or common stock before January 1, 2011 is subject to taxation at a maximum rate of 15%, provided certain holding period requirements are satisfied. Distributions to corporate U.S. Holders with respect to the Series A Preferred Stock or common stock constituting dividend income will generally qualify for a deduction with respect to the dividends received. The benefits of the deduction to a corporate U.S. holder may, however, be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the corporate U.S. holder's taxable income, holding period of the Series A Preferred Stock or common stock, and debt financing.  Corporate U.S. holders should consult their tax advisors regarding their ability to avail themselves of a deduction with respect to their dividends received.

Extraordinary Dividend.  If a dividend (or a series of dividends, if certain aggregation rules apply) is paid in respect of the Series A Preferred Stock and exceeds 5% of a U.S. holder's adjusted tax basis in the Series A Preferred Stock (aggregated over an 85 day period, or 20% aggregated over the course of one year), it could be characterized as an "extraordinary dividend" (as defined in Section 1059 of the Code). Where the recipient of such an extraordinary dividend is a corporate U.S. holder, it would be required to (x) reduce its basis in the Series A Preferred Stock (but not below zero) by the portion of any dividends received in respect of the Series A Preferred Stock that are not taxed because of the dividends received deduction and (y) treat any non-taxed portion of such dividends in excess of such basis as gain from the sale or exchange of the Series A Preferred Stock for the taxable year in which such dividend is received. Where the recipient of such an extraordinary dividend is a non-corporate U.S. holder, it would be required to treat any losses on the sale of Series A Preferred Stock as long-term capital losses to the extent of dividends received in respect of the Series A Preferred Stock that qualify for the reduced 15% tax rate. Distributions with respect to common stock are subject to an expanded threshold for purposes of qualifying as an extraordinary dividend.  A U.S. holder should consult its own tax advisor regarding the applicability of the extraordinary dividend rules with respect to the dividends they receive.

Redemption.  Under Section 302 of the Code, certain distributions by a corporation to its stockholders will be treated as redemptions, and thus as a sale or exchange of the subject stock, as further discussed in "Dispositions," below, instead of being subject to potential dividend treatment.  A redemption is deemed to occur with respect to a U.S. Holder in the following situations:

-	Where a distribution made with respect to the holder is "not essentially equivalent to a dividend;"

-	Where a distribution made with respect to the holder is "substantially disproportionate;" or

-	Where the holder's interest in the distributing corporation is terminated completely as a result of the distribution;

Whether an exchange of shares will satisfy the "not essentially equivalent to a dividend" test  is a facts and circumstances determination.  An exchange will qualify as "not essentially equivalent to a dividend" if it results in a "meaningful reduction" of a U.S. Holder's equity interest in Best.

An exchange of shares for cash will be a "substantially disproportionate" redemption with respect to a U.S. Holder if, immediately after the redemption, the recipient of such funds holds less than 50 percent of the total combined voting power of all classes of stock entitled to vote, and the percentage of the then-outstanding voting shares, as well as common shares, owned or deemed owned by such U.S. Holder in the corporation immediately after the exchange is less than 80 percent of the percentage of shares owned or deemed owned by such U.S. Holder in the corporation immediately before the exchange.   A Revenue Ruling provides that where a preferred stockholder owns no common stock, such holder can still meet the requirements of a substantially disproportionate redemption.

 In determining whether a redemption has occurred, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

A U.S. Holder should consult its tax adviser regarding the application of the rules of Section 302 of the Code with respect to distributions of cash we have made to holders of common stock and Class A Preferred Stock.

Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange (other than a conversion into common stock) of the Series A Preferred Stock or the common stock equal to the difference between the amount realized upon the sale or exchange and the holder's adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss to a U.S. holder if the holding period for the shares sold or exchanged is more than one year. The federal tax rate for long-term capital gains for noncorporate taxpayers  is capped at 15% through the December 31, 2010. The deductibility of net capital losses by individuals and corporations is subject to a number of limitations, and a U.S. holder should consult its own tax advisor regarding the applicability of such limitations.

Conversion

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series A Preferred Stock, except as otherwise provided below regarding cash received in lieu of fractional shares. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series A Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash and subject to downward adjustment, if any, described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Series A Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share, as further discussed in "- U.S. Holders -  Dispositions."

In the event that we deliver solely cash upon such a conversion, the U.S. holder's gain or loss will be determined in the same manner as if the U.S. holder disposed of the Series A Preferred Stock in a taxable disposition (as described above under "- U.S. Holders - Dispositions"). In the event that we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below. U.S. holders should consult their tax advisers regarding the consequences of such a conversion.

Treatment as a recapitalization.  If a U.S. holder converts Series A Preferred Stock and receives a combination of common stock and cash, we currently expect that we would take the position that the conversion will be treated as a recapitalization for U.S. federal income tax purposes. Assuming such treatment, a U.S. holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received over the holder's adjusted tax basis in the Series A Preferred Stock, but in no event will the capital gain recognized exceed the amount of cash received.

A U.S. holder's tax basis in the common stock received upon a conversion of Series A Preferred Stock will equal the tax basis of the Series A Preferred Stock that was converted, reduced by the amount of cash received, and increased by the amount of gain, if any, recognized.

Any capital gain recognized by U.S. holders upon conversion will be long-term capital gain if at the time of conversion the Series A Preferred Stock has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to reduced tax rates, as discussed above. A U.S. holder's holding period for common stock received upon conversion will include the period during which such holder held the Series A Preferred Stock.

Alternative treatment as part conversion and part redemption.   If the conversion of Series A Preferred Stock into cash and common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the Series A Preferred Stock and taxed in the manner described under "- U.S. Holders - Dispositions" above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the Series A Preferred Stock, which generally would not be taxable to a U.S. holder. In this case, the U.S. holder's tax basis in the Series A Preferred Stock would generally be allocated pro rata among the common stock received and the portion of the Series A Preferred Stock that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the Series A Preferred Stock.

In the event a U.S. holder's Series A Preferred Stock is converted pursuant to an election by the holder in the case of certain acquisitions, or is converted pursuant to certain other transactions including the consolidation or merger into another person, the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate

Under certain circumstances, adjustments (or failure to make adjustments) to the conversion rate of the Series A Preferred Stock may result in constructive distributions under Section 305(c) of the Code to the holders of the Series A Preferred Stock or holders of the common stock includable in income in the manner described under "- U.S. Holders -Dispositions" above, if and to the extent that certain adjustments on the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. For example, an increase in the conversion ratio to an undeclared dividend on the Series A Preferred Stock will generally give rise to a deemed taxable dividend to the holders of Series A Preferred Stock to the extent of our current and accumulated earnings and profits. Adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holder of the Series A Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.  Adjustments to the conversion rate pursuant to "Series A Preferred Stock - Anti-dilution Adjustments" are not intended to increase the proportionate interest of any U.S. holder in our earnings and profits.

Information Reporting and Backup Withholding on U.S. Holders

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of Series A Preferred Stock or common stock payable to a U.S. holder that is not an exempt recipient, such as a corporation. Certain U.S. holders may be subject to backup withholding with respect to the payment of distributions on the Series A Preferred Stock or common stock and to certain payments of proceeds on the sale or redemption of the Series A Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Foreign Holders

The discussion in this section is addressed to holders of the Series A Preferred Stock and common stock received in respect thereof that are "Foreign holders" who do not own (directly or indirectly) 5% of our common stock or more than 5% of the Series A Preferred Stock. You are a Foreign holder if you are either a non-United States entity or a "non-resident alien," as such term is defined in the Code.

Distributions. Generally, distributions treated as dividends as described above (including any constructive distributions taxable as dividends, any cash paid upon an early conversion that is treated as a dividend, and any stock distribution treated as a dividend) paid to a Foreign holder with respect to the Series A Preferred Stock or the common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the Foreign holder within the United States or (ii) if an income tax treaty applies. Dividends effectively connected with a trade or business will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates. A Foreign holder that is a corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments.

Dispositions. A Foreign holder generally will not be subject to U.S. federal income tax or withholding on gain realized on the sale or exchange of the Series A Preferred Stock or the common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) unless:

-
the gain is effectively connected with a U.S. trade or business of the holder (or, if a tax treaty applies, the gain is attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by such Foreign holder);

-	in the case of a non-resident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

-
we are or have been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Foreign holder's holding period, whichever period is shorter, and the Series A Preferred Stock or common stock (as applicable) has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business.  Best does not currently qualify as a U.S. real property holding corporation.

If a Foreign holder is described in the first or third bullet points above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition in the same manner as if the Foreign holder were a U.S. holder. In addition, if a Foreign holder is a foreign corporation that falls under the first or third bullet points above, it may be subject to an additional branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty), and a Foreign holder that falls under the third bullet point will be subject to a ten percent withholding tax applied to gross proceeds received. Any amounts withheld may be applied as a credit against the Foreign holder's U.S. federal income tax liability. If a Foreign holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived form the sale, redemption, or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Conversion. As a general rule, a Foreign holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series A Preferred Stock, except with respect to any cash received in lieu of a fractional share, which will be taxed as described above under "Foreign Holders - Dispositions".

Information Reporting and Backup Withholding on Foreign Holders. Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the Foreign holder. U.S.  withholding will generally apply on payment of dividends to Foreign holders.

Where we make a distribution to a Foreign holder, and such distribution is subject to withholding for U.S. federal income tax purposes, the total amount of the distribution will be reduced by the amount to be withheld.  Where such distribution is made in Series A Preferred Stock, the number of such shares distributed will be reduced by an amount of shares equal, in fair market value terms, to the withholding amount.

Any amount withheld from a payment to a holder for federal income tax purposes is allowable as a credit against such holder's U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a Foreign holder who is required to furnish information but does not do so in the proper manner. Foreign holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon the completion of this offering, we will have 20,216,366 shares of our common stock and 1,445,940 shares of our Series A Preferred Stock outstanding. In addition, options to purchase an aggregate of 1,350,000 common shares are outstanding, of which 450,000 were vested as of June 4, 2008 and 1,141,875 common shares and 135,630 preferred shares are reserved for issuance upon exercise of warrants.  Of these shares, 15,634,666 shares of our common stock and 1,302,570 shares of Series A Preferred Stock sold in this offering will be freely tradable by persons other than our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, without restriction or further registration under the Securities Act of 1933.

The remaining shares of our common stock outstanding upon completion of this offering are deemed "restricted" securities under Rule 144 under the Securities Act of 1933.  After expiration of the lock-up agreements described below, all of these restricted securities will be eligible for sale in the public market on the date of this prospectus under Rule 144.

Rule 144

Sales by Non-Affiliates.  In general, under Rule 144, a holder of restricted common shares who is not and has not been one of our affiliates at any time during the three months preceding the proposed sale can resell the shares as follows:

-	If we have been a reporting company under the Exchange Act for at least 90 days immediately before the sale, then:

-
beginning six months after the shares were acquired from us or any of our affiliates, the holder can resell the shares, subject to the condition that current public information about us must be available (as described below), but without any other restrictions; and

-	beginning one year after the shares were acquired from us or any of our affiliates, the holder can resell the shares without any restrictions.

-
If we have not been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then the holder may not resell the shares until at least one year has elapsed since the shares were acquired from us or any of our affiliates, and may resell the shares without restrictions after that time.

Sales by Affiliates.  In general, under Rule 144, a holder of restricted common shares who is one of our affiliates at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

-
If we have been a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since the shares were acquired from us or one of our affiliates; in all other cases, at least one year must have elapsed since the shares were acquired from us or one of our affiliates.

-	The number of shares sold by such person within any three-month period cannot exceed the greater of:

-	1% of the total number of our common shares then outstanding; or

-
the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, the four calendar weeks preceding the date the selling broker receives the sell order).

-	Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

Current Public Information.  For sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act.

-
If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

-
If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

No assurance can be given as to (1) the likelihood of an active market for our common shares developing, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares.  No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time.  Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.  Historically, the SEC staff has taken the position that Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144.  The SEC has recently codified and expanded this position by prohibiting the use of Rule 144 for resale of securities issued by any shell companies (other than business combination related shell companies) or any issuer that has been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met.

-	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

-	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

-
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

-	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our affiliates will be able to sell their shares pursuant to Rule 144 without registration beginning February 21, 2009.

Rule 701

Under Rule 701, common stock acquired upon the exercise of certain currently outstanding options granted under our stock plans may be resold, (1) by persons other than affiliates, beginning 90 days after the effective date of this offering, subject to the manner-of-sale provisions of Rule 144, and (2) by affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

LEGAL MATTERS

The validity of the issuance of common stock offered hereby will be passed upon for us by Cane Clark, LLP, Las Vegas, Nevada.

EXPERTS

The audited financial statements of Best Energy Services, Inc. (Formerly Hybrook Resources Corp.) as of January 31, 2008 and for the fiscal year ended January 31, 2008, included in this prospectus, have been audited by Malone & Bailey, PC, independent registered public accounting firm, as stated in their report appearing herein, given on their authority as experts in accounting and auditing.  The audited financial statements of Hybrook Resources Corp. as of January 31, 2007 and for the period from October 31, 2006 to January 31, 2008, included in this prospectus, have been audited by Amisano Hanson, independent registered public accounting firm, as stated in their report appearing herein, given on their authority as experts in accounting and auditing.  The audited financial statements of Best Well Service, Inc. as of December 31, 2007 and 2006 and for each of the two fiscal years ended December 31, 2007, included in this prospectus, have been audited by Malone & Bailey, PC, independent registered public accounting firm, as stated in their report appearing herein, given on their authority as experts in accounting and auditing.  The audited financial statements of Bob Beeman Drilling Co. as of December 31, 2007 and 2006 and for each of the two fiscal years ended December 31, 2007, included in this prospectus, have been audited by Malone & Bailey, PC, independent registered public accounting firm, as stated in their report appearing herein, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and special reports, and other information with the SEC. You may read and copy any document which we have filed at the SEC's public reference room at:

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

Documents filed by us pursuant to the Securities Exchange Act may be reviewed and/or obtained through the Securities and Exchange Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Securities and Exchange Commission's web site (http://www.sec.gov).

For Best Energy Services, Inc.

Report of Independent Registered Public Accounting Firms	F-2

Balance Sheets January 31, 2008 and 2007	F-3

Statements of Operations for the year ended January 31, 2007 and the period from inception to January 31, 2007	F-4

Statements of Stockholder's Equity for the year ended January 31, 2007 and the period from inception to January 31, 2006	F-6

Statements of Cash Flows for the year ended January 31, 2007 and the period from inception to January 31, 2006	F-5

Notes to the Financial Statements	F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Best Energy Services, Inc. (Formerly Hybrook Resources Corp.)
(A Development Stage Company)
Houston, Texas

We have audited the accompanying balance sheet of Best Energy Services, Inc.(formerly Hybrook Resources Corp)(A Development Stage Company) as of January 31, 2008, and the related statement of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

The financial statements for the period October 31, 2006 (Date of Inception) through January 31, 2007, were audited by other auditors whose report expressed an unqualified opinion on those statements. The financial statements for the period October 31, 2006 (Date of Inception) through January 31, 2007, include total expenses and net loss of $20,126. Our opinion on the statements of operations, stockholders' equity (deficit), and cash flows for the period October 31, 2006 (Date of Inception) through January 31, 2008, insofar as it relates to amounts for prior periods through January 31, 2007, is based solely on the report of other auditors.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Best Energy Services, Inc. as of January 31, 2008, and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Hybrook Resources Corp.
(A Pre-Exploration Stage Company)

We have audited the accompanying consolidated balance sheet of Hybrook Resources Corp. (A Pre-exploration Stage Company) and subsidiary as of January 31, 2007 and the related consolidated statements of operations, cash flows and stockholders' equity for the period from October 31, 2006 (Date of Inception) to January 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hybrook Resources Corp. and subsidiary as of January 31, 2007 and the results of their operations and their cash flows for the period October 31, 2006 (Date of Inception) to January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

Vancouver, Canada	AMISANO HANSON
April 18, 2007	Chartered Accountants

750 WEST PENDER STREET, SUITE 604 TELEPHONE: 604-689-0188
VANCOUVER CANADA FACSIMILE: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net

-F 2-

BEST ENERGY SERVICES, INC.

(Formerly Hybrook Resources Corp.)
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
January 31, 2008 and 2007

ASSET
	2008	2007

Current
Cash	$5	$108,054

	$5	$108,054

LIABILITIES
Current
Accounts payable and accrued liabilities	$10,141	$20,364
Due to related party - Note 3	22	22

	10,163	20,386

STOCKHOLDERS' EQUITY (DEFCIT)
Preferred stock, $0.001 par value
10,000,000 shares authorized, none outstanding	-	-
Common stock, $0.001 par value ¡¡¨¬C Note 4	-	-
90,000,000 shares authorized
9,685,000 shares outstanding	9,685	9,685
Additional paid in capital	98,109	98,109
Deficit accumulated during the development stage	(117,952	(20,126)

	(10,158	87,668

	$5	$108,054

The Accompanying Notes are an Integral Part of These Financial Statements

-F 3-

BEST ENERGY SERVICES, INC.

(Formerly Hybrook Resources Corp.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
                for the year ended January 31, 2008 and
                         the periods from  October 31, 2006 (Date of Inception)
             to January 31, 2007 and 2008

		October 31, 2006
	Year Ended	(Date of inception) to
	January 31,	January 31,
	2008	2007	2008
			(cumulative)

Expenses
Accounting and audit fees	$11,973	$8,500	$20,473
Bank charges	321	41	362
Foreign exchange loss	-	5,517	5,517
Legal fees	57,826	6,068	63,894
Management fees	8,001	-	8,001
Mineral property option payments	1,720	-	1,720
Mineral property exploration expenses	14,735	-	14,735
Transfer agent and filing fees	3,250	-	3,250

Net loss for the period	$(97,826)	$(20,126)	$(117,952)

Basic loss per share	$(0.01)	$(0.00)

Weighted average number of shares outstanding	9,685,000	5,012,742

The Accompanying Notes are an Integral Part of These Financial Statements

-F 4-

BEST ENERGY SERVICES, INC.

(Formerly Hybrook Resources Corp.)
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
                      for the year ended January 31, 2008 and
                         the periods from October 31, 2006 (Date of Inception)
                           to January 31, 2007 and 2008

		October 31, 2006
	Year Ended	(Date of inception) to
	January 31,	January 31,
	2008	2007	2008
			(cumulative)

Cash Flows used in Operating Activities
Net loss for the period	$(97,826)	$(20,126)	$(117,952)
Change in non-cash working capital item related to operations:
Accounts payable and accrued liabilities	(10,223)	20,364	10,141

Net cash provided by (used in) operating activities	(108,049)	238	(107,811)

Cash Flows from Financing Activities
Capital stock issued	-	107,794	107,794
Due to related party	-	22	22

Net cash provided by financing activities	-	107,816	107,816

Increase in cash during the period	(108,049)	108,054	5

Cash, beginning of the period	108,054	-	-

Cash, end of the period	$5	$108,054	$5

The Accompanying Notes are an Integral Part of These Financial Statements

-F 5-

DR

BEST ENERGY SERVICES, INC.

(Formerly Hybrook Resources Corp.)
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
for the period October 31, 2006 (Date of Inception) to January 31, 2008

				Deficit
				Accumulated
			Additional	During the
	Common Shares		Paid-in	Pre-exploration
	Number	Par Value	Capital	Stage	Total

Capital stock issued for cash	9,685,000	$9,685	$103,905	$-	$113,590
Less: finder's fee	-	-	(5,796)	-	(5,796)
Net loss for the period	-	-	-	(20,126)	(20,126)

Balance, January 31, 2007	9,685,000	9,685	98,109	(20,126)	87,668

Net loss for the period	-	-	-	(97,826)	(97,826)

Balance, January 31, 2008	9,685,000	$9,685	$98,109	$(117,952)	$(10,158)

The Accompanying Notes are an Integral Part of These Financial Statements

-F 6-

BEST ENERGY SERVICES, INC

(Formerly Hybrook Resources Corp.)
(A Development Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2008

Note 1- Nature of Operations

Best Energy Services was incorporated in Nevada on October 31, 2006 as Hybrook Resources Corp.  Hybrook was formed for the purpose of acquiring exploration and development stage mineral properties.  On December 7, 2006, Hybrook incorporated a wholly-owned subsidiary, HRE Exploration Ltd. (a BC Canada corporation).  On February 14, 2008, Hybrook changed its name to Best Energy Services, Inc. and also acquired Best Well Services, Inc. ("BWS") a Kansas Corporation, and Bob Beeman Drilling Company ("BBD"), a Utah Corporation.  (See Note 6).

Also on February 14, 2008, Best Energy entered into a series of transactions which resulted in an increase in capitalization of Best Energy, and as part of the arrangement, Best Energy secured a credit facility of $25,000,000, and accordingly, management considers that Best Energy will continue for the foreseeable future. (Note 6)

Note 2- Summary of Significant Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Actual results could differ from those estimates.

Pre-exploration Stage Company

Best Energy complies with the Statement of Financial Accounting Standards ("FAS" ) No. 7 "Accounting and Reporting by Development Stage Enterprises" as pre-exploration stage as of and for the year ended January 31, 2007 and as a development stage entity as of and for the year ended January 31, 2008.

Principles of Consolidation

These consolidated financial statements include the accounts of Best Energy and its wholly-owned subsidiary HRE.  All significant inter-company balances and transactions have been eliminated.

Financial Instruments

The carrying value of Best Energy's financial instruments, consisting of cash, recoverable advances, accounts payable and accrued liabilities and due to related party approximate their fair value due to the short maturity of such instruments.  Unless otherwise noted, it is management's opinion that Best Energy is not exposed to significant interest, exchange or credit risks arising from these financial instruments.

Income Taxes

Best Energy uses the asset and liability method of accounting for income taxes pursuant to FAS No. 109 "Accounting for Income Taxes" Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic Loss Per Share

Best Energy reports basic loss per share in accordance with FAS No. 128, "Earnings Per Share" Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (primarily outstanding options and warrants).  Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if the common stock equivalents are considered dilutive based upon Best Energy's net income (loss) position at the calculation date.  Diluted loss per share has not been provided as it is antidilutive.

Foreign Currency Translation

As of January 31, 2008, Best Energy's functional currency is the Canadian dollar as substantially all of Best Energy's operations are in Canada.  Best Energy uses the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission in accordance with the FAS No. 52 "Foreign Currency Translation"

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates.  Income statement accounts are translated at the average rates of exchange prevailing during the period.

Translation adjustments from the use of different exchange rates from period to period are included in the Comprehensive Income account in Stockholder's Equity, if applicable.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses are included in the Statement of Operations.

New Accounting Standards

Best Energy does not believe that the adoption of the above recent pronouncements will have a material effect on Best Energy's consolidated results of operations, financial position, or cash flows.

 Note 3 - Related Party Transactions

The amount due to related party is due to Best Energy's director and is unsecured, non-interest bearing and has no specific terms for repayment.

Note 4 - Common Stock

During the period ended January 31, 2007, Best Energy sold to its director 5,500,000 common shares at $0.01 for $55,000 and 4,185,000 common shares at $0.014 to others for gross proceeds of $58,590.

Note 5 - Deferred Tax Assets

At January 31, 2008, Best Energy has accumulated net operating losses in the United States of America totaling approximately $101,000 which are available to reduce taxable income in future taxation years.  At January 31, 2008, Best Energy has accumulated Canadian resource property expenditures aggregating $16,455  which may be used to reduce taxable income in future taxation years.

The significant components of Best Energy's deferred tax assets as of January 31, 2008 & 2007 are as follows:

	2008	2007
Deferred tax assets
Net operating loss carryforward	$34,509	$6,328
Less: valuation allowance	(34,509)	(6,328)

	$-	$-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely than not to be realized from future operations.  Best Energy has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Best Energy underwent a change in control in February 2008. Accordingly, the above mentioned net operating losses will be limited; however, the Company has not yet determined the amount of the limitation.

Note 6 - Subsequent Events

Preferred Stock Issuances

Subsequent to January 31, 2008, Best Energy designated 2,000,000 Series "A" Preferred Shares which comprise part of the authorized 10,000,000 authorized preferred shares.  The Series "A" Preferred stock is convertible into common stock at a price of $4.00 at any time at the option of the holder, and convertible at the option of Best Energy if the closing market price of Best Energy's common stock is $9.60 or higher for more than twenty consecutive trading days.

Subsequent to January 31, 2008, Best Energy sold 8,640 units, for gross proceeds of $8,640,000.  Each unit comprised 625 shares of our common stock and 90 shares of our Series "A" Preferred Stock.

Acquisitions

On February 14, 2008, Best Energy acquired 100% of Best Well Services, Inc. for $20,600,000, payable as follows:

A note payable for $20,000,000, which was paid off shortly thereafter through funding provided by a new secured corporate credit facility of $25,000,000 made available to the new corporate group;

Cash payment in the amount of $500,000 was delivered to an escrow agent to be held as security for Seller's indemnification obligations under the BWS Acquisition Agreement for a period of six months; and the issuance of common stock of Best Energy to the seller valued at $100,000 based on a 10 day volume weighted average price, commencing with the first day of trading (46,744 shares).

Best Energy also entered into a one year employment agreement with the Seller, Mr. Tony Bruce, under which he will serve as a Vice President of the Central Division for an annual salary of $150,000.

On February 14, 2008, Best Energy also acquired 100% of Bob Beeman Drilling Company ("BBD" a Utah Corporation, for $4,750,000, payable as follows:

A note payable for $4,050,000, which was paid off shortly thereafter through funding provided by a new secured corporate credit facility of $25,000,000 made available to the new corporate group;

Cash payment of $700,000 of which $500,000 was delivered to an escrow agent to be held as security for Seller's indemnification obligations under the BBD Acquisition Agreement for a period of six months.

Best Energy also entered into a one year employment agreement with the seller's son, Mr. Todd Beeman, who has also been active in the business, under which he will serve as Vice President of Western Operations for an annual salary of $150,000.

Leases

In connection with our acquisition of BWS, we executed an agreement to lease certain real property owned by Tony Bruce for a period of 3 years at $3,500 per month, plus related expenses that we anticipate will additionally cost approximately $1,500 per month over the term of the lease.  The leased property consists of approximately 5 acres in Liberal, Kansas.  We anticipate using the leased property to house the equipment necessary to run BWS's business over the term of the lease.

In connection with our acquisition of BBD, we leased two parcels of real property owned by  Robert Beeman for a period of one year at $6,000 per month plus related expenses that we anticipate will additionally cost approximately $1,500 per month over the term of the lease.  The first leased property consists of approximately 7 acres in Moab, Utah.  The second leased property consists of approximately 10 acres in Wellington, Utah.  We anticipate using the leased properties to house the equipment necessary to run BBD's business over the term of the lease.

Revolving Credit, Term Loan and Security Agreement

On February 14, 2008, we entered into a Revolving Credit, Term Loan and Security Agreement with PNC Bank, N.A. ("Credit Facility") to borrow up to $25,000,000 at approximately prime + 1% .  The revolving credit portion of the debt, equal to $19,150,000, may be borrowed and re-borrowed until maturity on February 14, 2012.  Monies borrowed against the term loan portion of the total debt agreement, equal to $5,850,000, are amortized and must be repaid over 60 months, with an annual 25% recapture of Excess Cash Flow applied to the principal balance.

We drew upon a substantial portion of our Credit Facility in order to close our acquisitions of BWS and BBD. Draws against the Credit Facility are secured by all of our assets and equipment and by all of the assets and equipment of BWS and BBD.

Cash Collateral Agreement

On February 14, 2008, PNC Bank, National Association entered into a Cash Collateral Agreement with an individual investor in which the investor agreed to put up cash in the amount of $2,500,000 as additional required security for our obligations under the Credit Facility.  In exchange for the agreement of such investor to enter into the Cash Collateral Agreement, we agreed to issue to such investor 1,562,500 shares of our common stock and 225,000 shares of our Series A preferred stock.  We will be obligated to repay any funds drawn on the Credit Facility without regard to the consideration given to the investor.

Financial Information on the Acquired businesses of BWS and BB Drilling

-F 7-

For Best Well Service, Inc.

-

-F 8-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Best Well Service, Inc.
Liberal, Kansas

We have audited the accompanying balance sheets of Best Well Service, Inc. ("Best Well") as of December 31, 2007 and 2006, and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of Best Well's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Best Well is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Best Well's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Best Well as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 29, 2008

-F 9-

Best Well Service, Inc.
Balance Sheets
December 31, 2007 and 2006

ASSETS	2007	2006
Current assets
Cash	$1,869,542	$2,297,829
Trade securities, at market	772,765	705,801
Accounts receivable, net	1,882,757	1,631,600
Prepaid taxes	650,152	-
Total current assets	5,175,216	4,635,230

Property and equipment, net	4,563,400	4,335,287

TOTAL ASSETS	$9,738,616	$8,970,517

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities
Accounts payable	$390,460	$653,268
Income taxes payable	-	816,285
Current portion of notes payable	267,040	230,431
Total current liabilities	657,500	1,699,984

Long-term liabilities:
Notes payable	201,942	211,466
Deferred taxes	520,592	362,183

TOTAL LIABILITIES	1,380,034	2,273,633

STOCKHOLDER'S EQUITY
Common stock, $100 par value per share; 10,000 shares authorized; 300 shares issued and outstanding	30,000	30,000
Additional paid-in capital	41,540	41,540
Retained earnings	8,287,042	6,625,344
Total stockholder's equity	8,358,582	6,696,884
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$9,738,616	$8,970,517

The Accompanying Notes are an Integral Part of the Financial Statements

-F 10-

Best Well Service, Inc.
Statements of Operations
For the Years Ended December 31, 2007 and 2006
	2007	2006

Revenues	$17,746,048	$17,182,055

Cost of revenues	9,718,964	8,908,447

Gross margin on drilling operations	8,027,084	8,273,608

Operating expenses:
General and administrative expense	4,279,082	4,060,436
General and administrative expense - Related-party	39,365	42,300
Total operating expenses	4,318,447	4,102,736

Net operating income	3,708,637	4,170,872

Other income (expense):
Investment income	66,960	133,759
Interest (expense)/ income, net	106,539	(15,202)

Income before provision for income taxes	3,882,136	4,289,429

Income tax expense	1,430,374	1,831,058

Net income	$2,451,762	$2,458,371
Per Share Data
Basic diluted net income per share	$8,172.54	$8,194.57
Weighted average shares outstanding	300	300

The Accompanying Notes are an Integral Part of the Financial Statements

-F 11-

Best Well Service, Inc.
Statements of Stockholder's Equity
For the Years Ended December 31, 2007 and 2006

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total

Balance, December 31, 2005	300	$ 30,000	$ 41,540	$ 4,206,973	$ 4,278,513

Net income	-	-	-	2,458,371	2,458,371
Dividends	-	-	-	(40,000)	(40,000)

Balance, December 31, 2006	300	$ 30,000	$ 41,540	$ 6,625,344	$ 6,696,884

Net income	-	-	-	2,451,762	2,451,762
Dividends	-	-	-	(790,064)	(790,064)

Balance, December 31, 2007	300	$ 30,000	$ 41,540	$ 8,287,042	$8,358,582

The Accompanying Notes are an Integral Part of the Financial Statements

-F 12-

Best Well Service, Inc.
Statements of Cash Flow
For the Years Ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net income	$2,451,762	$2,458,371
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	1,094,645	811,131
Gain on sale of fixed assets	(50,000)	-
Deferred income tax expense	158,409	125,371
Non cash investment income (loss)	(66,960)	(117,995)
Changes in assets and liabilities:
Accounts receivable	(251,157)	(594,438)
Prepaid Expenses	-	22,823
Accounts payable and accrued liabilities	259,830	291,213
Income taxes payable	(1,466,437)	330,552

Net cash provided by operating activities	1,610,432	3,327,028

Cash flows from investing activities:
Capital expenditures, net	(2,050,822)	(1,404,399)

Cash flows from financing activities:
Proceeds from long-term debt	313,292	373,801
Payments on long term debt	(289,189)	(293,143)
Proceeds of related party loans	-	(104,590)
Payment of dividends	(12,000)	(40,000)

Net cash used in financing activities	12,103	(63,932)

Increase in cash and equivalents	(428,287)	1,858,697
Cash and equivalents, beginning of year	2,297,829	439,132

Cash and equivalents, end of year	$1,869,542	$2,297,829

Supplemental disclosures of cash flow information:
Cash paid for interest	$13,615	$15,202
Cash paid for taxes	$1,619,997	$2,043,827

Noncash investing and financing activities:
Dividend - transfer of property and equipment	778,064	-

The Accompanying Notes are an Integral Part of the Financial Statements.

-F 13-

Best Well Service, Inc.
Notes to Financial Statements
December 31, 2007 and 2006

Note 1: Description of Business

Best Well Service, Inc. ("Best Well"), a Kansas corporation, was formed in 1992.  Best Well operates twenty-four workover rigs in Kansas, Oklahoma, and Texas.  It derives its income from workovers on existing producing wells and completing newly drilled wells.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents

Best Well considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. Cash and equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

Accounts Receivable

Best Well provides an allowance for doubtful accounts on trade receivables based on historical collection experience and a specific review of each customer's trade receivable balance.  Based on these factors, Best Well has established an allowance for doubtful accounts of $72,648 as of December 31, 2007.  No allowance was provided as of December 31, 2006.

Credit Risk

Best Well is subject to credit risk relative to its trade receivables. However, credit risk with respect to trade receivables is minimized due to the nature of its customer base.

Best Well maintains cash balances at one bank and one financial institution. Accounts at the bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Best Well had uninsured cash balances of approximately $1,770,000 as of December 31, 2007 and $2,200,000 as of December 31, 2006.

Trading Securities

Best Well classifies its investments as trading based upon the nature of the investment.  Trading securities are primarily marketable equity securities which are reported at estimated fair value with realized and unrealized gains and losses included in other income (loss) in the statement of operations.  The estimated fair values of investments are based on quoted market prices or dealer quotes.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally four to ten years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' useful lives or lease terms.

Classification	Estimated Useful Life
Workover Rigs and Equipment	10 Years
Vehicles	5 Years
Buildings and Improvements	5 Years
Office Equipment	3 Years

The cost of asset additions and improvements that extend the useful lives of property and equipment are capitalized.  Routine maintenance and repair items are charged to current operations. The original cost and accumulated depreciation of asset dispositions are removed from the accounts and any gain or loss is reflected in the statement of operations in the period of disposition.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue Recognition

Best Well recognizes service revenue based on rate agreements in effect with customers as the service is provided and realization is assured.

Income Taxes

Best Well has adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The differences are primarily differences in depreciation methods used for tax and reported for GAAP.

Dividends

Best Well has no formal dividend policy or obligations. Dividends are paid solely at the discretion of management.

Basic and Diluted Net Income per Share

Basic net income per common share is computed using the weighted average number of common shares outstanding during the year. Diluted net income per common share includes the dilutive effects of common stock equivalents on an "as if converted" basis.  Dilutive potential common shares consist of stock options, stock warrants and redeemable convertible stock and are calculated using the treasury stock method.  As of December 31, 2007 and 2006, there were no dilutive potential common shares outstanding.

Recent Accounting Pronouncements

Best Well does not expect that adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operations or cash flows.

Note 3: Trading Investments

The aggregate amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value, trading securities by major security type at December 31, 2007 and 2006 respectively are as follows:

Description	Cost	Gross Unrealized Gains	Estimated Fair Value
Trading 2007	$ 705,805	$ 66,960	$ 772,765
Trading 2006	$ 470,005	$ 235,796	$ 705,801

Note 4: Property and Equipment

Property and equipment consisted of the following as of December 31, 2007 and 2006:

	2007	2006
Workover rigs and Equipment	$5,016,282	$4,114,764
Vehicles	3,571,533	3,324,241
Buildings and Improvements	278,882	278,882
Office Equipment	74,509	72,674
Total	8,941,206	7,790,561
Less: Accumulated depreciation	4,377,806	3,455,274
Property and equipment, net	$4,563,400	$4,335,287

Depreciation expense was $1,094,645 and $811,131 for the years ended December 31, 2007 and 2006, respectively.

Note 5: Concentrations

As of December 31, 2007, two of Best Well's customers accounted for 24% and 14% of total accounts receivable (24% and 16% of total 2007 revenues, respectively).  As of December 31, 2006, two of Best Well's customers accounted for 16% and 11% of total accounts receivable (21% and 15% of total 2006 revenues, respectively).

As of December 31, 2007 two of Best Well's vendors accounted for 29% and 15% of total accounts payable (15% and 2% of total 2007 expenditures, respectively).  There were no significant vendors as of December 31, 2006.

Note 6: Income Taxes

Best Well files its income tax returns using the accrual method of accounting having converted from the cash method in 2003.  Cumulative timing differences resulting from the conversion to the accrual method of accounting for income tax purposes as well as differences in accounting methods for depreciation among others result in a net deferred tax liability and amounted to approximately $1,308,000 and $861,000 as of December 31, 2007 and 2006 respectively.

A reconciliation of the differences between the effective and statutory income tax rates are as follows for years ended December 31, 2007 and 2006:

Description	2007	2006
Federal Statutory Rate-34%	$1,319,926	$1,458,406
State Tax rate - 8%	311,811	343,154
Permanent Differences	(201,363)	29,498
Income tax provision	$1,430,374	$1,831,058

Deferred income tax expense (recovery) amounted to approximately $167,000 and $125,000 for years ended December 31, 2007 and 2006, respectively.

Note 7: Fair Value of Financial Instruments

The estimated fair value of Best Well's financial instruments is as follows at December 31, 2007 and 2006 respectively:

The carrying amounts of cash and equivalents, accounts receivable and accounts payable - The carrying amounts approximated fair value due to the short-term maturity of these instruments.

Marketable securities are presented at estimated market value of $772,765 and $705,801 as of December 31, 2007 and 2006 respectively.

Note 8: Long Term Debt

Long term debt as of December 31, 2007 and 2006 consists of the following:

Description	2007	2006
Notes payable to a financial institution secured by transportation and rig equipment, bear interest rates from 0% to 9.1% per annum, due in monthly installments totaling $25,250 maturing at various dates through December 2010	$468,982	$441,897
Less Current Maturities	267,040	230,431
Long-Term Portion	$201,942	$211,466

The aggregate annual maturities under long-term Debt as of December 31, 2007, are as follows:

Year Ending December 31,	Amount
2008	$ 267,040
2009	161,794
2010	40,148
Total	$ 468,982

Note 9: Related-Party Transactions

Best Well is renting a shop that is owned by Tony Bruce, owner of the company.  Rent expense related to this transaction was $39,365 and $42,300 for the year end December 31, 2007 and 2006, respectively.

Note 10: Subsequent Events

Best Well was acquired in a purchase transaction on February 14, 2008, for cash and securities by Best Energy Services, Inc.

Best Energy acquired Best Well by purchasing all of our issued and outstanding stock from our current shareholder, Tony Bruce, for a total purchase price of $20,600,000, payable as follows: (i) a note for $20,000,000 was issued to Sellers at closing which was paid off shortly thereafter through funding provided by a permanent Credit Facility; (ii) funds in the amount of $500,000 were delivered to an escrow agent to be held as security for Seller's indemnification obligations under the Best Well Acquisition Agreement for a period of six months; and (iii) Best Energy agreed to issue to Mr. Bruce common stock valued at $100,000 based on a 10 day volume weighted average price, commencing with the first day of trading.  In addition, as part of the Acquisition Agreement, Best Energy also entered into a one year employment agreement with Mr. Bruce under which he will serve as a Vice President of Best Energy's Central Division for an annual salary of $150,000.  Mr. Bruce has also agreed to join Best Energy's board of directors.

Prior to the execution of the foregoing agreements with Mr. Bruce, there was no material relationship between Best Energy and Mr. Bruce.

-F 14-

For Bob Beeman Drilling Co.

-F 15-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bob Beeman Drilling Co.
Moab, Utah

We have audited the accompanying balance sheets of Bob Beeman Drilling Co. ("Beeman Drilling")  as of December 31, 2007 and 2006, and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of Beeman Drilling's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Beeman Drilling is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Beeman Drilling's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beeman Drilling as of December 31, 2007 and 2006, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the financial statements presented herein as of and for the year ended December 31, 2006 have been restated for an error in the determination of Beeman Drilling's current and deferred federal and state income tax liabilities.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

April 29, 2008

-F 16-

Bob Beeman Drilling Company
Comparative Balance Sheets as of
December 31, 2007 and 2006

ASSETS
	2007	2006
Current assets:
Cash	$53,898	$1,430,257
Trading Securities	8,895,754	4,318,984
Accounts Receivable	716,116	813,776
Prepaid expenses and other current assets	6,077	306,995

Total current assets	9,671,845	6,870,012

Property and equipment, net	977,959	1,204,339

TOTAL ASSETS	$10,649,804	$8,074,351

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$351,733	$130,799
Due to related party	55,210	54,500
Cash overdraft	-	74,400
Income taxes payable	-	418,241
Deferred income taxes payable	1,774,342	669,482
Margin Loan Payable	202,554	-

Total current liabilities	2,383,839	1,347,422

TOTAL LIABILITIES	2,383,839	1,347,422

STOCKHOLDER'S EQUITY
Common stock, $1.00 par value per share; 100,000 shares authorized; 100,000 shares issued and outstanding	$100,000	$100,000
Retained earnings	8,165,965	6,626,929

Total stockholder's Equity	8,265,965	6,726,929

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$10,649,804	$8,074,351

The Accompanying Notes are an Integral Part of the Financial Statements

-F 17-

Bob Beeman Drilling Company
Statements of Operations
For the years ended December 31, 2007 and 2006

	2007	2006
		(as restated )
Revenues	$4,650,567	$5,687,402

Cost of revenues:
Drilling costs
Related party	79,557	129,700
Non-related party	2,367,530	3,187,635
Depreciation	220,733	348,662
Total cost of revenue	2,667,820	3,665,997

Gross margin on drilling operations	1,982,747	2,021,405

Operating expenses:
Selling, general and administrative
Related party	325,000	301,359
Non-related party	2,013,129	1,060,800
Total general and administrative expense	2,338,129	1,362,159
Depreciation	5,647	9,512
Total operating expenses	2,343,776	1,371,671

Income (loss) from operations	(361,029)	649,734

Other income (expense):
Investment income (loss)	2,985,420	(1,193,423)
Interest expense	(21,759)	(76,043)
Income (loss) before provision for income taxes	2,602,632	(619,732)

Income tax expense (recovery)	1,063,596	(253,261)

Net income (loss)	$1,539,036	$(366,471)

Per Share Data:
Basic and diluted net income (loss) per share	$15.39	$(3.66)

Weighted average shares outstanding	100,000	100,000

The Accompanying Notes are an Integral Part of the Financial Statements

-F 18-

Bob Beeman Drilling Company
Statements of Stockholder's Equity
For the years ended December 31, 2007 and 2006

	Common Stock
	Shares	Amount	Retained Earningx	Total
Balance, December 31, 2005 - as restated	100,000	$100,000	$6,993,400	$7,093,400

Net Loss	-	-	(366,471)	(366,471)

Balance, December 31, 2006 - as restated	100,000	100,000	6,626,929	6,726,929

Net Income	-	-	1,539,036	1,539,036

Balance, December 31, 2007	100,000	$100,000	$8,165,965	$8,265,965

The Accompanying Notes are an Integral Part of the Financial Statements

-F 19-

Bob Beeman Drilling Company
Statements of Cash Flow
For the years ended December 31, 2007 and 2006

	2007	2006
		(as restated)
Cash flows from operating activities:

Net income (loss)	$1,539,036	$(366,471)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	226,380	358,174
Gain on sale of property & equipment	(50,000)	-
Deferred income tax expense (recovery)	-	119,577
Unrealized investment (income) loss	(2,936,849)	1,356,703
Changes in assets and liabilities:
Accounts receivable	97,660	398,772
Accounts payable and accrued liabilities	165,290	(536,070)
Prepaid expenses and other current assets	306,995	(203,368)
Income taxes payable	680,542	(504,259)
Net cash provided by operating activities	29,054	623,058

Cash flows from investing activities:
Capital expenditures	-	(752,658)
Investments in equity securities	(9,709,260)	(6,302,631)
Sale of equity securities	8,050,583	11,265,968
Cash received from sale of property and equipment	50,000	-

Net cash provided by (used in ) investing activities	(1,608,677)	4,210,679

Cash flow from financing activities:
Bank overdraft	-	74,400
Payments on related party debt	(202,000)	(49,127)
Proceeds from related party debt capital	202,710	-
Proceeds from (payments of ) margin loan	202,554	(3,580,507)
Net cash provided by (used in) financing activities	203,264	(3,555,234)

Net increase (decrease) in cash and cash equivalents	(1,376,359)	1,278,503
Cash and equivalents, beginning of the year	1,430,257	151,754

Cash and equivalents, end of year	$53,898	$1,430,257

Supplemental disclosures
Cash paid for interest	$-	$-

Cash paid for taxes	$379,154	$220,497

The Accompanying Notes are an Integral Part of the Financial Statements

-F 20-

Bob Beeman Drilling Company
Notes to Financial Statements
December 31, 2007 and 2006

Note 1: Description of Business

Bob Beeman Drilling Company, a Utah corporation, was formed in 1966.  Beeman Drilling operates twelve drilling and core rigs in Utah, New Mexico, Nevada, Arizona and Colorado.  It derives its income from mineral core sampling, deep water well drilling and oil and gas drilling.

    Restatements arising from errors resulting in an understatement in retained earnings at December 31, 2006 of $319,960, overstatement in income tax recovery for the year ended December 31, 2006 of $45,220, and understatement in retained earnings at December 31, 2005 of $365,180 were made.  See Note 3 for details.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents

Beeman Drilling considers all highly liquid investments with maturities from date of purchase of three months or less to be cash equivalents. Cash and equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

Accounts Receivable

Beeman Drilling provides an allowance for doubtful accounts on trade receivables based on historical collection experience and a specific review of each customer's trade receivable balance.  As of December 31, 2007, there was no allowance provided on accounts receivable due to management's assessment of the collectability of these items.

Credit Risk

Beeman Drilling is subject to credit risk relative to its trade receivables.  However, credit risk with respect to trade receivables is minimized due to the nature of its customer base.

Beeman Drilling maintains cash balances at one bank and one financial institution. Accounts at the bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. Beeman Drilling also had $1,413,037 invested in an overnight repurchase agreement account as of December 31, 2007.

Trading securities

Beeman Drilling classifies its investments as trading based upon the nature of the investment. Trading securities are primarily marketable equity securities which are reported at estimated fair value with realized and unrealized gains and losses included other income (loss). The estimated fair values of investments are based on quoted market prices or dealer quotes.

Property and Equipment

Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Classification	Estimated Useful Life
Drilling Rigs & Equipment	5-10 Years
Heavy trucks & trailers	5 Years
Automobiles	3-5 Years
Buildings and Improvements	10 Years

The cost of asset additions and improvements that extend the useful lives of property and equipment are capitalized. Routine maintenance and repair items are charged to current operations. The original cost and accumulated depreciation of asset dispositions are removed from the accounts and any gain or loss is reflected in the statement of operations in the period of disposition.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue Recognition

Beeman earns contract drilling revenue under daywork contracts. Revenues on daywork contracts are recognized based on the days completed at the dayrate each contract specifies. Mobilization revenues and costs for daywork contracts are recognized over the days of actual drilling.

Income Taxes

Beeman Drilling recognizes deferred income tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income tax liabilities and assets are determined based on the difference between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The company recognizes deferred tax assets if it is more likely than not that the assets will be realized in future years.

Net Income per Common Share

Basic net income (loss) per common share amounts are computed using the weighted average number of common shares outstanding during the year. Diluted per common share amounts are computed using the weighted average number of common shares outstanding during the year and dilutive potential common shares. Dilutive potential common shares consist of stock options, stock warrants and redeemable convertible preferred stock and are calculated using the treasury stock method. As of December 31, 2007, there were no dilutive potential common shares outstanding.

Recent Accounting Pronouncements

Beeman Drilling does not expect that adoption of recently issued accounting pronouncements will have a material impact on its financial position, results of operation or cash flows.

Note 3 : Restatement of Previously Issued Financial Statements

The financial statements presented herein as of and for the year ended December 31, 2006 have been restated for an error in the determination of the Company's current and deferred federal and state income tax liabilities.

Beeman Drilling identified errors related to the determination of the it's current and deferred federal and state income tax liabilities previously reported in its financial statements as of and for the year ended December 31, 2006  in the course of preparing financial statements for the year ended December 31, 2007.  These errors relate to the Company's failure to account for a deferred tax liability from unrealized investment gains on marketable securities and the determination of its current provision for income tax expense.  In order to correct the errors described above, the Beeman Drilling has restated its financial statements as of and for the year ended December 31, 2006.

The effects of the restatement are summarized as follows:

	As Previously Reported	Adjustments	As Restated
	$	$	$
Income tax recovery	(298,481)	45,220	(253,261)
Retained earnings, December 31, 2006	6,306,969	319,960	6,626,929
Retained earnings, December 31, 2005	6,628,220	365,180	6,993,400

Note 4: Trading Securities

The aggregate amortized cost, gross unrealized gains, gross unrealized losses, and estimated fair value of trading securities at December 31, 2007 and 2006, is as follows:

Date	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2006	$3,745,968	$573,016	$-	$4,318,984
December 31, 2007	$5,741,686	$3,418,943	$(264,875	$8,895,754

The trading securities collateralize a margin loan account totaling $202,554 and $-0- as of December 31, 2007 and 2006, respectively. This account is reflected as a current liability in the balance sheet.

Note 5: Property and Equipment

Property and equipment consisted of the following as of December 31, 2007 and 2006:

	2007	2006
Description	Amount	Amount

Drilling rigs & equipment	$2,757,213	$2,854,696
Heavy trucks & trailers	368,400	368,400
Automobiles	499,730	499,730
Buildings and improvements	25,633	25,633

Total	3,650,976	3,748,459
Less: Accumulated depreciation	2,728,017	2,599,120

Net depreciable assets	922,959	1,149,339
Land	55,000	55,000

Property and equipment, net	$977,959	$1,204,339

Depreciation expense was $226,380 and $358,174 for 2007 and 2006, respectively.

Note 6: Concentrations

The Company maintains cash balances at one bank. Accounts at the institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company had uninsured cash balances in the amount of $1,413,037 at December 31, 2007.

As of December 31, 2007, three customers accounted for 47%, 17%, and 10% of total accounts receivable, respectively. During 2007, these three largest customers accounted for 30%, 22%, and 10% of total revenues, respectively.

As of December 31, 2006, four customers accounted for 61%, 14% , 12% and 8% of total accounts receivable, respectively. During 2006, the four largest customers accounted for 26%, 24%, 15% and 9% of total revenues, respectively.

Note 7: Income Taxes

Beeman Drilling files its income tax returns using the cash method of accounting. Cumulative timing differences resulting from the use of the cash method of accounting for income tax purposes result in a net deferred tax liability and amounted to approximately $1,200,000 and $4,400,000 as of December 31, 2006 and 2007, respectively.

A reconciliation of the differences between the effective and statutory income tax rates are as follows for the years ended December 31, 2007 and 2006:

	2007	2006
Federal statutory rate- 34%	$884,895	$(210,709)
State tax rate- 6%	156,158	(37,184)
Change in anticipated applicable rates	22,543	(5,368)
Income tax Provision	$1,063,596	$(253,261)

Deferred income tax expense amounted to approximately $750,000 and $120,000 for 2007 and 2006, respectively.

Note 8: Related Party Transactions

Related parties provided services to Beeman Drilling and were employed by Beeman Drilling during 2006 and 2007. Beeman Drilling owed related parties $55,210 as of December 31, 2007. Interest has not been accrued or imputed on the amounts owed to related parties as they settled on a current basis. Beeman Drilling paid related parties $79,557and $129,700 in the nature of services charged to cost of revenues, during 2007 and 2006, respectively. Beeman Drilling paid related parties $325,000 and $ 301,359 in the nature of services charged to selling, general and administrative expenses, during 2007 and 2006, respectively.

Note 9: Margin Loan Payable

Beeman Drilling has an outstanding margin loan due to a financial institution totaling $202,554 at December 31, 2007.  Interest is applied to the average daily balance and is at 8.125% as of December 31, 2007.

-F 21-

SELECTED UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet and statement of operations and related notes are presented to show the pro forma effects of the acquisition of Best Well Services, Inc. ("BWS") and Bob Beeman Drilling Company ("BBD").  The pro forma condensed consolidated statement of operations for the year ended January 31, 2008 is presented to show income from continuing operations as if the BWS and BBD acquisitions occurred as of the beginning of the period. The pro forma condensed consolidated balance sheet as of January 31, 2008 is presented to show the financial position as if the BWS and BBD acquisitions occurred as of January 31, 2008.

Pro forma data are based on assumptions and include adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements. The pro forma data are not necessarily indicative of the financial results that would have been attained had the acquisition of BWS and BBD occurred on the dates referenced above and should not be viewed as indicative of operations in future periods. The unaudited pro forma condensed consolidated balance sheet and statement of operations should be read in conjunction with notes thereto and the financial statements as of and for the year ended January 31, 2008 for Best Energy Services and the financial statements as of and for the year ended December 31, 2007 for BWS and BBD included elsewhere in this Form 10-K.

The unaudited pro forma condensed consolidated financial statements have been restated to show the effect of management's reassessment of the amount of deferred tax liabilities and goodwill associated with these transactions.

-F 22-

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	Best			Pro Forma		Pro Forma
	Energy	BWS	BBD	Adjustments		Consolidated
Assets						(Restated)
Cash	$5	$1,869,542	$53,898	$7,603,200	(a) **	$8,205
				15,135,000	(c)
				2,850,000	(e)
				(22,369,542)	(g)
				(4,603,898)	(h)
				(530,000)	(i)
Trading securities	-	772,765	8,895,754	(772,765)	(g)	-
				(8,895,754)	(h)
Accounts receivable and other current assets	-	2,532,909	722,193	(2,032,909)	(g)	500,000
				(722,193)	(h)
Total current assets	5	5,175,216	9,671,845			508,205
Deferred financing cost	-	-	-	2,500,000	(a)	2,750,000
				250,000	(c)
Property and equipment, net	-	4,563,400	977,959	16,147,271	(g)	27,822,403
				6,133,773	(h)
Goodwill	-	-	-	5,162,943	(g)	5,692,943
				530,000	(i)
Total assets	5	9,738,616	10,649,804			36,773,551

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued expenses	10,141	390,460	351,733	(390,460)	(g)	10,141
				(351,733)	(h)
Due to related party	22	-	55,210	(55,210)	(h)	22
Due to American Rig Housing	-	-	-	200,000	(h)	200,000
Deferred income taxes	-	-	1,774,342	5,773,614	(g)	8,135,346
				587,390	(h)
Current portion of notes payable	-	267,040	202,554	(267,040)	(g)	-
				(202,554)	(h)
Total current liabilities	10,163	657,500	2,383,839			8,345,509
Revolving note payable	-	-	-	15,385,000	(c) **	15,385,000
Term note payable	-	-	-	2,850,000	(e)	2,850,000
Notes payable	-	201,942	-	(201,942)	(g)	-
Deferred income taxes	-	520,592	-	(520,592)	(g)	-
Redeemable Convertible Series A Preferred Stock	-	-	-	10,026,000	(a)	10,026,000
Total liabilities	10,163	1,380,034	2,383,839			36,606,509

Stockholders' equity (deficit)
Common stock	9,685	30,000	100,000	6,963	(a)	17,273
				(29,375)	(g)
				(100,000)	(h)
Additional paid-in capital	98,109	41,540	-	70,237	(a)	267,721
				57,835	(g)
Retained earnings (deficit)	(117,952)	8,287,042	8,165,965	(8,287,042)	(g)	(117,952)
				(8,165,965)	(h)
Total stockholders' equity	(10,158)	8,358,582	8,265,965			167,042
Total liabilities and stockholders' equity	5	9,738,616	10,649,804	7,949,780		36,773,551

** Unused available borrowing capacity of $2,500,000

See notes to unaudited pro forma condensed consolidated financial statements.

-F 23-

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Actual				Pro Forma		Pro Forma
	Best Energy	BWS	BBD		Adjustments		Consolidated
Revenues	$-	$17,746,048	$4,650,567				$22,396,615
Cost of revenues	-	8,624,319	2,447,087		(79,557)	(l)	10,991,849
Cost of revenues-depreciation	-	1,094,645	220,733		1,414,411	(j)**	2,729,789
Gross margin on drilling operations	-	8,027,084	1,982,747				8,674,977
Operating expenses:
General and administrative	97,826	4,279,082	2,013,129		(1,778,000)	(l)	4,612,037
General and administrative-depreciation			5,647				5,647
General and administrative - related party	-	39,365	325,000		(364,365)	(l)	-
Total operating expenses	97,826	4,318,447	2,343,776				4,617,684
Operating income (loss)	(97,826)	3,708,637	(361,029)				4,057,293
Other income (expense):
Investment income (loss)	-	66,960	2,985,420		(3,052,380)	(k)	-
Amortization of deferred financing cost	-	-	-		(2,262,500)	(d)	(2,262,500)
Interest expense	-	106,539	(21,759	)-	(701,820)	(b)	(1,893,490)
					(199,500)	(f)
					(1,076,950)	(d)
Total other income (expense)	-	173,499	2,963,661				(4,155,990)
Income (loss) before income taxes	(97,826)	3,882,136	2,602,632				(98,697)
Income tax (expense) recovery	-	(1,430,374)	(1,063,596)		2,528,514	(m)	34,544
Net income (loss)	(97,826)	2,451,762	1,539,036				(64,153)+

Net income per share:
Basic and diluted	$(0.01)						$(0.01)
Weighted average shares outstanding:
Basic and diluted	9,685,000				882,500		10,567,500

Total Depreciation is $2,735,436

See notes to unaudited pro forma condensed consolidated financial statements.

-F 24-

BEST ENERGY SERVICES, INC.
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. Pro Forma Adjustments:

The unaudited pro forma condensed consolidated financial statements reflect the following adjustments:

(a)
Record the net proceeds from the $8,640,000 private offering of units, net of cash placement agent fees of $1,036,800.  The Company also issued an additional 2,500 units valued at $2,500,000 in exchange for the counterparty providing additional cash collateral for the Revolving Notes.  The value of these units, net of cash placement agent fees of $300,000, has been recorded as deferred financing costs and will be amortized over the period in which the cash collateral is available.

(b)	Record redemption of preferred stock interest on redeemable convertible preferred stock.
(c)	Record borrowing $15,135,000, net of fees, under Revolving Note Agreement to fund acquisitions.
(d)	Record interest expense on Revolving Note Agreement and amortization of deferred financing costs.
(e)	Record borrowing $2,850,000 under Term Note Agreement.
(f)	Record interest expense on Term Note Agreement.
(g)	Record acquisition of BWS and allocation of purchase price.
(h)	Record acquisition of BBD and allocation of purchase price.
(i)	Record transaction costs associated with acquisition and financing.
(j)	Record incremental depreciation on property and equipment as a result of the acquisition of BWS and BBD.
(k)	Reverse investment income (loss) as trading securities will not be included in acquisition of BWS and BBD.
(l)	Eliminate related party expenses incurred by BWS and BBD which will not be incurred acquisitions.
(m)	Adjust tax expense based on income statement adjustments.

-F 25-

BEST ENERGY SERVICES, INC.

21,907,166 Shares

Common Stock

1,581,570 Shares

Series A Preferred Stock

PROSPECTUS

The date of this prospectus is __________ ___, 2008

Until _______ __, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-F 26-

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the registrant.

Securities and Exchange Commission Filing Fee		$2,150
Printing Fees and Expenses	$
Legal Fees	$
Accounting and Auditor Fees	$
Miscellaneous Fees		$0
Total	$

ITEM 14.INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Chapter 78 of the Nevada Revised Statutes (the "Nevada Statute") contains provisions that eliminate the personal monetary liability of directors and officers to us and our stockholders as a result of any act or failure to act in his capacity as a director or officer.  To the extent certain claims against directors or officers are limited to equitable remedies, these may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care.  Additionally, equitable remedies may not be effective in many situations.  If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed.  In such a situation, it is possible that we and our stockholders would have no effective remedy against the directors or officers.

Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute.  The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties to actions, suits or proceedings against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.   The indemnification pursuant to the Nevada Statute and advancement of expenses authorized in or ordered by a court pursuant to the Nevada Statute does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court or for the advancement of expenses made pursuant to the Nevada Statute, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person. our bylaws provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers.  We currently have a directors' and officers' liability insurance policy in effect providing $10.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

In the last three years we have sold the following unregistered securities:

On April 14, 2008, we announced that we had completed the sale Units consisting of 625 shares of our common stock and 90 shares of our Series A Preferred Stock, to institutional and accredited purchasers at a purchase price of $1,000 per Unit (the "Offering").  We issued a total of 8,478,750 shares of common stock and 1,220,940 shares of Series A Preferred Stock to institutional and accredited investors, for total gross proceeds of $13.566 million.  None of the Units or the underlying shares of common or Series A Preferred Stock sold in the Offering have been registered under the Securities Act or under any state securities laws.  The issuance and sale of these securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act and certain private placement exemptions under applicable state securities laws.

We retained Andrew Garrett, Inc. of New York as our exclusive placement agent.  Pursuant to our agreement, we paid Andrew Garrett a cash commission of 10% of the gross proceeds of the Offering, plus a non-allocable expense allowance of 2%, and warrants to purchase 10% of Units sold at any time over the next five years at an exercise price of $1,000 per Unit.  We have issued 1,507 unit warrants to Andrew Garrett or qualified selling agents as designated by Andrew Garrett.  We have agreed to include the common and Series A Preferred Stock that underlie the Units in the Warrants in any registration statement we file.  These warrants were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On March 17, 2008, the Board of Directors awarded options to Mr. James Byrd, a member of our Board of Directors, to purchase a total of 75,000 shares of our common stock, 25,000 at an exercise price of $0.16 per share which vest immediately and 50,000 at an exercise price of 0.50 per share which vest in March 2009.  These grants were made pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On March 5, 2008, the Board of Directors awarded options to the following Directors: Mark Harrington, Joel Gold, David Gad, and Tony Bruce.  They each were awarded options to purchase a total of 75,000 shares of our common stock, 25,000 at an exercise price of $0.16 per share and 50,000 at an exercise price of $0.50 per share.  The $0.16 options vested immediately and the $0.50 options vest on March 5, 2009.  The Directors also granted warrants to Christy Albeck, a contractor to the Company, to purchase a total of 75,000 shares of our common stock, 25,000 at an exercise price of $0.16 per share and 50,000 at an exercise price of $0.50 per share.  The $0.16 warrants vested immediately and the $0.50 warrants vest on March 5, 2009. These grants were made pursuant to Section 4(2) of the Securities Act of 1933, as amended.

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On March 5, 2008, in connection with his appointment as Chief Operations Officer for the Company, Mr. Charles Daniels was awarded 150,000 unregistered common shares of the Company and 150,000 five-year warrants to purchase our common stock at an exercise price of $0.50.  The warrants will vest on December 31, 2008. On the same date, Mr. James W. Carroll was awarded 150,000 unregistered common shares of the Company and 150,000 five-year options to purchase our common stock at an exercise price of $0.50.  The options will vest on December 31, 2008.  On the same date, Mr. Larry W. Hargrave was awarded 300,000 five-year options to purchase our common stock at an exercise price of $0.16 and 300,000 five-year options to purchase our common stock at an exercise price of $0.50.  The $0.16 options vested immediately and the $0.50 options will vest on December 31,2008.  These grants of unregistered shares, warrants and options were made pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On February 27, 2008, we issued 6,200,000 shares of our common stock to the designees of American Rig Housing, Inc., in connection with the acquisition of certain assets from ARH.  In addition, we also agreed to issue Drill Site Services & Investments LLC common stock valued at $50,000 based on a 10-day volume weighted average price (calculated as 23,372 shares), commencing with the first day of trading in connection with the acquisition of certain assets from DSS.  We have also agreed to issue Tony Bruce common stock valued at $100,000 based on a 10-day volume weighted average price (calculated as 46,744 shares), commencing on the first day of trading in connection with the acquisition of Best Well Service, Inc., of which Tony Bruce was the owner.  As such, DSS was issued 23,372 shares of common stock and Mr. Bruce was issued 46,744 shares of common stock.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On February 14, 2008, we issued 1,562,500 shares of common stock and 225,000 shares of Series A Preferred Stock to Morris Gad in conjunction with his pledge of assets made pursuant to a cash collateral agreement between Morris Gad, the Company and PNC Bank.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On February 14, 2008, we issued 200,000 warrants to purchase our common stock to Elite Financial Communications Group, LLC.  Of these, 50,000 warrants vested immediately with an exercise price of $0.20; 50,000 warrants vested March 29, 2008 with an exercise price of $0.24; 50,000 warrants will vest June 27, 2008 with an exercise price of $0.28; and, 50,000 warrants will vest September 25, 2008 with an exercise price of $0.32.  The term of the warrants shall expire 24 months from the date the Registration Statement registering the shares underlying the warrants is deemed effective.

ITEM 16.	EXHIBITS.

Exhibit No.	Description
2.1	Asset Purchase Agreement - American Rig Housing, Inc. dated February 25, 2008 (Previously filed as Exhibit 2.1 to Current Report on Form 8-K filed by the Company with the SEC on March 4, 2008).
2.2	Asset Purchase Agreement - BB Drilling Co. dated February 25, 2008 (Previously filed as Exhibit 2.2 to Current Report on Form 8-K filed by the Company with the SEC on March 4, 2008).
2.3	Asset Purchase Agreement - Drill Site Services, LLC dated February 25, 2008 (Previously filed as Exhibit 2.3 to Current Report on Form 8-K filed by the Company with the SEC on March 4, 2008).
3.1
Articles of Incorporation of the Company dated August 11, 2005 (Previously filed as Exhibit 3.1 to the Registration Statement on Form SB-2, File No. 333-142350, filed by the Company with the SEC on April 25, 2007).

3.2	Bylaws of the Company (Previously filed as Exhibit 3.2 to the Registration Statement on Form SB-2, File No. 333-142350, filed by the Company with the SEC on April 25, 2007).
3.3	Certificate of Designation - Series A Preferred Stock (Previously filed as Exhibit 3.1 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
3.4	Certificate of Correction-Series A Preferred Stock (Filed herewith).
4.1	Form of Common Stock certificate (Previously filed as Exhibit 4.1 to the Registration Statement on Form SB-2, File No. 333-142350, filed by the Company with the SEC on April 25, 2007).
4.2	Form of Series A Preferred Stock Certificate [To be filed by amendment].
4.3	Registration Rights Agreement - Hybrook Resources Corp (Filed herewith).
4.4	Form of Unit Warrant [To be filed by amendment].
4.5	Form of Warrant [To be filed by amendment].
5.1	Opinion of Cane Clark, LLP [To be filed by amendment].
10.1	Stock Purchase Agreement - Best Well Services, Inc. dated February 14, 2008 (Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.2	Stock Purchase Agreement - Bob Beeman Drilling Co. dated February 14, 2008 (Previously filed as Exhibit 10.2 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.3	Escrow Agreement - Tony Bruce dated February 14, 2008 (Previously filed as Exhibit 10.3 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.4	Demand Note - Tony Bruce dated February 14, 2008 (Previously filed as Exhibit 10.4 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.5	Release Agreement - Tony Bruce dated February 14, 2008 (Previously filed as Exhibit 10.5 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
+10.6	Employment Agreement - Tony Bruce (Previously filed as Exhibit 10.6 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.7	Noncompetition, Nondisclosure and Non-solicitation Agreement - Tony Bruce (Previously filed as Exhibit 10.7 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.8	Lease Agreement - Tony Bruce (Previously filed as Exhibit 10.8 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.9	Escrow Agreement - Robert L. Beeman dated February 14, 2008 (Previously filed as Exhibit 10.9 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.10	Demand Note - Robert L. Beeman dated February 14, 2008 (Previously filed as Exhibit 10.10 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.11	Release Agreement - Robert L. Beeman dated February 14, 2008 (Previously filed as Exhibit 10.11 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.12
Noncompetition, Nondisclosure and Non-solicitation Agreement - Robert L. Beeman (Previously filed as Exhibit 10.12 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).

10.13	Lease Agreement - Robert L. Beeman (Previously filed as Exhibit 10.13 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.14	Revolving Credit, Term Loan and Security Agreement dated February 14, 2008 (Previously filed as Exhibit 10.14 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.15	Term Note dated February 14, 2008 (Previously filed as Exhibit 10.15 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.16	Revolving Credit Note dated February 14, 2008 (Previously filed as Exhibit 10.16 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.17	Pledge Agreement dated February 14, 2008 (Previously filed as Exhibit 10.17 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.18	Collateral Assignment - Robert L. Beeman dated February 14, 2008 (Previously filed as Exhibit 10.18 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.19	Collateral Assignment - Tony Bruce dated February 14, 2008 (Previously filed as Exhibit 10.19 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.20	Placement Agent Agreement - Andrew Garrett, Inc. (Previously filed as Exhibit 10.20 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
10.21	Cash Collateral Agreement - Morris Gad dated February 14, 2008 (Previously filed as Exhibit 10.21 to Current Report on Form 8-K filed by the Company with the SEC on February 21, 2008).
+10.22	Employment Agreement dated March 3, 2008 - Larry W. Hargrave (Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed by the Company with the SEC on May 22, 2008).
+10.23	Employment Agreement dated March 5, 2008 - James W. Carroll (Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed by the Company with the SEC on May 22, 2008).
+10.24	Employment Agreement dated April 1, 2008 - Chuck Daniels (Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed by the Company with the SEC on April 7, 2008).
+10.25	Form of Director Stock Option Agreement [To be filed by amendment].
21.1	List of Company's Subsidiaries (Previously filed as Exhibit 21.1 to Annual Report on Form 10-K filed by the Company with the SEC on May 5, 2008).
23.1	Consent of Malone & Bailey, PC (Filed herewith).
23.2	Consent of Amisano Hanson, Chartered Accountants (Filed herewith).
23.3	Consent of Cane Clark, LLP (Included in Exhibit 5.1).
24.1	Power of Attorney (Included on signature page).
______________
+	Management contract, compensatory plan or arrangement

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ITEM 17.UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GlobalSCAPE, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 9, 2008.

BEST ENERGY SERVICES, INC..

By:  /s/  Larry W. Hargrave
 Name:  Larry W. Hargrave
 Title:  Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry W. Hargrave and James W. Carroll or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any related Registration Statement filed pursuant to Rule 462(b) under the Security Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorney-in-fact and agents, full power and authority to do and to perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them or their substitutes or substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 9, 2008.

Signature	Title

/s/ Larry W. Hargrave Larry W. Hargrave	Chairman, President, Chief Executive Officer, Secretary and Director (Principal Executive Officer)

/s/ James W. Carroll James W. Carroll	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)

/s/ Tony Bruce Tony Bruce	Vice President and Director

/s/ Mark Harrington Mark Harrington	Director

/s/ Joel Gold Joel Gold	Director

/s/ James Byrd James Byrd	Director

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